                                                FILED PURSUANT TO RULE 424(b)(3)
                                                     REGISTRATION NOS. 333-62999
                                                                    333-62999-01

PROSPECTUS

                              [OCEAN ENERGY LOGO]

                               OFFER TO EXCHANGE

                     7 5/8% SENIOR NOTES DUE 2005, SERIES B
           FOR ALL OUTSTANDING 7 5/8% SENIOR NOTES DUE 2005, SERIES A

                     8 1/4% SENIOR NOTES DUE 2018, SERIES B
           FOR ALL OUTSTANDING 8 1/4% SENIOR NOTES DUE 2018, SERIES A

              8 3/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES B
    FOR ALL OUTSTANDING 8 3/8% SENIOR SUBORDINATED NOTES DUE 2008, SERIES A

               PAYMENT FULLY AND UNCONDITIONALLY GUARANTEED ON AN
                     UNSECURED BASIS BY OCEAN ENERGY, INC.,
                            A LOUISIANA CORPORATION
                             ---------------------

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., E.D.T., ON OCTOBER 23, 1998, UNLESS EXTENDED.

     Ocean Energy, Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letters of transmittal (the "Letters of Transmittal" and, together with this Prospectus, the "Exchange Offer"), to exchange (i) up to an aggregate principal amount of $125,000,000 of its 7 5/8% Senior Notes due 2005, Series B (the "2005 Senior Exchange Notes"), for its outstanding 7 5/8% Senior Notes due 2005, Series A (the "Old 2005 Senior Notes"), (ii) up to an aggregate principal amount of $125,000,000 of its 8 1/4% Senior Notes due 2018, Series B (the "2018 Senior Exchange Notes" and, collectively with the 2005 Senior Exchange Notes, the "Senior Exchange Notes"), for its outstanding 8 1/4% Senior Notes due 2018, Series A (the "Old 2018 Senior Notes" and, collectively with the Old 2005 Senior Notes, the "Old Senior Notes"), and (iii) up to an aggregate principal amount of $250,000,000 of its 8 3/8% Senior Subordinated Notes due 2008, Series B (the "Senior Subordinated Exchange Notes") for its outstanding
8 3/8% Senior Subordinated Notes due 2008, Series A (the "Old Senior Subordinated Notes"). The 2005 Senior Exchange Notes, 2018 Senior Exchange Notes, Old 2005 Senior Notes and Old 2018 Senior Notes are sometimes collectively referred to herein as the "Senior Notes." The Senior Subordinated Exchange Notes and Old Senior Subordinated Notes are together sometimes referred to herein as the "Senior Subordinated Notes." The Old Senior Notes and Old Senior Subordinated Notes are sometimes referred to herein collectively as the "Old Notes." The Senior Exchange Notes and Senior Subordinated Exchange Notes are sometimes referred to herein collectively as the "Exchange Notes." The Old Notes and Exchange Notes are sometimes referred to herein together as the "Notes."

     The Exchange Notes will be obligations of the Company entitled to the benefits of the indentures relating to the Old Notes. The form and terms of each of the 2005 Senior Exchange Notes, 2018 Senior Exchange Notes and Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of each of the Old 2005 Senior Notes, Old 2018 Senior Notes and Old Senior Subordinated Notes, respectively, except that (i) the offering of each of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (ii) each of the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. Following the Exchange Offer, any holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof and, as a general matter, the Company will not have any further obligation to such holders to provide for registration under the Securities Act of transfers of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

                                             (Cover text continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS WHICH INVESTORS SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER AND AN INVESTMENT IN THE EXCHANGE NOTES OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

               The date of this Prospectus is September 21, 1998.

     The Old Senior Notes are, and the Senior Exchange Notes will be, unsecured senior indebtedness of the Company and will rank pari passu with all other unsecured unsubordinated indebtedness of the Company. The Old Senior Notes are, and the Senior Exchange Notes will be upon issue, fully and unconditionally guaranteed on an unsecured senior basis by Ocean Energy, Inc., a Louisiana corporation and indirect wholly-owned subsidiary of the Company ("OEI Louisiana" or the "Initial Subsidiary Guarantor"), and will rank pari passu in right of payment with all other existing and future senior obligations of the Initial Subsidiary Guarantor and senior in right of payment to all existing and future obligations of the Initial Subsidiary Guarantor that are subordinated to such Senior Guarantee (as defined herein) (including the guarantees of the Senior Subordinated Notes and the Existing Notes (as defined herein)). In addition, if any other Restricted Subsidiary (as defined herein) guarantees Indebtedness (as defined herein) of the Company (including Indebtedness under the New Credit Facility (as defined herein)), the Company will cause the Senior Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a pari passu or senior basis. The Senior Guarantees will be subject to release and discharge as provided in each of the Senior Indentures (as defined herein). See "Description of Senior Notes -- Senior Guarantees."

     The Old Senior Subordinated Notes are, and the Senior Subordinated Exchange Notes will be, unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company, including, without limitation, the Existing Notes. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes will be subordinated, as set forth in the Senior Subordinated Indenture (as defined herein), in right of payment to the prior payment in full of all Senior Indebtedness, including, without limitation, the Company's obligations under the New Credit Facility and the Senior Notes. The Old Senior Subordinated Notes are, and the Senior Subordinated Exchange Notes will be upon issue, fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Initial Subsidiary Guarantor and will rank pari passu in right of payment with all other existing and future senior subordinated obligations of the Initial Subsidiary Guarantor (including the guarantees of the Existing Notes). The indebtedness evidenced by the Senior Subordinated Guarantee (as defined herein) will be subordinated on the same basis to Guarantor Senior Indebtedness (as defined herein) as the Senior Subordinated Notes are subordinated to Senior Indebtedness (as defined herein). In addition, if any other Restricted Subsidiary guarantees Indebtedness of the Company, the Company will cause the Senior Subordinated Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a senior subordinated basis. The Senior Subordinated Guarantees will be subject to release and discharge as provided in the Senior Subordinated Indenture. See "Description of Senior Subordinated Notes -- Senior Subordinated Guarantees."

     The Old Notes were sold by the Company on July 8, 1998 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., J.P. Morgan Securities Inc., Lehman Brothers, Inc. and Salomon Brothers Inc (collectively, the "Initial Purchasers") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act (the "Initial Offering"). The Initial Purchasers placed the Old Notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act ("Rule 144A")) ("Qualified Institutional Buyers" or "QIBs"), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereby in order to satisfy the obligations of the Company under a registration rights agreement among the Company and the Initial Purchasers relating to the Old Notes (the "Registration Rights Agreement").

     The 2005 Senior Exchange Notes will bear interest at a rate of 7 5/8% per annum, the 2018 Senior Exchange Notes will bear interest at a rate of 8 1/4% per annum and the Senior Subordinated Exchange Notes will bear interest at a rate of 8 3/8% per annum. Interest on each of the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999. Holders of Exchange Notes of record on January 1, 1999 will receive on January 15, 1999 an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to January 15, 1999, plus
(y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 8,

1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The 2005 Senior Exchange Notes mature on July 1, 2005, the 2018 Senior Exchange Notes mature on July 1, 2018 and the Senior Subordinated Exchange Notes mature on July 1, 2008.

     The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn prior to 5:00 p.m., E.D.T., on the date the Exchange Offer expires, which will be October 23, 1998, unless the Exchange Offer is extended (the latest date and time to which the Exchange Offer is extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., E.D.T., on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions that may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. See "Exchange Offer; Registration Rights." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. There will be no cash proceeds to the Company from the Exchange Offer.

     Each of the Old Notes were initially represented by a single, global Old Note (the "Global Old Notes") in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company ("DTC" or the "Depositary"), as depositary. Each of the Exchange Notes exchanged for Old Notes represented by the Global Old Notes will be initially represented by a single, global Exchange Note (the "Global Exchange Notes") in registered form, registered in the name of the Depositary. See "Book Entry; Delivery and Form." References herein to "Global Notes" shall be references to the Global Old Notes and the Global Exchange Notes.

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission"), the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must agree that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal (the "Letter of Transmittal") states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Old Notes or the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, and the market for similar securities as well as the Company's results of operations and its financial condition.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST

NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATIONS THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation, statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the planned capital expenditures, increase in oil and gas production, the number of anticipated wells to be drilled in 1998 and thereafter, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revisions of such estimate and such revisions, if significant, would change the schedule of any further production and development drilling. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in this Prospectus, including without limitation in conjunction with the forward-looking statements attributable to the Company or persons acting on its behalf, and are expressly qualified in their entirety by such factors.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus and the financial statements, including the notes thereto, incorporated by reference herein. Unless the context otherwise requires, (i) references to "OEI" mean Ocean Energy, Inc., a Delaware corporation, and all references to the "Company" mean OEI and its consolidated subsidiaries taken as a whole, (ii) references to "dollars" and "$" mean United States ("U.S.") dollars, (iii) references to "pro forma," as of any date or for any period of presentation, unless otherwise indicated, give effect to this Exchange Offer as if it had occurred as of any such date or at the beginning of the period presented, as the case may be, (iv) references to "fiscal," "fiscal year" or "year end" mean the Company's fiscal year ending on December 31 of each year and
(v) historical financial and operating results include the results of United Meridian Corporation, a Delaware corporation ("UMC"). Certain terms relating to the oil and gas business are defined in the "Glossary of Certain Oil and Gas Terms" section of this Prospectus.

     This Prospectus contains certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, which may cause actual results to differ significantly from such forward-looking statements. See "Disclosure Regarding Forward-Looking Statements" and "Risk Factors."

                                  THE COMPANY

     The Company is one of the largest independent oil and gas exploration and production companies in the U.S., with a market enterprise value of approximately $3.0 billion (market value of equity plus debt). The Company was created in March 1998 by the strategic merger (the "Merger") of OEI and UMC, which Merger brought together the complementary strengths and opportunities inherent in each company, while substantially increasing the combined Company's financial profile. On a combined basis, the Company generated earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") of $404.9 million for the twelve months ended June 30, 1998. As of December 31, 1997, the Company had estimated proved reserves of approximately 137.6 MMBbls of oil (51% of total proved reserves) and 797.9 Bcf of natural gas (49% of total proved reserves) for a total of 270.6 MMBOE, with a Present Value of Future Net Revenues of approximately $1.3 billion and a Standardized Measure of Discounted Future Net Cash Flows of approximately $1.2 billion. The Company holds a diversified portfolio of properties with both domestic and international exposure organized into three primary operating units: (i) the continental shelf and deepwater areas of the Gulf of Mexico (the "Gulf of Mexico Region"); (ii) the West African countries of Cote d'Ivoire, Equatorial Guinea and Angola, and the Asian Basin countries of Pakistan and Bangladesh (the "International Region"); and (iii) certain onshore areas of North America, including Western Canada and the Midcontinent and Rocky Mountain regions of the U.S. (the "North American Onshore Region").

     Gulf of Mexico Region. In the Gulf of Mexico Region, the Company held interests in 0.9 million gross (0.5 million net to the Company) acres as of December 31, 1997, and currently holds 184 shelf and 45 deepwater blocks. On the continental shelf, the Company's operations are in three primary areas: (i) the Mississippi River Delta located in state and federal waters near the mouth of the Mississippi River (the "Mississippi River Delta"); (ii) the Central Gulf of Mexico located in the shallow federal waters offshore Louisiana (the "Central Gulf"); and (iii) the western portion of the Gulf of Mexico (the "Western Gulf"). In the deepwater Gulf of Mexico, the Company's blocks are located offshore Louisiana in water depths ranging from 2,500 to 7,500 feet, where the Company expects to commence drilling operations in 1999. As of December 31, 1997, the Company had approximately 115.6 MMBOE of proved reserves attributable to the Gulf of Mexico Region (approximately 43% of the Company's total proved reserves) with average daily production during the first six months of 1998 of
64.4 MBOE per day.

     International Region. In the International Region, the Company currently holds interests in 12 West African blocks (two of which are currently under production), totaling approximately 6.7 million gross (2.6 million net to the Company) acres, in Cote d'Ivoire, Equatorial Guinea and Angola. In addition, the Company has interests in the Asian Basin countries of Pakistan, covering 7.7 million gross (5.8 million net to the Company) acres in five blocks, and Bangladesh, covering 3.3 million gross (1.3 million net to the Company) acres in one block, where seismic and geophysical evaluations are ongoing. The Company's acreage in the International Region is generally held pursuant to production sharing contracts ("PSCs") with host governments. Under the Company's 18 PSCs (15 of which the Company operates), the Company holds contract interests ranging from 15% to 100%. As of December 31, 1997, the Company had approximately 68.0 MMBOE of proved reserves attributable to the International Region (approximately 25% of the Company's total proved reserves) with average daily production during the first six months of 1998 of 21.4 MBOE per day.

     North American Onshore Region. At December 31, 1997 in the North American Onshore Region, the Company had interests in 2.9 million gross (1.0 million net to the Company) acres in 15 states and Western Canada. Domestically, the Company conducts activities in two primary areas: (i) certain Midcontinent areas, including the Anadarko Basin and onshore Texas; and (ii) certain Rocky Mountain areas, including operations in Montana and Wyoming. The Company's Canadian assets are located in Western Alberta, Canada. As of December 31, 1997, the Company had approximately 87.0 MMBOE of proved reserves attributable to the North American Onshore Region (approximately 32% of the Company's total proved reserves) with average daily production during the first six months of 1998 of
29.3 MBOE per day.

     The Company has a successful record of production growth with an average annual growth rate in excess of 30% for the three-year period ended December 31, 1997. The Company continued to increase production during the six months ended June 30, 1998, reporting daily average production exceeding 115 MBOE for such period compared to 92 MBOE for all of 1997. In 1997, the Company's capital expenditures (excluding acquisitions) totaled approximately $600 million, $250 million of which was directed to exploration. During 1997, 398 total gross wells were drilled, of which 86 gross were exploratory wells with a 55% success rate and 312 were development wells with a 93% success rate. In 1998, the Company has budgeted approximately $650 million for capital expenditures, of which approximately 60% will be used for development and approximately 40% will be directed to exploration drilling, seismic and leasehold acquisitions. Of this total, approximately $355 million will be spent in the Gulf of Mexico Region, $217 million will be spent in the International Region and $78 million will be spent in the North American Onshore Region. Management anticipates that this budget will permit the Company to drill approximately 420 total wells in 1998, approximately 100 of which are expected to be exploratory wells and 320 of which are expected to be development wells.

COMPANY STRENGTHS

     Substantial portfolio of exploration opportunities. The Company has a substantial inventory of exploration projects for the next several years providing opportunities to significantly increase reserves, production and cash flow. The Company's domestic exploration inventory includes opportunities which provide near-term reserve, production and cash flow growth potential. In addition, the Company has high-impact exploration prospects in the deepwater areas of the Gulf of Mexico Region and certain West African and Asian Basin countries in the International Region providing long-term growth potential. As part of its efforts in each of these regions, the Company has entered into a number of exploration alliances (some of which it also operates) both domestically and internationally with several major oil and gas companies and/or their respective affiliates and subsidiaries, including Shell Oil Company ("Shell"), Mobil Corporation ("Mobil"), Exxon Corporation ("Exxon"), Petrofina and Conoco, Inc. ("Conoco"). The Company owns a large inventory of 3-D and 2-D seismic data in and around its core properties and uses state-of-the-art seismic evaluation technology in its exploration activities in order to reduce risks and lower costs. Year to date through June 30, 1998, the Company has drilled 37 exploratory wells, approximately 62% of which have been successful. The Company anticipates drilling approximately 80 additional exploratory wells in 1998.

     Extensive inventory of lower-risk development projects. The Company currently has an extensive inventory of lower-risk development projects, which should allow the Company to replace a significant percentage of its production irrespective of exploration success. As a result of the Company's successful execution of its business plan, production in 1997 averaged approximately 92 MBOE per day compared to approximately 65 MBOE per day in 1996. Year to date through June 30, 1998, the Company has drilled 62 development wells, 90% of which have been successful, and anticipates drilling approximately 250 additional development wells in 1998. Management expects the Company to grow annual production in 1998 by approximately 30%.

     Balanced composition and geographic diversity of reserves. As of December 31, 1997, the Company's proved reserves were balanced evenly between oil and gas. Additionally, the Company's reserves are diversified geographically, with approximately 43% located in the Gulf of Mexico, 25% located in the Rocky Mountain/ Midcontinent regions, 7% located in Canada, 15% located in Equatorial Guinea and 10% located in Cote d'Ivoire. Approximately 68% of the Company's total proved reserves are considered proved developed. Management believes that the balance provided between the properties located in the Company's operating regions and between commodities lowers the overall risk profile of production as well as the risk profile of the exploration and development opportunities of the Company.

     Efficient operator. The Company operates a substantial portion of its wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its operated fields. Since 1993, the Company has decreased per unit production and operating expenses (excluding ad valorem and production taxes) by 23% from $3.95 per BOE for the year ended December 31, 1993 to $3.04 per BOE for the six months ended June 30, 1998.

     Technical expertise and management depth. The Company believes it has one of the most technically advanced and successful exploration and development groups in the industry. Management believes the Company's technical personnel, including its geoscientists and engineers, have extensive expertise and experience specific to the regions in which the Company operates and provide the Company with a distinct competitive advantage. This technical expertise is further enhanced by a seasoned senior management team with significant experience both specific to the Company's operations and the oil and gas industry in general.

BUSINESS STRATEGY

     Emphasizing exploration in the Gulf of Mexico and International
Regions. The Company will focus its exploration program on the Gulf of Mexico and International Regions where it believes the future prospects for reserve additions and associated long-term production growth are greatest. In particular, the Company's exploration program is designed to provide exposure to selected higher risk, higher potential rate of return prospects, including the deepwater prospects in the Company's inventory. Within these two regions, the Company has over 18.6 million gross (10.2 million net to the Company) acres. The Company has a large inventory of 3-D and 2-D seismic data and other geophysical technology which, along with the application of the Company's technical expertise in its core areas of operations, will be used to evaluate this acreage. The Company expects that approximately $283 million will be dedicated to exploration expenditures, primarily in the Gulf of Mexico and International Regions in 1998.

     Continuing development of existing producing properties. While the Company currently enjoys substantial production from properties in each of its three operating regions, it is actively pursuing the further development of these properties in order to fully exploit its reserves through horizontal and development drilling, 3-D seismic enhanced exploitation drilling, recompletions and waterfloods. This development activity will be focused primarily in Equatorial Guinea, the continental shelf area of the Gulf of Mexico and the North American Onshore Region and will provide a majority of the near-term growth in the Company's production. The Company expects that approximately $367 million will be dedicated to development expenditures in 1998.

     Pursuing strategic acquisitions and international opportunities. The Company is continually evaluating opportunities to acquire producing and exploratory properties which may possess, among others, one or more of the following characteristics: (i) close proximity to the Company's existing operations, (ii) potential opportunities to increase reserves through exploratory drilling and additional recovery or enhancement techniques or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on acquisitions involving producing properties with large acreage positions, it evaluates a broad range of potential transactions. The Company believes that significant opportunities remain in its core international areas of operations. The Company continuously evaluates opportunities to acquire additional PSCs in order to enhance the Company's long-term growth. Company personnel have substantial training, experience and an in-depth knowledge of the Company's operating regions, as well as established relationships with a number of major and large independent energy companies operating in these regions.

     The Company is a corporation organized under the laws of the State of Delaware. The Company's principal executive offices are located at 1201 Louisiana, Suite 1400, Houston, Texas 77002.

                       SUMMARY OF TERMS OF EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $500,000,000 aggregate principal amount of Exchange Notes for up to an equal aggregate principal amount of Old Notes. The Exchange Notes will be obligations of the Company entitled to the benefits set forth in the Indentures (as defined herein). The form and terms of the 2005 Senior Exchange Notes, 2018 Senior Exchange Notes and Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old 2005 Senior Notes, Old 2018 Senior Notes and Old Senior Subordinated Notes, respectively, except that (i) the offering of the Exchange Notes has been registered under the Securities Act, (ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated.

Registration Rights
Agreement..................  The Old Notes were sold by the Company on July 8,
                             1998 to the Initial Purchasers pursuant to a Purchase Agreement, dated July 1, 1998 (the "Purchase Agreement"). Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement which, among other things, grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

The Exchange Offer.........  $1,000 principal amount of Exchange Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered and accepted pursuant to the Exchange Offer. As of the date hereof, $500,000,000 in aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to tendering holders of Old Notes promptly following the Expiration Date. The form and terms of the 2005 Senior Exchange Notes, 2018 Senior Exchange Notes and Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old 2005 Senior Notes, Old 2018 Senior Notes and Old Senior Subordinated Notes, respectively, except for certain transfer restrictions and registration rights relating to the Old Notes.

                             In addition, to comply with the securities laws of certain states of the United States, it may be necessary to qualify for sale or register thereunder the Exchange Notes prior to offering or selling such Exchange Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the Exchange Notes for offer or sale under the securities laws of such states as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the offer or sale of the Exchange Notes in any such jurisdiction.

Resale.....................  Based on existing interpretations of the Securities
                             Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters,
                             (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "Plan of Distribution." Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

Expiration Date............  5:00 p.m., E.D.T., on October 23, 1998, unless the
                             Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  The 2005 Senior Exchange Notes will bear interest at a rate of 7 5/8% per annum, the 2018 Senior Exchange Notes will bear interest at a rate of 8 1/4% per annum and the Senior Subordinated Exchange Notes will bear interest at a rate of 8 3/8% per annum. Each of the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999. Holders of Exchange Notes of record on January 1, 1999 will receive on January 15, 1999 an interest payment in an amount equal to (x) the accrued interest on such Exchange Notes from the date of issuance thereof to January 15, 1999, plus (y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 8, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The 2005 Senior Exchange Notes mature on July 1, 2005, the 2018 Senior Exchange

                             Notes mature on July 1, 2018 and the Senior
                             Subordinated Exchange Notes mature on July 1, 2008.

Conditions to the
  Exchange Offer...........  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to the occurrence of certain conditions. The Company does not expect any of such conditions to occur, although there can be no assurance that such conditions will not occur. Holders of Old Notes will have certain rights under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Conditions to the Exchange Offer" and "Exchange Offer; Registration Rights."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to the Exchange Agent (as defined herein), at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. See "The Exchange Offer -- Procedures for Tendering."

                             Following consummation of the Exchange Offer, holders of Old Notes not tendered as a general matter will not have any further registration rights, and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either (i) make appropriate arrangements to register ownership of the Old Notes in such holder's name or (ii) obtain a properly completed bond power from the registered holder or endorsed certificates representing the Old Notes to be tendered. The transfer of record ownership may take considerable time, and completion of such transfer prior to the Expiration Date may not be possible. See "The Exchange
                             Offer -- Procedures for Tendering."

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available, or who cannot deliver their Old Notes (or complete the procedure for book-entry transfer) and deliver a properly completed Letter of Transmittal and any other documents required by such Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date by furnishing a written or facsimile transmission notice of withdrawal to the Exchange Agent containing the information set forth in "The Exchange
                             Offer -- Withdrawal of Tenders."

Acceptance of Old Notes
  and Delivery of Exchange
  Notes....................  Subject to certain conditions, the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. See "The Exchange
                             Offer -- Procedures for Tendering." Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date.

Exchange Agent.............  U.S. Bank Trust National Association.

Effect on Holders of Old
  Notes....................  Holders of Old Notes who do not tender their Old
                             Notes in the Exchange Offer will continue to hold their Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indentures. All untendered, and tendered but unaccepted, Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and the Indentures. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Old Notes could be adversely affected. See "Risk Factors -- Consequences of Exchange and Failure to Exchange."

     See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                       SUMMARY OF TERMS OF EXCHANGE NOTES

SECURITIES OFFERED

  Senior Exchange Notes....  $125,000,000 principal amount of 7 5/8% Senior
                             Notes due 2005, Series B, and $125,000,000 principal amount of 8 1/4% Senior Notes due 2018, Series B.

  Senior Subordinated
    Exchange Notes.........  $250,000,000 principal amount of 8 3/8% Senior
                             Subordinated Notes due 2008, Series B.

SENIOR EXCHANGE NOTES

  Maturity Date............  July 1, 2005 (for the 2005 Senior Exchange Notes)
                             and July 1, 2018 (for the 2018 Senior Exchange Notes).

  Optional Redemption......  The Senior Exchange Notes of each series may be redeemed, in whole but not in part, at the option of the Company at any time at a redemption price equal to the sum of (i) an amount equal to 100% of the principal amount thereof and (ii) the Senior Make-Whole Premium (as defined herein), together with accrued and unpaid interest to the date fixed for redemption. See "Description of Senior
                             Notes -- Redemption -- Optional Redemption."

  Senior Guarantees........  The Senior Exchange Notes will initially be fully and unconditionally guaranteed by the Initial Subsidiary Guarantor. The Senior Guarantee will be an unsecured senior obligation of the Initial Subsidiary Guarantor and will rank pari passu in right of payment with all other existing and future senior obligations of the Initial Subsidiary Guarantor and senior in right of payment to all existing and future obligations of the Initial Subsidiary Guarantor that are subordinated to such Senior Guarantee (including the guarantees of the Senior Subordinated Exchange Notes and the Existing Notes). In addition, if any other Restricted Subsidiary guarantees Indebtedness of the Company (including Indebtedness under the New Credit Facility), the Company will cause the Senior Exchange Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a pari passu or senior basis. The Senior Guarantees will be subject to release and discharge as provided in each Senior Indenture. See "Description of Senior
                             Notes -- Senior Guarantees."

  Ranking..................  The Senior Exchange Notes of each series will be unsecured senior indebtedness of the Company and will rank pari passu with all other unsecured unsubordinated indebtedness of the Company. The Company is a holding company, conducting substantially all of its business through subsidiaries. As of June 30, 1998, as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility, the Company would have had (i) an aggregate of approximately $1.0 billion of consolidated indebtedness (including the Notes), of which approximately $0.2 million (comprised of the Existing Senior Notes (as defined herein)) would have been pari passu with the Senior Exchange Notes, approximately $759 million (comprised of the Senior Subordinated Notes and the Existing Notes) would have been subordinated to the Senior Exchange Notes and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Notes and (ii) approximately $29.6 million of cash. See "Description of Senior Notes -- Ranking."

  Covenants................  Each Senior Indenture contains certain covenants, including, without limitation, covenants with respect to incurrence of liens and sale/leaseback transactions. See "Description of Senior
                             Notes -- Certain Covenants."

  Mandatory Offer to
    Purchase...............  Upon a Senior Change of Control (as defined herein), each holder of any series of the Senior Exchange Notes may require the Company to purchase all or a portion of such holder's Senior Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of Senior Notes -- Certain Covenants -- Senior Change of Control."

  Trustee..................  Norwest Bank Minnesota, National Association.

SENIOR SUBORDINATED EXCHANGE NOTES

  Maturity Date............  July 1, 2008.

  Optional Redemption......  At any time prior to July 1, 2003, the Senior
                             Subordinated Exchange Notes may be redeemed, in whole but not in part, at the option of the Company at a redemption price equal to the sum of (i) an amount equal to 100% of the principal amount thereof and (ii) the Senior Subordinated Make-Whole Premium (as defined herein), together with accrued and unpaid interest to the date fixed for redemption. At any time on or after July 1, 2003, the Senior Subordinated Exchange Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time and from time to time prior to July 1, 2001, the Company may, subject to certain requirements, redeem up to 33 1/3% of the aggregate principal amount of the Senior Subordinated Exchange Notes originally issued with the net cash proceeds of one or more Public Equity Offerings (as defined herein) by the Company at a redemption price equal to 108.375% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 66 2/3% of the aggregate principal amount of the Senior Subordinated Exchange Notes remains outstanding after each such redemption. See "Description of Senior Subordinated
                             Notes -- Redemption -- Optional Redemption."

  Senior Subordinated
    Guarantees.............  The Senior Subordinated Exchange Notes will initially be fully and unconditionally guaranteed by the Initial Subsidiary Guarantor. The Senior Subordinated Guarantee will be an unsecured senior subordinated obligation of the Initial Subsidiary Guarantor and will rank pari passu in right of payment with all other existing and future senior subordinated obligations of the Initial Subsidiary Guarantor (including the guarantees of the Existing Notes). The indebtedness evidenced by the Senior Subordinated Guarantee will be subordinated on the same basis to Guarantor Senior Indebtedness as the Senior Subordinated Exchange Notes are subordinated to Senior Indebtedness. In addition, if any other Restricted Subsidiary guarantees Indebtedness of the Company, the Company will cause the Senior Subordinated Exchange Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a senior subordinated basis. The Senior Subordinated Guarantees will be subject to release and discharge as provided in the Senior Subordinated Indenture. See "Description of Senior Subordinated
                             Notes -- Senior Subordinated Guarantees."

  Ranking..................  The Senior Subordinated Exchange Notes will be unsecured senior subordinated indebtedness of the Company ranking pari passu with all other existing and future senior subordinated indebtedness of the Company, including, without limitation, the Existing Notes. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Exchange Notes will be subordinated, as set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, including, without limitation, the Company's obligations under the New Credit Facility and the Senior Notes. See "Description of Senior Subordinated
                             Notes -- Ranking" and "-- Subordination." As of June 30, 1998, as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility, the Company would have had (i) an aggregate of approximately $1.0 billion of consolidated indebtedness (including the Notes), of which approximately $250.2 million (comprised of the New Credit Facility, the Senior Notes and the Existing Senior Notes) would have been senior to the Senior Subordinated Exchange Notes, approximately $509 million (comprised of the Existing Notes and the Old Senior Subordinated Notes) would have been pari passu with the Senior Subordinated Exchange Notes, none would have been subordinated to the Senior Subordinated Exchange Notes and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Subordinated Exchange Notes and (ii) approximately $29.6 million of cash. See "Description of Senior Subordinated Notes -- Ranking."

  Certain Covenants........  The Senior Subordinated Indenture contains certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on indebtedness; (ii) limitation on restricted payments; (iii) limitation on issuances and sales of restricted subsidiary stock; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on disposition of proceeds of asset sales; (vii) limitation on guarantees of indebtedness by subsidiaries; (viii) limitation on dividend and other payment restrictions affecting subsidiaries; and (ix) limitation on mergers, consolidations and transfers of assets. During any time the ratings assigned to the Senior Subordinated Notes are no less than BBB - and Baa3, except subsequent to a Change of Control, and provided that no Default or Event of Default (each, as defined herein) has occurred or is occurring, the covenants described under (i),
                             (ii), (iii), (iv), (vi) and (viii) above will be suspended. See "Description of Senior Subordinated Notes -- Certain Covenants."

  Mandatory Offers to
    Purchase...............  Upon a Change of Control (as defined herein), each holder of the Senior Subordinated Exchange Notes may require the Company to purchase all or a portion of such holder's Senior Subordinated Exchange Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of Senior Subordinated Notes -- Certain Covenants -- Change of Control." In the event of certain asset dispositions, the Company will be required to make an offer to purchase the Senior Subordinated Exchange Notes at 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of Senior Subordinated Notes -- Certain Covenants -- Limitation on Disposition of Proceeds of Asset Sales."

  Trustee..................  U.S. Bank Trust National Association. Norwest Bank
                             Minnesota, National Association, and U.S. Bank Trust National Association are together referred to as the "Trustees."

TERMS COMMON TO SENIOR EXCHANGE NOTES
  AND SENIOR SUBORDINATED EXCHANGE NOTES

  Interest Payment Dates...  Interest on the Notes is payable semiannually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  Exchange Offer;
Registration
    Rights.................  Pursuant to the Registration Rights Agreement, the
                             Company has agreed to use its reasonable best efforts to (i) cause to become effective within 120 days after the date of original issuance of the Notes (the "Issue Date") this registration statement (the "Registration Statement") with respect to the Exchange Offer and (ii) cause the Exchange Offer to be consummated within 180 days after the Issue Date. In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) for any other reason the Registration Statement is not declared effective within 120 days after the Issue Date or the Exchange Offer is not consummated within 180 days after the original issuance of the Notes, (iii) upon the request of the Initial Purchasers or (iv) any holder of the Notes is not permitted to participate in the Exchange Offer or does not receive fully tradable Exchange Notes pursuant to the Exchange Offer, the Company will use its reasonable best efforts to cause a shelf registration statement with respect to the resale of the Notes (the "Shelf Registration Statement") to be declared effective under the Securities Act by the 180th calendar day after the Issue Date and to keep the Shelf Registration Statement effective for up to two years from the date the Shelf Registration Statement is declared effective by the Commission.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 15 for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the Exchange Notes.

                SUMMARY HISTORICAL FINANCIAL AND OPERATING DATA

     The summary historical financial data set forth below as of and for the years ended December 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements of the Company and notes thereto incorporated by reference herein giving effect to the Merger under the "pooling of interests" method of accounting. The summary historical financial data set forth below as of and for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements of the Company and notes thereto incorporated by reference herein. The summary historical financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the consolidated financial statements of the Company and the notes thereto incorporated by reference herein. For additional information relating to the Company's operations, see "Business."

                                                                                                FOR THE SIX
                                                                                               MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                    JUNE 30,
                                               --------------------------------------    -------------------------
                                                  1995          1996          1997          1997          1998
                                               ----------    ----------    ----------    ----------    -----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS AND OTHER FINANCIAL
  DATA:
REVENUE & EXPENSE DATA:
Operating revenues...........................   $243,827      $395,834      $552,194      $248,371      $ 275,090
Production costs.............................     82,937        98,396       124,394        58,297         74,230
General & administrative expenses............     21,070        27,366        30,218        13,553         20,200
Depreciation, depletion & amortization.......    101,116       147,643       248,423       105,810        147,498
Interest expense.............................     35,565        40,765        49,134        22,741         21,941
Merger costs(1)..............................         --            --            --            --         39,000
Income (loss) before income taxes............      3,816        81,215       103,212        50,082       (246,488)
Income tax provision (benefit)...............     (1,736)       26,215        40,992        19,097        (83,509)
Net income (loss)(2).........................      5,552        55,000        42,919        30,985       (162,979)
OTHER FINANCIAL DATA AND RATIOS:
EBITDA(3)....................................   $140,497      $269,623      $400,769      $176,521      $ 180,660
Capital expenditures.........................    236,679       441,709       834,358       386,239        407,387
Ratio of EBITDA to interest expense(4).......        4.0x          6.6x          8.2x          7.8x           8.2x
Ratio of earnings to fixed charges(5)........         --           2.4           1.9           2.6             --
Ratio of long-term debt to EBITDA............        3.0           1.6           1.7            --             --
Ratio of long-term debt to book
  capitalization.............................         71%           47%           48%           48%            63%
OPERATING DATA:
Sales volumes:
  Oil (MBbls)................................      8,817        11,543        18,078         7,779         11,134
  Gas (MMcf).................................     56,846        74,165        93,723        42,802         58,230
  MBOE.......................................     18,291        23,904        33,699        14,913         20,839
Average prices(6):
  Oil (per Bbl)..............................   $  17.06      $  21.42      $  18.54      $  19.43      $   13.20
  Gas (per Mcf)..............................       1.54          2.30          2.30          2.24           1.99
Production and operating costs (per
  BOE)(7)....................................       3.55          3.26          3.02          3.20           3.04

                                                                  AS OF
                                                                 JUNE 30,
                                                                   1998
                                                              --------------
                                                               (DOLLARS IN
                                                                THOUSANDS)
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Oil and Gas Assets, Net.....................................    $1,474,003
Total Assets................................................     1,776,130
Long-Term Debt..............................................       987,277
Stockholders' Equity........................................       570,372

---------------

(1) Nonrecurring merger costs of $39.0 million have been recorded in the first quarter of 1998. These costs consist primarily of investment banking and other transaction fees, employee severances and relocation costs as well as the write-off of deferred financing costs related to the former credit facilities replaced by the Existing Credit Facility in March 1998. Before consideration of the $39.0 million of nonrecurring merger costs and the $218.4 million write-down of oil and gas properties, net income would have been $5.3 million for the six months ended June 30, 1998.

(2) Net income for the year ended December 31, 1997 includes the effect of an extraordinary loss, net of income taxes, of $19.3 million resulting from the purchase of approximately $124.8 million of the Existing Senior Notes.

(3) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the nonrecurring merger costs incurred in the quarter ended March 31, 1998, the write-down of oil and gas properties in the quarter ended June 30, 1998 or the extraordinary loss for the year ended December 31, 1997. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not a generally accepted accounting principle measure, but provides additional information for evaluating the Company's ability to make payments in respect of the Notes. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(4) For purposes of determining the ratio of EBITDA to interest expense, interest expense as reported in the Company's Consolidated Statement of Income has not been adjusted by capitalized interest and non-cash amortization of deferred financing costs. If interest expense was adjusted to reflect such amounts, the ratio would have been 3.7x, 6.0x and 6.8x for the years ended December 31, 1995, 1996 and 1997, respectively, and 6.7x and 5.1x for the six months ended June 30, 1997 and 1998, respectively.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, preferred dividend requirements adjusted to a pre-tax basis and an assumed interest portion of rent expense. Earnings to cover fixed charges were insufficient by $2,989 and $261,941 for the year ended December 31, 1995 and for the six months ended June 30, 1998, respectively. Before consideration of the $39.0 million of nonrecurring merger costs and the $218.4 million write-down of oil and gas properties, the ratio of earnings to fixed charges for the six months ended June 30, 1998 would have been 0.9x.

(6) Excludes results of hedging activities which increased (decreased) revenue recognized in the years ended December 31, 1995, 1996 and 1997 by $3.6 million, $(22.6) million and $(1.3) million, respectively, and by $(0.4) million and $11.1 million in the six months ended June 30, 1997 and 1998, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $17.05, $20.24 and $18.54 in the years ended December 31, 1995, 1996 and 1997, respectively, and the average gas price per Mcf received was $1.60, $2.18 and $2.28 in the years ended December 31, 1995, 1996 and 1997, respectively. In the six months ended June 30, 1997 and 1998, the Company's average oil price per Bbl, including hedging activities, received was $19.38 and $14.19, respectively, and the average gas price per Mcf, including hedging activities, received was $2.24 and $1.99 in the three months ended June 30, 1997 and 1998. There was no effect of hedging activities relating to gas during the six months ended June 30, 1998.

(7) Excludes production and ad valorem taxes.

                     SUMMARY HISTORICAL RESERVE INFORMATION

     The following tables set forth information with respect to the Company's proved reserves as of December 31, 1997, as estimated by Netherland, Sewell, & Associates, Inc., Ryder Scott Company and McDaniel & Associates Consultants, Ltd., independent petroleum engineers for the Company. As of December 31, 1997, the average sales prices used for purposes of estimating the Company's proved reserves and the future net revenues therefrom were $2.06 per Mcf of gas and $16.16 per Bbl of oil. For additional information relating to the Company's reserves, see "Risk Factors -- Reliance on Estimates of Proved Reserves" and "Business -- Oil and Natural Gas Reserves" included elsewhere in this Prospectus and Note 17 to the Company's consolidated financial statements incorporated by reference herein.

                                                                       DECEMBER 31, 1997
                                                                       PROVED RESERVES(1)
                                                              ------------------------------------
                                                              DEVELOPED   UNDEVELOPED     TOTAL
                                                              ---------   -----------   ----------
                                                                     (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls)...............................................    87,358       50,244        137,602
  Gas (MMcf)................................................   584,647      213,288        797,935
  MBOE (6 Mcf per Bbl)......................................   184,799       85,792        270,591
Estimated Future Net Revenues (Before Income Taxes).........                            $1,933,000
Present Value of Future Net Revenues (Before Income Taxes;
  Discounted at 10%)........................................                             1,343,000
Standardized Measure of Discounted Future Net Cash
  Flows(2)..................................................                             1,220,000

---------------

(1) In accordance with rules and regulations of the Commission, the pre-tax Estimated Future Net Revenues and pre-tax Present Value of Future Net Revenues prepared by the Company have been increased by approximately $6.4 million and $6.1 million, respectively, representing the effect of hedging transactions entered into as of December 31, 1997.

(2) The Standardized Measure of Discounted Future Net Cash Flows represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

                                  RISK FACTORS

     An investment in the Notes involves a significant degree of risk. Prospective purchasers should give careful consideration to the specific factors set forth below, as well as the other information set forth in this Prospectus.

CONSEQUENCES OF EXCHANGE AND FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. In addition, upon the consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement, subject to certain exceptions. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, or tendered but unaccepted, Old Notes could be adversely affected.

REPLACEMENT OF RESERVES

     The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. In order to increase reserves and production, the Company must continue its development and exploration drilling and recompletion programs or undertake other replacement activities. The Company's current strategy includes increasing its reserve base through acquisitions of producing properties and by continuing to exploit its existing properties. There can be no assurance, however, that the Company's planned development and exploration projects and acquisition activities will result in significant additional reserves or that the Company will have continuing success drilling productive wells at low finding and development costs. Furthermore, while the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see "Business -- Oil and Natural Gas Reserves."

PRICE FLUCTUATIONS AND MARKETS

     The Company's results of operations are highly dependent upon the prices received for the Company's oil and natural gas. Substantially all of the Company's sales of oil and natural gas are made in the spot market, or pursuant to contracts based on spot market prices and not pursuant to long-term, fixed-price contracts. Accordingly, the prices received by the Company for its oil and natural gas production are dependent upon numerous factors beyond the control of the Company. These factors include, but are not limited to, the level of consumer product demand, governmental regulations and taxes, the price and availability of alternative fuels, the level of foreign imports of oil and natural gas, and the overall economic environment. Any significant decline in prices for oil and natural gas could have a material adverse effect on the Company's financial condition, results of operations and quantities of reserves recoverable on an economic basis. Should the industry experience significant price declines from current levels or other adverse market conditions, the Company may not be able to generate sufficient cash flow from operations to meet its obligations and make planned capital expenditures. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources," "Business -- Oil and Gas Marketing and Major Customers," and "-- Governmental Regulation."

     The availability of a ready market for the Company's oil and natural gas production also depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. Wells may be shut-in for lack of a market or due to inadequacy or unavailability of pipeline or gathering system capacity.

     In order to manage its exposure to price risks in the sale of its oil and natural gas, the Company from time to time enters into energy price swap arrangements. The Company believes that its hedging strategies are generally conservative in nature. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Other Matters."

DRILLING RISKS

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, completing, operating and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as uncontrollable flows of oil, gas or well fluids, fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased by the Company or its predecessors. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions, or result in loss of the Company's properties. Additionally, many of the Company's oil and gas operations are located in areas that are subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards and in accordance with customary industry practices, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

EFFECTS OF LEVERAGE

     As of June 30, 1998, the Company had long-term indebtedness of approximately $987.3 million. As of June 30, 1998, as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility, the Company would have had (i) an aggregate of approximately $1.0 billion of consolidated indebtedness (including the Notes), of which (a) approximately $0.2 million (comprised of the Existing Senior Notes) would have been pari passu with the Senior Exchange Notes, approximately $759 million (comprised of the Senior Subordinated Notes and the Existing Notes) would have been subordinated to the Senior Exchange Notes and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Exchange Notes, and (b) approximately $250.2 million (comprised of the New Credit Facility, the Senior Notes and the Existing Senior Notes) would have been senior to the Senior Subordinated Exchange Notes, approximately $509 million (comprised of the Existing Notes and the Old Senior Subordinated Notes) would have been pari passu with the Senior Subordinated Exchange Notes, none would have been subordinated to the Senior Subordinated Exchange Notes and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Subordinated Exchange Notes, and
(ii) approximately $29.6 million of cash. See "Description of Senior
Notes -- Ranking" and "Description of Senior Subordinated Notes -- Ranking." The Company's level of indebtedness has several important effects on its future operations, including: (i) a substantial portion of the Company's cash flow from operations is dedicated to the payment of interest on its indebtedness and is not available for other purposes; (ii) (a) the indenture (the "10 3/8% Indenture") related to the Company's 10 3/8% Senior Subordinated Notes due 2005 (the "10 3/8% Notes"), the indenture (the "9 3/4% Indenture") related to the Company's 9 3/4% Senior Subordinated Notes due 2006 (the "9 3/4% Notes") and the indenture (the "8 7/8% Indenture" and, collectively with the 10 3/8% Indenture and the 9 3/4% Indenture, the "Existing Indentures") related to the Company's
8 7/8% Senior Subordinated Notes due 2007 (the "8 7/8% Notes" and, collectively with the 10 3/8% Notes and the 9 3/4% Notes, the "Existing Notes"), the New Credit Facility and the Senior Subordinated Indenture contain restrictions that limit the Company's ability to engage in certain transactions, including granting liens, borrowing additional funds and disposing of assets, and (b) the Senior Indentures contain restrictions that limit the Company's ability to grant liens and engage in sale/leaseback transactions, all of which may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and (iii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Moreover, future acquisition or development activities may require the Company to alter its capitalization significantly. See "-- Substantial Capital Requirements," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors. See "-- Price Fluctuations and Markets" and "Capitalization."

SUBORDINATION OF SENIOR SUBORDINATED NOTES; HOLDING COMPANY WITH NO INDEPENDENT OPERATIONS

     The Senior Subordinated Indenture limits, but does not prohibit, the incurrence by the Company of additional indebtedness that is senior in right of payment to the Senior Subordinated Exchange Notes (including by reason of structural subordination of the Senior Subordinated Exchange Notes to the indebtedness and other liabilities of the Company's subsidiaries). In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company will be available to pay the Company's obligations on the Senior Subordinated Exchange Notes offered hereby only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on the Senior Subordinated Exchange Notes. In addition, under certain circumstances, no payments may be made with respect to principal of, premium, if any, or interest on the Senior Subordinated Exchange Notes if a default exists with respect to any Senior Indebtedness. See "Description of Senior Subordinated Notes -- Subordination."

     The Company is a holding company, conducting substantially all of its business through subsidiaries. As a result, funds necessary to meet the Company's debt service obligations are provided primarily by dividends, distributions, and advances or other intercompany transfers from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Company's subsidiaries, could limit the Company's ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal of and premium, if any, and interest on the Notes. Any right of the Company to participate in any distribution of the assets of its subsidiaries upon the liquidation, reorganization or insolvency thereof would be subject to the prior claims of creditors (including trade creditors) and preferred shareholders (if any) of such subsidiaries, except to the extent the claims of the Company itself as a creditor or preferred shareholder of its subsidiaries may be recognized. As a result, the Notes will generally be structurally subordinated to the obligations, including any indebtedness, and preferred stock of the Company's subsidiaries other than OEI Louisiana. The Senior Indentures do not limit or restrict the amount of other indebtedness that may be incurred by the Company or its subsidiaries. See "Description of Senior Notes -- Ranking." The Existing Indentures and the Senior Subordinated Indenture contain limits on the ability of the Company and the Restricted Subsidiaries to incur additional indebtedness and liens and to enter into agreements that would restrict the ability of such Restricted Subsidiaries to make distributions, loans or other payments to the Company. However, these limitations are subject to various qualifications. Subject to certain limitations, the Company and its subsidiaries may incur additional secured indebtedness. For additional details of these provisions and the applicable qualifications, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and "Description of Senior Subordinated Notes -- Ranking" and "-- Certain Covenants."

FRAUDULENT TRANSFER CONSIDERATIONS RELATING TO GUARANTEES

     The Company's obligations under the Senior Exchange Notes and the Senior Subordinated Exchange Notes will initially be guaranteed on an unsecured senior basis and an unsecured senior subordinated basis, respectively, by the Initial Subsidiary Guarantor, and may in the future be guaranteed by other Subsidiary Guarantors in accordance with the provisions of the Indentures. If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit filed by or on behalf of unpaid creditors of a Subsidiary Guarantor, a court were to find that, at the time the Notes were guaranteed by such Subsidiary Guarantor, such Subsidiary Guarantor
(i) guaranteed the Notes with the intent of hindering, delaying or defrauding current or future creditors or (ii) (a) received less than reasonably equivalent value or fair consideration for guaranteeing the Notes, as applicable, and (b)
(1) was insolvent or was rendered insolvent by reason of the issuance of the Senior Guarantee or the Senior Subordinated Guarantee (together, the "Subsidiary Guarantees"), (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), such court could avoid or subordinate such Subsidiary Guarantee to presently existing or future indebtedness of such Subsidiary Guarantor and take other action detrimental to the holders of the Notes, including, under certain circumstances, invalidating the Subsidiary Guarantee. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. There can be no assurance as to what standards a court would use to determine whether a Subsidiary Guarantor was solvent at the relevant time, or whether, whatever standard was used, a Subsidiary Guarantee would not be avoided on another of the grounds set forth above or on other grounds under applicable state law. The Subsidiary Guarantees will be subject to release and discharge as provided in the Indentures.

SUBSTANTIAL CAPITAL REQUIREMENTS

     The Company makes and will continue to make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, the Company has financed these expenditures primarily with proceeds from debt and equity financings, cash provided by operating activities, asset sales and sales of partial interests in foreign concessions. The Company believes that it will have sufficient cash provided by operating activities and availability under the New Credit Facility to fund planned capital expenditures in 1998. If revenues decrease as a result of lower oil and gas prices or otherwise, the Company may have limited ability to expend the capital necessary to replace its reserves or to maintain production at current levels, resulting in a decrease in production over time. Where the Company is not the majority owner, it may have no control over the timing or amount of capital expenditures associated with the particular project.

Additionally, capital expenditures associated with international projects can be significantly greater than those typically associated with the Company's domestic projects. If the Company is not able to fund its capital expenditures, its interests in some of its properties may be reduced or forfeited. If the Company's cash flow from operations is not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

ACQUISITION RISKS

     The Company constantly evaluates acquisition and joint venture opportunities and frequently engages in bidding and negotiation for acquisitions, many of which are substantial. If successful in this process, the Company may be required to alter or increase its capitalization substantially to finance these acquisitions or joint ventures through the issuance of additional debt or equity securities, the sale of production payments or otherwise. These changes in capitalization may significantly affect the risk profile of the Company. Additionally, significant acquisitions or joint ventures can change the nature of the operations and business of the Company depending upon the character of the properties, which may be substantially different in operating or geologic characteristics or geographic location than existing properties. There can be no assurance that the Company will be successful in the acquisition of, or joint ventures related to, any material property interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

COMPETITION

     The Company operates in the highly competitive areas of oil and natural gas exploration, development and production with other companies, many of which may have substantially larger financial resources, staffs, and facilities. See "Business -- Competition."

ABANDONMENT COSTS

     Due to the Company's large number of offshore producing wells and expansive production facilities, government regulations and lease terms will require the Company to incur substantial abandonment costs. As of December 31, 1997, total abandonment costs for the Company's properties estimated to be incurred through 2007 were approximately $152.8 million. Estimated abandonment costs have been included in determining estimates of the Company's future net revenues from proved reserves included herein, and the Company accounts for such costs through its provision for depreciation, depletion and amortization. Under the terms of the acquisition agreements for the Company's principal Gulf of Mexico Region producing properties, the Company is required to periodically fund restricted cash accounts as a reserve for abandonment costs on such properties. See "Business -- Abandonment Costs" and Note 10 to the Company's consolidated financial statements incorporated by reference herein.

RELIANCE ON ESTIMATES OF PROVED RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of the Company. The Company's historical proved reserve information incorporated by reference in this Prospectus represents only estimates based on reports prepared by independent petroleum engineers of the Company and, in part, by internal engineers, as of December 31, 1997. During 1998, commodity prices have decreased substantially from the prices upon which the reserve reports as of December 31, 1997 were based.

     Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

     The discounted future net cash flows incorporated by reference in this Prospectus should not be construed as the current market value of the estimated oil and gas reserves attributable to the Company's properties. In accordance with applicable requirements of the Commission, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and gas, curtailments or increases in consumption by gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. In addition, the 10% discount factor, which is required by the Commission to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and gas industry in general.

WRITEDOWNS OF CARRYING VALUES

     The Company periodically reviews the carrying value of its oil and gas properties under the full cost accounting rules of the Commission. Under these rules, capitalized costs of oil and natural gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. Application of this "ceiling" test generally requires pricing future revenue at the unescalated prices in effect as of the end of each fiscal quarter and requires a writedown for accounting purposes if the ceiling is exceeded, even if prices declined for only a short period of time. Any such writedowns taken are not reinstated even if prices increase in subsequent periods. The risk that the Company will be required to write down the carrying value of its oil and natural gas properties increases when oil and natural gas prices are depressed or decline substantially, as has been experienced recently. At June 30, 1998, the Company recognized a non-cash impairment of oil and gas properties in the amount of $218.4 million pre-tax ($135.4 million after-tax) pursuant to the ceiling test required by the full cost method of accounting for oil and gas properties. The write-down is primarily a result of the precipitous decline in world crude oil prices experienced during the second quarter of 1998. The need for the Company to write down the carrying of value of its oil and natural gas properties in the future is dependent (i) upon commodity prices and the estimated amount of the Company's proved recoverable reserves prior to the time the Company releases its financial results for the quarter ended and (ii) on the carrying value of the Company's oil and natural gas properties and it is not possible to predict whether any such writedowns will be required in the future or the extent of any such writedowns.

GOVERNMENT REGULATIONS

     The Company is subject to certain foreign, federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is, and will remain, in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the Minerals Management Service, an agency of the U.S. Department of the Interior (the "MMS"), may require any company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations of the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity.

FOREIGN OPERATIONS

     The Company conducts its international operations in the West African countries of Cote d'Ivoire, Equatorial Guinea and Angola and the Asian Basin countries of Pakistan and Bangladesh. Such operations are subject to political, economic and other uncertainties, including, among others, risk of war, revolution, border disputes, expropriation, forced renegotiation or modification of existing contracts, import, export and transportation regulations and tariffs, taxation policies, including royalty and tax increases and retroactive tax claims, exchange controls, currency fluctuations and other uncertainties arising out of foreign government sovereignty over the Company's international operations. The Company's international operations may also be adversely affected by laws and policies of the U.S. affecting foreign trade, taxation and investment. Furthermore, in the event of a dispute arising from international operations, the Company may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of courts in the U.S. On occasion, certain African countries, including Nigeria, have asserted rights to land, including oil and gas properties, through border disputes. If a country other than the one that granted the Company a PSC to properties successfully asserted superior rights to such properties, the Company's interests could be adversely affected. Certain regions of Africa and other regions of the world have a history of political and economic instability. Such instability could result in new governments or the adoption of new policies that might assume a substantially more hostile attitude toward foreign investment. In an extreme case, such a change could result in voiding pre-existing contracts and/or expropriation of foreign-owned assets. There can be no assurance that political, economic and other uncertainties will not develop in the region or countries in which the Company operates.

INTEGRATION OF OPERATIONS

     The continued success of the Company subsequent to the Merger depends on the ability of management to integrate the two companies that have previously operated independently. The integration of the operations of OEI and UMC requires substantial attention of management, and no assurance can be given that such integration may be accomplished without encountering difficulties or experiencing the loss of key employees, customers or suppliers, or that the benefits expected from such integration will be realized. Any inability of management to integrate the operations of the two companies in a timely and efficient manner may adversely affect the Company.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES

     There is no existing trading market for the Exchange Notes and there can be no assurance regarding the future development of such a market for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the price at which such holders may be able to sell their Exchange Notes. If a market for the Exchange Notes does develop, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the operating results of the Company, and the market for similar securities. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through The Nasdaq Stock Market.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were sold by the Company on July 8, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold all of the Old Notes to QIBs, each of whom agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase of the Old Notes by the Initial Purchasers, the Company entered into the Registration Rights Agreement, which requires, among other things, that promptly following the issuance and sale of the Old Notes, the Company file with the Commission the Registration Statement with respect to the Exchange Notes, use its best efforts to cause the Registration Statement to become effective under the Securities Act and, upon the effectiveness of the Registration Statement, offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of Exchange Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act, subject to certain exceptions described below. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by the Depositary who desires to deliver such Old Notes by book-entry transfer of the Depositary.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the Exchange Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters, (ii) will not be able to tender its Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

     As a result of the filing and effectiveness of the Registration Statement of which this Prospectus is a part, the Company will not be required to pay an increased interest rate on the Old Notes. Following the consummation of the Exchange Offer, holders of Old Notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a Shelf Registration Statement, and the Old Notes will continue to be subject to certain restrictions on transfer. See "Exchange Offer; Registration Rights." Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m. E.D.T., on the Expiration Date. After authentication by the applicable Trustee or an authenticating agent, the Company will issue and deliver $1,000 principal amount of 2005 Senior Exchange Notes, 2018 Senior Exchange Notes and Senior Subordinated Exchange Notes in exchange for each $1,000 principal amount of outstanding Old 2005 Senior Notes, Old 2018 Senior Notes and Old Senior Subordinated Notes, respectively, accepted in the

Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Each holder of Old Notes who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     The form and terms of the 2005 Senior Exchange Notes, 2018 Senior Exchange Notes and Senior Subordinated Exchange Notes are identical in all material respects to the form and terms of the Old 2005 Senior Notes, Old 2018 Senior Notes and Old Senior Subordinated Notes, respectively, except that (i) the offering of the Exchange Notes has been registered under the Securities Act,
(ii) the Exchange Notes will not be subject to transfer restrictions and (iii) certain provisions relating to an increase in the stated interest rate on the Old Notes provided for under certain circumstances will be eliminated. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the respective Indentures.

     As of the date of this Prospectus, $500,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of the Depositary, acting as depositary. The Exchange Notes will also be issuable and transferable in book-entry form through the Depositary.

     This Prospectus, together with the Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close of business on September 23, 1998. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered, and holders of the Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the Indentures in connection with the Exchange Offer. The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "-- Exchange Agent." The Exchange Agent will act as agent for the tendering holders for the purpose of receiving Exchange Notes from the Company and delivering Exchange Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, at the Company's cost, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPEC-

TUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., E.D.T., on October 23, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement.

     The Company expressly reserves the right, in its sole discretion (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "-- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by the Company to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment and the Company will extend the Exchange Offer to the extent required by law.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release thereof to the Dow Jones News Service.

INTEREST ON THE EXCHANGE NOTES

     The 2005 Senior Exchange Notes will bear interest at a rate of 7 5/8% per annum, the 2018 Senior Exchange Notes will bear interest at a rate of 8 1/4% per annum and the Senior Subordinated Exchange Notes will bear interest at a rate of 8 3/8% per annum. Interest on each of the Exchange Notes will be payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1999. Holders of Exchange Notes of record on January 1, 1999 will receive on January 15, 1999 an interest payment in an amount equal to (x) the accrued interest on such Exchange notes from the date of issuance thereof to January 15, 1999, plus
(y) the accrued interest on the previously held Old Notes from the date of issuance of such Old Notes (July 8, 1998) to the date of exchange thereof. Interest will not be paid on Old Notes that are accepted for exchange. The 2005 Senior Exchange Notes mature on July 1, 2005, the 2018 Senior Exchange Notes mature on July 1, 2018 and the Senior Subordinated Exchange Notes mature on July 1, 2008.

PROCEDURES FOR TENDERING

     Each holder of Old Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to U.S. Bank Trust National Association, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein and therein. By executing the Letter of Transmittal, each holder will represent to the Company, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth herein under " -- Exchange Agent" prior to 5:00 p.m., E.D.T., on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Only a holder may tender its Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by such Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer) and any other required documents, to the Exchange Agent, prior to 5:00 p.m., E.D.T., on the Expiration Date.

     The tender by a holder will constitute an agreement between such holder, the Company and the Exchange Agent in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO THE COMPANY THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS ENGAGED IN, INTENDS TO ENGAGE IN OR HAS ANY ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY AND (4) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (a) IT ACQUIRED THE OLD NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND (b) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH THE COMPANY OR ANY "AFFILIATE" THEREOF (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. IN THE CASE OF A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR ITS OWN ACCOUNT IN EXCHANGE FOR OLD NOTES WHICH WERE ACQUIRED BY IT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES, THE LETTER OF TRANSMITTAL WILL ALSO INCLUDE AN ACKNOWLEDGMENT THAT THE BROKER-DEALER WILL DELIVER A COPY OF THIS PROSPECTUS IN CONNECTION WITH THE RESALE BY IT OF EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER; HOWEVER, BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, SUCH HOLDER WILL NOT BE DEEMED TO ADMIT THAT IT IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT. SEE "PLAN OF DISTRIBUTION."

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NEITHER THE LETTER OF TRANSMITTAL NOR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY ALSO

REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS, IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.

     Any beneficial owner whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of such Letter of Transmittal or (ii) for the account of an Eligible Institution. If the Letter of Transmittal is signed by a person other than the registered holder listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes. If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered or the tender of which is otherwise rejected by the Company and as to which the defects or irregularities have not been cured or waived by the Company will be returned by the Exchange Agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "-- Conditions to the Exchange Offer," terminate the Exchange Offer and (ii) to the extent permitted by applicable law, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the DTC (the "Book-Entry Transfer Facility") for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY, THE LETTER OF TRANSMITTAL PROPERLY COMPLETED AND DULY EXECUTED WITH ANY REQUIRED SIGNATURE GUARANTEE AND ALL OTHER REQUIRED DOCUMENTS MUST IN EACH CASE BE TRANSMITTED TO AND RECEIVED OR CONFIRMED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH BELOW ON OR PRIOR TO THE EXPIRATION DATE, OR, IF THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW ARE COMPLIED WITH, WITHIN THE TIME PERIOD PROVIDED UNDER SUCH PROCEDURES. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through DTC. To accept the Exchange Offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system in place of sending a signed, hard copy Letter of Transmittal. DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's Old Notes and the principal amount of such Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three New York Stock Exchange ("NYSE") trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by such Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., E.D.T., on the Expiration Date.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., E.D.T., on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if, in the Company's judgment, any of the following conditions has occurred or exists or has not been satisfied: (i) that the Exchange Offer, or the making of any exchange by a holder, violates applicable law or any applicable interpretation of the staff of the Commission,
(ii) that any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, (iii) that there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer, (iv) that there has been declared by United States federal or Texas or New York state authorities a banking moratorium, or (v) that trading on the New York Stock Exchange or generally in the United States over-the-counter market has been suspended by order of the Commission or any other governmental agency, in each of clauses (i) through (iv) which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer for any of the reasons set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof,
(ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     U.S. Bank Trust National Association, has been appointed as Exchange Agent for the Exchange Offer. In such capacity, the Exchange Agent has no fiduciary duties and will be acting solely on the basis of directions of the Company. Requests for assistance and requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

              U.S. Bank Trust National Association, Exchange Agent

     By Hand, Mail or Overnight Delivery:                By Facsimile Transmission:
            180 East Fifth Street                    (for Eligible Institutions only):
          St. Paul, Minnesota 55101                            (612) 244-1537

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph, telephone or telecopier.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the Exchange Agent for all losses and claims incurred by it as a result of the Exchange Offer. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustees and accounting and legal fees and printing costs, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the accompanying Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed by the Company directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company as a result of the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions as to what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights, and subject to the limitations applicable thereto, under the Indentures and the Registration Rights Agreement, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indentures. The Old Notes may not be offered, resold, pledged or otherwise transferred, prior to the date that is two years after the later of July 8, 1998 and the last date on which the Company or any "affiliate" (within the meaning of Rule 144 of the Securities Act) of the Company was the owner of such Old Note except (i) to the Company, (ii) pursuant to a registration statement which has been declared effective under the Securities Act, (iii) to QIBs in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A, (iv) in transactions complying with the provisions of Regulation S under the Securities Act or (v) pursuant to any other available exemption from the registration requirements under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

     The Company may in the future seek to acquire untendered Old Notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. The Company intends to make any such acquisitions of Old Notes in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The Company has no present plan to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the Exchange Offer.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in a change in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of June 30, 1998, and as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility. The information presented below should be read in conjunction with the consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus and "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                    JUNE 30, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
Cash and cash equivalents...................................  $   14,348    $   29,577(1)
                                                              ==========    ==========
Current portion of long-term debt...........................  $      951    $      951
                                                              ----------    ----------
Long-term debt, net of current portion:
  Existing Credit Facility..................................     472,132            --
  New Credit Facility.......................................          --            --
  7 5/8% Senior Notes due 2005..............................          --       125,000
  8 1/4% Senior Notes due 2018..............................          --       125,000
  8 3/8% Senior Subordinated Notes due 2008.................          --       250,000
  8 7/8% Senior Subordinated Notes due 2007.................     199,694       199,694
  9 3/4% Senior Subordinated Notes due 2006.................     159,274       159,274
  10 3/8% Senior Subordinated Notes due 2005................     150,000       150,000
  Other long-term debt......................................       6,177         6,177
                                                              ----------    ----------
          Total long-term debt, net of current portion......     987,277     1,015,145
                                                              ----------    ----------
Stockholders' Equity:
  Preferred Stock, $.01 par value, 8,000,000 shares
     authorized, no shares issued and outstanding, actual
     and as adjusted........................................          --            --
  Junior Preferred Stock, $.01 par value, 2,000,000 shares
     authorized, no shares issued and outstanding, actual
     and as adjusted........................................          --            --
  Common Stock, $.01 par value, 250,000,000 shares
     authorized, 100,301,618 shares issued and
     outstanding............................................       1,007         1,007
  Additional paid-in capital................................     832,548       832,548
Accumulated other comprehensive income (loss) -- foreign
  currency translation adjustment...........................      (7,423)       (7,423)
Retained earnings...........................................    (255,760)     (255,760)
                                                              ----------    ----------
          Total stockholders' equity........................     570,372       570,372
                                                              ----------    ----------
          Total capitalization..............................  $1,558,600    $1,586,468
                                                              ==========    ==========

---------------

(1) The net proceeds of the Initial Offering were used to reduce amounts outstanding under the Existing Credit Facility at the closing of the Initial Offering.

                SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

     The selected historical financial data set forth below as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 are derived from the Company's audited consolidated financial statements and notes thereto giving effect to the Merger under the "pooling of interests" method of accounting. The selected historical financial data set forth below as of and for the six months ended June 30, 1997 and 1998 are derived from unaudited consolidated financial statements of the Company and notes thereto incorporated by reference in this Prospectus. The selected historical financial data are qualified in their entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and the consolidated financial statements of the Company and the notes thereto incorporated by reference herein. For additional information relating to the Company's operations, see "Business."

                                                                                                      FOR THE SIX
                                                                YEAR ENDED                            MONTHS ENDED
                                                               DECEMBER 31,                             JUNE 30,
                                           ----------------------------------------------------   --------------------
                                             1993       1994       1995       1996       1997       1997       1998
                                           --------   --------   --------   --------   --------   --------   ---------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND OPERATING DATA)
                                                                                                      (UNAUDITED)
STATEMENT OF OPERATIONS AND OTHER
  FINANCIAL DATA:
REVENUE & EXPENSE DATA:
Operating revenues.......................  $128,730   $172,536   $243,827   $395,834   $552,194   $248,371   $ 275,090
Production costs.........................    49,740     67,262     82,937     98,396    124,394     58,297      74,230
General & administrative expenses........    11,783     22,469     21,070     27,366     30,218     13,553      20,200
Depreciation, depletion & amortization...    51,184     91,603    101,116    147,643    248,423    105,810     147,498
Interest expense.........................     7,587     13,547     35,565     40,765     49,134     22,741      21,941
Merger costs(1)..........................        --         --         --         --         --         --      39,000
Income (loss) before income taxes........    10,710   (189,253)     3,816     81,215    103,212     50,082    (246,488)
Income tax provision (benefit)...........      (812)   (67,076)    (1,736)    26,215     40,992     19,097     (83,509)
Net income (loss)(2).....................    11,522   (122,177)     5,552     55,000     42,919     30,985    (162,979)
Earnings (loss) per common share:
  Basic..................................      0.23      (2.20)      0.06       0.65       0.46       0.34       (1.62)
  Diluted................................      0.22      (2.20)      0.06       0.62       0.44       0.32       (1.62)

OTHER FINANCIAL DATA AND RATIOS:
EBITDA(3)................................  $ 69,481   $ 66,731   $140,497   $269,623   $400,769   $176,521   $ 180,660
Capital expenditures.....................   308,988    385,740    236,679    441,709    834,358    386,239     407,387
Ratio of EBITDA to interest expense(4)...       9.2x       4.9x       4.0x       6.6x       8.2x       7.8x        8.2x
Ratio of earnings to fixed charges(5)....       1.8         --         --        2.4        1.9        2.6          --
Ratio of long-term debt to EBITDA........       1.5        5.9        3.0        1.6        1.7         --          --
Ratio of long-term debt to book
  capitalization.........................        41%        76%        71%        47%        48%        48%         63%

OPERATING DATA:
Sales volumes:
  Oil (MBbls)............................     4,148      6,064      8,817     11,543     18,078      7,779      11,134
  Gas (MMcf).............................    33,312     46,903     56,846     74,165     93,723     42,802      58,230
  MBOE...................................     9,700     13,881     18,291     23,904     33,699     14,913      20,839
Average prices(6):
  Oil (per Bbl)..........................  $  14.32   $  14.44   $  17.06   $  21.42   $  18.54   $  19.43   $   13.20
  Gas (per Mcf)..........................      2.06       1.72       1.54       2.30       2.30       2.24        1.99
Production and operating costs (per
  BOE)(7)................................      3.95       3.85       3.55       3.26       3.02       3.20        3.04

                                                                    AS OF DECEMBER 31,                         AS OF
                                                 --------------------------------------------------------    JUNE 30,
                                                   1993       1994       1995        1996         1997         1998
                                                 --------   --------   --------   ----------   ----------   -----------
                                                                         (DOLLARS IN THOUSANDS)
                                                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Oil and Gas Assets, Net........................  $363,219   $509,774   $574,076   $  831,225   $1,423,837   $1,474,003
Total Assets...................................   441,984    627,692    724,460    1,121,241    1,642,995    1,776,130
Long-Term Debt.................................   105,597    393,673    416,491      440,974      672,298      987,277
Stockholders' Equity...........................   153,343    126,628    171,326      493,072      725,337      570,372

---------------

(1) Nonrecurring merger costs of $39.0 million have been recorded in the first quarter of 1998. These costs consist primarily of investment banking and other transaction fees, employee severances and relocation costs as well as the write-off of deferred financing costs related to the former credit facilities replaced by the Existing Credit Facility in March 1998. Before consideration of the $39.0 million of nonrecurring merger costs and the $218.4 million write-down of oil and gas properties, net income would have been $5.3 million for the six months ended June 30, 1998.

(2) Net income for the year ended December 31, 1997 includes the effect of an extraordinary loss, net of income taxes, of $19.3 million resulting from the purchase of approximately $124.8 million of the Existing Senior Notes.

(3) Earnings before interest, taxes, depreciation, depletion and amortization. EBITDA has not been reduced for the nonrecurring merger costs incurred in the quarter ended March 31, 1998, the write-down of oil and gas properties in the quarter ended June 30, 1998 or the extraordinary loss for the year ended December 31, 1997. EBITDA is not intended to represent cash flow in accordance with generally accepted accounting principles and does not represent the measure of cash available for distribution. EBITDA is not a generally accepted accounting principle measure, but provides additional information for evaluating the Company's ability to make payments in respect of the Notes. EBITDA is not intended as an alternative to earnings from continuing operations or net income.

(4) For purposes of determining the ratio of EBITDA to interest expense, interest expense as reported in the Company's Consolidated Statement of Income has not been adjusted by capitalized interest and non-cash amortization of deferred financing costs. If interest expense was adjusted to reflect such amounts, the ratio would have been 10.4x, 5.0x, 3.7x, 6.0x and 6.8x for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively, and 6.7x and 5.1x for the six months ended June 30, 1997 and 1998, respectively.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, preferred dividend requirements adjusted to a pre-tax basis and an assumed interest portion of rent expense. Earnings to cover fixed charges were insufficient by $190,123, $2,989 and $261,941 for the years ended December 31, 1994 and 1995 and for the six months ended June 30, 1998, respectively. Before consideration of the $39.0 million of nonrecurring merger costs and the $218.4 million write-down of oil and gas properties, the ratio of earnings to fixed charges for the six months ended June 30, 1998 would have been 0.9x.

(6) Excludes results of hedging activities which increased (decreased) revenue recognized in the years ended December 31, 1993, 1994, 1995, 1996 and 1997 by $(0.2 million), $1.4 million, $3.6 million, $(22.6) million and $(1.3) million, respectively, and by $(0.4) million and $11.1 million in the six months ended June 30, 1997 and 1998, respectively. Including the effect of hedging activities, the Company's average oil price per Bbl received was $14.60, $14.67, $17.05, $20.24 and $18.54 in the years ended December 31,
    1993, 1994, 1995, 1996 and 1997, respectively, and the average gas price per Mcf received was $2.02, $1.72, $1.60, $2.18 and $2.28 in the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. In the six months ended June 30, 1997 and 1998, the Company's average oil price per Bbl, including hedging activities, received was $19.38 and $14.19, respectively, and the average gas price per Mcf, including hedging activities, received was $2.24 and $1.99 in the three months ended June 30, 1997 and 1998. There was no effect of hedging activities relating to gas during the six months ended June 30, 1998.

(7) Excludes production and ad valorem taxes.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Effective March 27, 1998, pursuant to that certain Agreement and Plan of Merger, dated December 22, 1997 (as amended, the "Merger Agreement"), UMC was merged with and into the Company. As a result of the Merger, the separate existence of UMC ceased and the Company succeeded to all of the rights and obligations of UMC. Pursuant to the Merger Agreement, at the effective time of the Merger, the Company's stockholders received 2.34 shares of the combined Company's common stock for each share of the Company's common stock then owned, and UMC stockholders received 1.30 shares of the combined Company's common stock for each share of UMC stock then owned. The Merger, completed on March 27, 1998, was treated as a pooling of interests for accounting purposes.

     This financial review summarizes the combined financial condition and results of operations giving retroactive effect to the Merger and should be read in conjunction with the Company's consolidated financial statements and the notes thereto incorporated by reference in this Prospectus.

GENERAL

     The Company's operating activities are organized into three primary operating units: (i) the continental shelf and deepwater areas of the Gulf of Mexico, (ii) the West African countries of Cote d'Ivoire, Equatorial Guinea and Angola, and the Asian Basin countries of Pakistan and Bangladesh, and (iii) certain onshore areas of North America, including Western Canada and the Midcontinent and Rocky Mountain regions of the U.S. As of December 31, 1997, the Company had estimated proved reserves of approximately 137.6 MMBbls of oil and
797.9 Bcf of natural gas, or an aggregate of approximately 270.6 MMBOE, with a Present Value of Future Net Revenues before income taxes of approximately $1.3 billion and a Standardized Measure of Discounted Future Net Cash Flows of approximately $1.2 billion. On a BOE basis, approximately 51% of the Company's proved reserves at December 31, 1997 were oil.

     The following table sets forth information with respect to the Company's production and average unit prices and costs for the periods indicated:

                                                                             FOR THE SIX MONTHS
                                                YEARS ENDED DECEMBER 31,       ENDED JUNE 30,
                                               ---------------------------   -------------------
                                                1995      1996      1997       1997       1998
                                               -------   -------   -------   --------   --------
Production:
  Oil (MBbls)
     United States...........................    7,883     9,171    12,159     5,320      7,635
     Canada..................................      649       511       439       212        218
     Cote d'Ivoire...........................      285       894     1,027       568        393
     Equatorial Guinea.......................       --       967     4,453     1,679      2,888
                                               -------   -------   -------   -------    -------
          Total..............................    8,817    11,543    18,078     7,779     11,134
                                               =======   =======   =======   =======    =======
  Natural gas (MMcf)
     United States...........................   51,271    66,439    81,154    37,172     49,886
     Canada..................................    5,383     5,339     7,630     3,470      4,729
     Cote d'Ivoire...........................      192     2,387     4,939     2,160      3,615
                                               -------   -------   -------   -------    -------
          Total..............................   56,846    74,165    93,723    42,802     58,230
                                               =======   =======   =======   =======    =======
Average net sales price, including hedging:
  Oil ($ per Bbl)
     United States...........................  $ 17.14   $ 20.05   $ 18.87   $ 19.89    $ 14.76
     Canada..................................  $ 16.59   $ 19.43   $ 17.97   $ 18.88    $ 12.04
     Cote d'Ivoire...........................  $ 15.45   $ 20.56   $ 18.35   $ 18.61    $ 14.81
     Equatorial Guinea.......................  $    --   $ 22.17   $ 17.71   $ 18.10    $ 12.77
          Average............................  $ 17.05   $ 20.24   $ 18.54   $ 19.38    $ 14.19

                                                                             FOR THE SIX MONTHS
                                                YEARS ENDED DECEMBER 31,       ENDED JUNE 30,
                                               ---------------------------   -------------------
                                                1995      1996      1997       1997       1998
                                               -------   -------   -------   --------   --------
  Natural gas ($ per Mcf)
     United States...........................  $  1.65   $  2.25   $  2.40   $  2.33    $  2.08
     Canada..................................  $  1.17   $  1.44   $  1.40   $  1.49    $  1.30
     Cote d'Ivoire...........................  $  1.72   $  1.80   $  1.81   $  1.82    $  1.68
          Average............................  $  1.60   $  2.18   $  2.28   $  2.24    $  1.99
Other data ($ per BOE):
  Production and operating costs(1)..........  $  3.55   $  3.26   $  3.02   $  3.20    $  3.04
  Ad valorem and production taxes............  $  0.98   $  0.86   $  0.67   $  0.71    $  0.52
  Oil and natural gas DD&A(2)................  $  5.43   $  6.06   $  7.23   $  6.97    $  6.98

---------------

(1) Costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes.

(2) Does not include depreciation and amortization of corporate assets.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Operating revenues. The Company's total operating revenues increased approximately $26.7 million, or 11%, to $275.1 million for the six months ended June 30, 1998, from $248.4 million for the comparable period in 1997. Production levels for the six months ended June 30, 1998, increased 40% to 20,839 MBOE from 14,913 MBOE for the comparable period in 1997. The increase in oil and gas revenues is due to increased oil volumes in the Gulf of Mexico and Equatorial Guinea and overall higher U.S. gas volumes.

     Oil revenues increased $7.2 million, or 5%, to $158.0 million for the six months ended June 30, 1998, from $150.8 million for the six months ended June 30, 1997, the result of significantly increased worldwide production volumes offset by a decline in the average realized price received. Oil production increased 43% to 11,134 MBO for the first six months of 1998 as compared to the same period in 1997 due primarily to increased oil production in the Gulf of Mexico and Equatorial Guinea. The average sales price before hedging for oil decreased 32% to $13.20 in the first six months of 1998 compared to $19.43 in the same period in 1997.

     Natural gas revenues increased $20.1 million, or 21%, to $115.9 million for the six months ended June 30, 1998, from $95.8 million for the six months ended June 30, 1997, the result of increased worldwide production which more than offset the decline in prices received for gas. Natural gas production for the six months of 1998 was 58,230 MMCF, an increase of 36% over 1997 volumes due primarily to increased production in the Gulf of Mexico, Cote d'Ivoire and Canada and the impact of acquisitions, offset by property sales and natural production declines in North America. The average sales price before hedging for natural gas decreased 11% to $1.99 per MCF in the first six months of 1998 as compared to $2.24 in the first six months of 1997.

     For the six months ended June 30, 1998, the Company's total revenues were further affected by a $6.3 million increase in hedging revenues. In order to manage its exposure to price risks in the sale of its crude oil and natural gas, the Company from time to time enters into price hedging arrangements. The Company's average sales prices including hedging for oil and natural gas for the six months ended June 30, 1998 were $14.19 per Bbl and $1.99 per Mcf compared to $19.38 per Bbl and $2.24 per Mcf in the comparable 1997 period.

     Production costs. Total production costs increased $15.9 million, or 27%, to $74.2 million for the six months ended June 30, 1998 from $58.3 million for the comparable 1997 period. This increase primarily results from fluctuations in normal operating expenses, including operating expenses associated with increased production from new facilities. Production and operating costs (costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes) decreased $0.16 per BOE, or 5%, to $3.04 per BOE for the six months ended June 30, 1998, from $3.20 per BOE in the comparable 1997 period. This decrease is primarily the result of increased production in the Company's offshore Gulf of Mexico and Equatorial Guinea fields and resulting higher utilization of existing facilities.

     General and administrative expenses. General and administrative expenses increased $6.6 million, or 49%, to $20.2 million for the six months ended June 30, 1998 from $13.6 million in the comparable 1997 period. This increase is primarily due to costs of increased corporate staffing associated with both an increase in drilling activities and the Company's property acquisitions in 1997. In addition, costs related to a new systems implementation partially offset by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties in accordance with the full cost method of accounting contributed to the increase. As a result of these factors, general and administrative expenses per BOE increased slightly by $0.06 per BOE, or 7%, to $0.97 per BOE for the six months ended June 30, 1998, from $0.91 per BOE for the comparable 1997 period.

     Depreciation, depletion and amortization expense. Depreciation, depletion and amortization ("DD&A") expense increased $41.7 million, or 39%, to $147.5 million for the six months ended June 30, 1998, from $105.8 million for the comparable 1997 period. This variance is primarily attributable to the Company's increased production and related current and future capital costs from the 1997 and 1998 Gulf of Mexico and international drilling programs and acquisitions, partially offset by the effect of an increase in proved reserves resulting from such programs and acquisitions. Oil and gas DD&A increased $0.01 per BOE, or less than 1%, to $6.98 per BOE for the six months ended June 30, 1998, from $6.97 per BOE for the comparable 1997 period. The non-cash write-down of oil and gas properties recognized in the second quarter of 1998 should lower oil and gas DD&A per BOE in future periods.

     Write-down of oil and gas properties. As required under the full cost method of accounting, capitalized costs are limited to the sum of the present value of future net revenues using current unescalated pricing discounted at 10% related to estimated production of proved reserves and the lower of cost or estimated fair value of unevaluated properties, all net of expected income tax effects. At June 30, 1998, the Company recognized a non-cash impairment of oil and gas properties in the amount of $218.4 million pre-tax ($135.4 million after-tax) pursuant to this ceiling limitation required by the full cost method of accounting for oil and gas properties, using certain improvements in pricing experienced after period end. The write-down is primarily a result of the precipitous decline in world crude oil prices experienced during the second quarter of 1998.

     Interest and debt expense. Interest and debt expense decreased $0.8 million, or 4%, to $21.9 million for the six months ended June 30, 1998 from $22.7 million in the comparable 1997 period. This decrease is primarily the result of an increase in capitalized interest for the period. Average total debt outstanding for the six months ended June 30, 1998 was $830.7 million as compared to $478.6 million for the same period in 1997.

     Merger Costs. Merger costs of $39.0 million have been recorded in the first quarter of 1998. These costs consist primarily of investment banking and other transaction fees, employee severance and relocation costs as well as the write-off of deferred financing costs related to the former credit facilities replaced by the OEI Credit Facility in March 1998.

     Income tax expense (benefit). An income tax benefit of $83.5 million (of which $2.6 million is a current provision and $86.1 million is a deferred benefit) was recognized for 1998, compared to a provision of $19.1 million (of which $2.7 million was a current provision and $16.4 million was a deferred provision) for 1997. A significant portion of current taxes is a non-cash provision representing current taxes incurred in Cote d'Ivoire which, under the terms of the production sharing contract, will be paid by the Ivorian government from their production proceeds. The deferred tax benefit for the six months ended June 30, 1998 is further impacted by the non-cash write-down of oil and gas properties and the tax treatment of certain Merger costs, a portion of which is not deductible for tax purposes. Consistent with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, the deferred income tax provision or benefit was derived primarily from changes in deferred income tax assets and liabilities recorded on the balance sheet.

     Net Income. Due to the factors described above, the net loss for the six months ended June 30, 1998, was $(163.0) million, a decrease of $194.0 million from net income of $31.0 million for the comparable 1997 period.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Operating revenues. The Company's total operating revenues increased approximately $156.4 million, or 40%, to $552.2 million for the year ended December 31, 1997, from $395.8 million for the comparable period in 1996. Production levels for the year ended December 31, 1997, increased 41% to 33,699 MBOE from 23,904 MBOE for the comparable period in 1996. The increase in oil and gas revenues is due to increased oil volumes in the Gulf of Mexico Region and Equatorial Guinea, resulting from a full year's production from the Central Gulf Properties and Block B in Equatorial Guinea ("Block B") and higher U.S. gas volumes.

     Oil revenues increased 43% to $335.1 million, the result of significantly increased worldwide production volumes offset by a drop in the average realized price received. Oil production increased 57% to 18,078 MBbls in 1997 due primarily to increased oil production in the Gulf of Mexico Region and Equatorial Guinea. The average sales price before hedging for oil decreased 13% to $18.54 in 1997 compared to 1996.

     Natural gas revenues increased 33% to $214.1 million, the result of slight increases in natural gas prices and the impact of certain hedging activities, offset by certain property sales. The average sales price before hedging for natural gas remained constant at $2.30 per Mcf in 1997 and 1996. Natural gas production for 1997 was 93,723 MMcf, an increase of 26% over 1996 volumes due primarily to acquisitions and increased production in the Gulf of Mexico Region, Cote d'Ivoire and Canada, offset by property sales and natural production declines in North America.

     For the year ended December 31, 1997, the Company's total revenues were further affected by a $1.3 million decrease in hedging revenues. In order to manage its exposure to price risks in the sale of its oil and natural gas, the Company from time to time enters into price hedging arrangements. The Company's average sales prices including hedging for oil and natural gas for the year ended December 31, 1997 were $18.54 per Bbl and $2.28 per Mcf compared with $20.24 per Bbl and $2.18 per Mcf in the prior period.

     Production costs. For the year ended December 31, 1997, total production costs were $124.4 million, as compared to $98.4 million in the 1996 period, an increase of 26%. This increase primarily results from fluctuations in normal operating expenses, including operating expenses associated with increased production from new facilities and an increase of approximately $11.8 million relating to production costs of the Central Gulf Properties acquired in 1996. Production and operating costs (costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes) decreased to $3.02 per BOE for the year ended December 31, 1997, from $3.26 per BOE in the comparable 1996 period. This decrease is primarily the result of increased production in the Company's offshore Gulf of Mexico Region and Equatorial Guinea fields, which have substantial fixed operating costs due to the capital intensive nature of the facilities, further impacted by the under-utilization of capacity in the Gulf of Mexico Region fields.

     General and administrative expenses. For the year ended December 31, 1997, general and administrative expenses were $30.2 million as compared to $27.4 million in the comparable 1996 period, an increase of 10%. This increase is primarily due to costs of increased corporate staffing associated with both an increase in drilling activities and the Company's acquisitions in 1996 and 1997. In addition, a new systems implementation partially offset by an increase in 1997 in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties in accordance with the full cost method of accounting contributed to the increase. General and administrative expenses per BOE decreased to $0.90 per BOE for the year ended December 31, 1997, from $1.14 per BOE for the comparable 1996 period. This unit decrease is primarily the result of increased production in the Gulf of Mexico Region and Equatorial Guinea fields.

     Depreciation, depletion and amortization expense. For the year ended December 31, 1997, DD&A expense was $248.4 million as compared to $147.6 million in the comparable 1996 period, an increase of 68%. This variance can primarily be attributed to the Company's increased production and related current and future capital costs from the 1996 and 1997 Gulf of Mexico Region and international drilling programs and acquisitions, partially offset by the increase in proved reserves resulting from such programs and acquisitions. On a BOE basis, oil and gas DD&A for the year ended December 31, 1997, was $7.23 per BOE as compared to $6.06 per BOE for the year ended December 31, 1996. This unit increase is primarily the result of increased production in the Gulf of Mexico Region and Equatorial Guinea fields.

     Interest and debt expense. For the year ended December 31, 1997, interest and debt expense increased 20% to $49.1 million, from $40.8 million in the comparable 1996 period. This increase is primarily the result of an increase of approximately $11.5 million from the comparable 1996 period relating to the 9 3/4% Notes issued in September 1996 and interest and debt expense of approximately $8.9 million related to the issuance of $200 million of the 8 7/8% Notes in July 1997. In addition, interest and debt expense increased in both periods due to a higher average balance on the Company's bank credit facilities. The increase was partially offset by a decrease in interest expense of approximately $7.0 million as a result of the Company's purchase of \$124.8 million of the $125.0 million in original principal amount of the Company's
13 1/2% Senior Notes due 2004 (the "Existing Senior Notes") on July 22, 1997, and by an increase in the amount of interest capitalized in the 1997 period resulting from an increase in the Company's unevaluated assets, including additional acreage and seismic data.

     Income tax expense (benefit). An income tax provision of $41.0 million (of which $6.2 million is a current provision and $34.8 million is a deferred provision) was recognized for 1997, compared to a provision of $26.2 million (of which $0.8 million was a current provision and $25.4 million was a deferred provision) for 1996. A significant portion of current taxes in 1997 is a $4.6 million non-cash provision representing current taxes incurred in Cote d'Ivoire which, under the terms of the production sharing contract, will be paid by the Ivorian government from their production proceeds. Consistent with SFAS No. 109, Accounting for Income Taxes, the deferred income tax provision was derived primarily from changes in deferred income tax assets and liabilities recorded on the balance sheet. The 1996 deferred tax provision was affected by the use of $13.0 million of net operating loss ("NOL") carryforwards to essentially eliminate 1996 taxable income and the deferred tax effect of exercised stock options. At December 31, 1997, the Company had $122.7 million of U.S. NOL carryforwards, $67.0 million of Equatorial Guinea NOL carryforwards and $32.2 million of Canadian federal tax pools. The Company paid cash income taxes in 1997 and 1996 of $1.8 million and $0.4 million, respectively, to several states, Canada and the U.S.

     Extraordinary loss on early extinguishment of debt. On July 22, 1997, the Company purchased approximately $124.8 million of the $125.0 million original principal amount of the Existing Senior Notes for approximately $151.5 million. This repurchase resulted in an after-tax extraordinary charge of $19.3 million, representing the difference between the purchase price and the net carrying value of the Existing Senior Notes.

     Net income. Due to the factors described above, net income before an extraordinary charge for the year ended December 31, 1997, increased to $62.2 million, an increase of $7.2 million or 13% from net income of $55.0 million for the comparable 1996 period. Including the effect of the extraordinary charge, the Company recorded net income of $42.9 million for the year ended December 31, 1997.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     Operating revenues. The Company's total operating revenues increased approximately $152.0 million, or 62%, to $395.8 million for the year ended December 31, 1996, from $243.8 million for the comparable period in 1995. Production levels for the year ended December 31, 1996, increased 31% to 23,904 MBOE from 18,291 MBOE for the comparable period in 1995 resulting from the Gulf of Mexico Region activities and a full year of production in Cote d'Ivoire.

     Oil revenues increased 55% to $233.6 million, the result of increases in both production volumes and realized prices received. Oil production increased 31% to 11,543 MBbls in 1996 due to expansion of Gulf of Mexico Region operations, acquisitions and a full year of production in Cote d'Ivoire. The average sales price before hedging for oil increased 26% to $21.42 in 1996 compared to 1995.

     Natural gas revenues increased 77% to $161.4 million, the result of strong gas prices and increased production, offset somewhat by the impact of property sales. The average sales price before hedging for gas was $2.30 per Mcf in 1996 compared with $1.54 per Mcf in the prior period.

     For the year ended December 31, 1996, the Company's total revenues were further affected by a $22.6 million decrease in hedging revenues. This decrease was the result of significant increases in product prices in 1996. In order to manage its exposure to price risk in the sale of its oil and natural gas, the Company from time to time enters into price hedging arrangements. The Company's average sales prices including hedging for oil and natural gas for the year ended December 31, 1996, were $20.24 per Bbl and $2.18 per Mcf compared with $17.05 per Bbl and $1.60 per Mcf in the prior period.

     Production costs. For the year ended December 31, 1996, total production costs were $98.4 million, as compared to $82.9 million in the 1995 period, an increase of 19%. This increase primarily resulted from fluctuations in normal operating expenses, including operating expenses associated with increased production, commencement of production in Equatorial Guinea and an increase of approximately $2.8 million relating to production costs of newly acquired properties in the Central Gulf. Production and operating costs (costs incurred to operate and maintain wells and related equipment, excluding ad valorem and production taxes) decreased to $3.26 per BOE for the year ended December 31, 1996, from $3.55 per BOE in the comparable 1995 period. This decrease is primarily the result of increased production in the Gulf of Mexico Region, which have substantial fixed operating costs due to the capital intensive nature of the facilities and the under-utilization of capacity.

     General and administrative expenses. For the year ended December 31, 1996, general and administrative expenses were $27.4 million as compared to $21.1 million in the comparable 1995 period. This increase is primarily due to costs of increased corporate staffing associated with both an increase in international drilling activities, the Company's acquisition of certain Central Gulf properties and miscellaneous non-cash benefits accruals. This was partially offset in the 1996 period by an increase in the capitalization of a portion of the salaries paid to employees directly engaged in the acquisition, exploration and development of oil and gas properties. General and administrative expense per BOE decreased to $1.14 per BOE for the year ended December 31, 1996, from $1.15 per BOE for the comparable 1995 period.

     Depreciation, depletion, and amortization expense. For the year ended December 31, 1996, DD&A expense was $147.6 million as compared to $101.1 million in the comparable 1995 period, an increase of 46%. This variance can primarily be attributed to the Company's increased production and related current and future capital costs from the 1995 and 1996 worldwide drilling programs and acquisitions partially offset by the increase to proved reserves resulting from programs and acquisition. On a BOE basis, DD&A for the year ended December 31, 1996, was $6.06 per BOE as compared to $5.43 per BOE for the year ended December 31, 1995.

     Interest and debt expense. For the year ended December 31, 1996, interest and debt expense increased 15% to $40.8 million, from $35.6 million in the comparable 1995 period. This increase is primarily a result of generally higher debt levels partially offset by the repayment of a portion of the Company's debt with proceeds from the public offerings of common stock in March and November 1996. The increase was also partially offset by increases in the amount of interest capitalized in the 1996 period, as a result of an increase in the Company's unevaluated assets, including additional acreage and seismic data.

     Income tax expense (benefit). An income tax provision of $26.2 million was recognized for 1996, compared to a benefit of $1.7 million for 1995. Consistent with SFAS No. 109, the deferred income tax provision or benefit was derived primarily from changes in deferred income tax assets and liabilities recorded on the balance sheet. The primary items affecting the 1996 deferred tax provision were the use of $13.0 million of NOL carryforwards to eliminate 1996 taxable income and the deferred tax effect of exercised stock options. At December 31, 1996, the Company had $127.0 million of U.S. NOL carryforwards, $52.0 million of Equatorial Guinea NOL carryforwards and $17.6 million of Canadian federal tax pools. The Company paid cash income taxes in 1996 and 1995 of $0.4 million and $0.6 million, respectively, to several states, Canada and the U.S. for the Alternative Minimum Tax.

     Net income. Due to the factors described above, net income for the year ended December 31, 1996, increased to $55.0 million, an increase of $49.4 million or 882% from net income of $5.6 million for the comparable 1995 period.

LIQUIDITY AND CAPITAL RESOURCES

     The following summary table reflects comparative cash flows for the Company for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998:

                                                                   SIX MONTHS ENDED
                                  YEAR ENDED DECEMBER 31,              JUNE 30,
                             ---------------------------------   ---------------------
                               1995        1996        1997        1997        1998
                             ---------   ---------   ---------   ---------   ---------
                                              (DOLLARS IN THOUSANDS)
Net cash provided by
  operating activities.....  $ 105,313   $ 209,313   $ 339,675   $ 188,610   $ 111,815
Net cash used in investing
  activities...............   (160,224)   (428,007)   (803,679)   (308,274)   (427,967)
Net cash provided by
  financing activities.....     56,316     265,597     414,992      75,347     318,811

     Capital requirements. The Company's capital investments to date have focused primarily on exploration, acquisitions and development of proved properties. The Company's expenditures for property acquisition, exploration and development for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1997 and 1998 are as follows:

                                                                         SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,               JUNE 30,
                                 ------------------------------------   -------------------
                                   1995       1996          1997          1997       1998
                                 --------   --------   --------------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
Property acquisition costs:
  Proved.......................  $ 25,819   $ 66,105      $130,074      $ 92,980   $  6,879
  Unproved.....................     5,724     75,365       107,817        30,280     16,916
Properties held for resale.....        --    (37,200)           --            --         --
Exploration costs..............    48,992    108,430       250,698        99,827    140,914
Development costs..............   144,534    211,068       317,975       151,562    216,160
Capitalized interest on
  unevaluated properties.......     3,882      7,408        12,802         5,001     15,049
Capitalized general and
  administrative costs.........     7,728     10,533        14,992         6,589     11,469
                                 --------   --------      --------      --------   --------
          Total costs
            incurred...........  $236,679   $441,709      $834,358      $386,239   $407,387
                                 ========   ========      ========      ========   ========

     The Company makes, and will continue to make, substantial capital expenditures for the acquisition, exploration, development, production and abandonment of its oil and natural gas reserves. The Company has historically funded its operations, acquisitions, exploration and development expenditures from cash flows from operating activities, bank borrowings, sales of equity and debt securities, sales of non-strategic oil and natural gas properties, sales of partial interests in exploration concessions and project finance borrowings. The Company intends to finance remaining 1998 capital expenditures related to this strategy primarily with funds provided by operations, borrowings or other capital market activities.

     The Company's capital expenditure budget for 1998 is expected to be approximately $650 million, focused in the Company's three operating regions. In addition, the Company will evaluate its level of capital spending throughout the year based upon drilling results, commodity prices, cash flows from operations and property acquisitions. Actual capital spending may vary from the capital expenditure budget.

     The Company's debt to total capitalization ratio has increased to 63.4% at June 30, 1998, from 48.1% at December 31, 1997. The Company's interest coverage ratio (calculated as the ratio of income from operations plus DD&A and impairment of proved oil and gas properties to reported interest expense plus capitalized interest less non-cash amortization of debt issue costs) was 5.1 to 1 for the first six months of 1998 compared with 6.7 to 1 for the first six months of 1997.

     The Company currently has certain agreements in place to reduce interest rate fluctuation risk on a portion of its debt, resulting in an increase in interest and debt expense of $0.2 million during the six months ended June 30, 1998.

     Concurrent with the closing of the Merger on March 27, 1998, the Company entered into a $750 million five-year unsecured revolving credit facility (the "Existing Credit Facility") which combined and replaced the respective credit facilities of OEI and UMC in existence prior to the Merger. The Existing Credit Facility, which was with a group of commercial banks, provided for various borrowing options under either a base rate or Eurodollar margin rates. As of June 30, 1998, the Existing Credit Facility provided a $600 million initial borrowing base. These borrowings were repaid in July 1998 with the proceeds from the Initial Offering.

     At the closing of the Initial Offering, the Company entered into a new credit facility (the "New Credit Facility"), which was an amendment and restatement of the Existing Credit Facility and substituted OEI for OEI Louisiana as the borrower thereunder. The maximum amount of borrowings available under the New Credit Facility is initially $300 million. The loans under the New Credit Facility will generally bear interest, at the Company's option, either at
(i) a market-based index rate for floating rate loans plus a margin of 0.0%,
(ii) a LIBOR-based index rate for fixed rate loans of a specified period, generally six months or less, plus a margin of 0.70% to 1.275% or (iii) a rate determined through a bidding process. In addition, the Company will pay a quarterly facility fee of 0.20% to 0.375% per annum on the average borrowing base for such period. The loans under the New Credit Facility will mature on March 31, 2003. The New Credit Facility is guaranteed by OEI Louisiana. The other material terms of the New Credit Facility are substantially similar to those of the Existing Credit Facility. As of August 31, 1998, total borrowings outstanding against the facility were approximately $136.0 million, leaving approximately $164.0 million of available credit. See "Description of the New Credit Facility."

     In addition to developing its existing reserves, the Company attempts to increase its reserve base, production and operating cash flow by engaging in strategic acquisitions of oil and gas properties. In order to finance other possible future acquisitions, the Company may seek to obtain additional debt or equity financing. The availability and attractiveness of these sources of financing will depend upon a number of factors, some of which will relate to the financial condition and performance of the Company, and some of which will be beyond the Company's control, such as prevailing interest rates, oil and gas prices and other market conditions. There can be no assurance that the Company will acquire any additional producing properties. In addition, the ability of the Company to incur additional indebtedness and grant security interests with respect thereto will be subject to the terms of the Existing Indentures and the New Credit Facility, while the ability of the Company to grant certain liens will be subject to the terms of the Indentures.

     Liquidity. The ability of the Company to satisfy its obligations and fund planned capital expenditures will be dependent upon its future performance, which will be subject to prevailing economic conditions, including oil and gas prices, and subject to financial and business conditions and other factors, many of which are beyond its control, supplemented if necessary with existing cash balances and borrowings under the New Credit Facility. The Company currently expects that its cash flow from operations and availability under the New Credit Facility will be adequate to execute its 1998 business plan. However, no assurance can be given that the Company will not experience liquidity problems from time to time in the future or on a long-term basis. If the Company's cash flow from operations and availability under the New Credit Facility are not sufficient to satisfy its cash requirements, there can be no assurance that additional debt or equity financing will be available to meet its requirements.

     Effects of Leverage. The Company had outstanding long-term indebtedness of approximately $987.3 million as of June 30, 1998. The Company's level of indebtedness has several important effects on its future operations, including:
(i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest on its indebtedness and will not be available for other purposes; (ii) the covenants contained in (a) the Existing Indentures, the New Credit Facility and the Senior Subordinated Indenture set forth certain financial tests, and contain other restrictions which limit the Company's ability to borrow additional funds or to dispose of assets, and (b) the Senior Indentures limit the Company's ability to grant certain liens and engage in sale/leaseback transactions, all of which may affect the Company's flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities; and (iii) the Company's ability to obtain additional financing in the future for working capital, expenditures, acquisitions, general corporate purposes or other purposes may be impaired. None of the Existing Indentures place significant restrictions on a wholly-owned subsidiary's ability to make distributions to the parent company.

     The Company believes it is currently in compliance with all covenants contained in the respective Existing Indentures.

     The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to oil and gas prices, general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's future performance will not be adversely affected by such economic conditions and financial, business and other factors.

OTHER MATTERS

     Energy swap agreements. The Company hedges certain of its production through master swap agreements ("Swap Agreements") which provide for separate contracts tied to the NYMEX light sweet oil and natural gas futures contracts. In addition, the Company has combined contracts which have agreed upon price floors and ceilings ("Costless Collars"). As of June 30, 1998, the fair market value of all hedging contracts covered by the Swap Agreements was approximately $10.1 million.

     Oil revenues have been increased by $11.1 million for the six months ended June 30, 1998 as a result of the hedge contracts in place for such period. As of June 30, 1998, the Company's open forward position on its outstanding Swap Agreements was 2,100 MBbls at an average price of $19.87 per Bbl for the year ended December 31, 1998. The Company currently has no outstanding natural gas swaps.

     It is the Company's current intention to commit no more than 50% of its production on a BOE basis to such arrangements at any point in time. As the current Swap Agreements expire, the portion of the Company's oil and natural gas production which is subject to price fluctuations will increase substantially, unless the Company enters into additional hedging transactions.

     Price fluctuations and volatile nature of markets. Despite the measures taken by the Company to attempt to control price risk, the Company remains subject to price fluctuations for natural gas and oil sold on the spot market. Prices received for natural gas sold on the spot market are volatile due primarily to seasonality of demand and other factors beyond the Company's control. Domestic oil prices generally follow worldwide oil prices which are subject to price fluctuations resulting from changes in world supply and demand. Any significant decline in prices for oil and gas could have a material adverse effect on the Company's financial position, results of operations and quantities of reserves recoverable on an economic basis.

     Environmental. The Company's business is subject to certain federal, state, and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Many of these laws and regulations have become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions, terminations or inability to meet applicable bonding requirements could materially and adversely affect the Company's financial condition and operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to the Company, to date such compliance has not had a material adverse effect on the earnings or competitive position of the Company. It is possible that such regulations in the future may add to the cost of operating offshore drilling equipment or may significantly limit drilling activity. The Company has included $10.0 million in its 1998 exploration and development capital budget to reformat operations for alternative disposal of water produced from its offshore wells in accordance with an approved zero discharge plan. As recently as August 8, 1998, the Environmental Protection Agency ("EPA") added four petroleum refining wastes to the list of RCRA hazardous wastes. While the full impact of this new rule has yet to be determined, the rule may, as of February 1999, impose increased expenditures and operating expenses on the Company, which may take on additional obligations relating to the treatment, storage, disposal, and transportation of certain petroleum refining wastes that were previously not regulated as hazardous wastes.

     The Oil Pollution Act of 1990 ("OPA") imposes ongoing requirements on a responsible party including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10.0 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. This amount is subject to upward regulatory adjustment up to $150.0 million.

     Year 2000 compliance. The Company is currently in the process of evaluating its information technology infrastructure for the year 2000 ("Year 2000") compliance. The Company's primary information systems are in the process of being replaced with fully compliant new systems as part of a regularly scheduled upgrade to meet the Company's growing capacity and performance requirements. These replacements are expected to be completed by early 1999.

     The Company does not expect that the cost to modify and replace its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The costs of these projects and the date on which the Company plans to complete modifications and replacements are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.

     The Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

     The Company has not incurred significant costs related to Year 2000 compliance prior to December 31, 1997, other than internal costs to evaluate the extent of compliance.

                                    BUSINESS

GENERAL

     The Company is one of the largest independent oil and gas exploration and production companies in the U.S., with a market enterprise value of approximately $3.0 billion (market value of equity plus debt). The Company was created in March 1998 by the strategic merger of OEI and UMC, which Merger brought together the complementary strengths and opportunities inherent in each company, while substantially increasing the combined Company's financial profile. On a combined basis, the Company generated EBITDA of $404.9 million for the twelve months ended June 30, 1998. As of December 31, 1997, the Company had estimated proved reserves of approximately 137.6 MMBbls of oil (51% of total proved reserves) and 797.9 Bcf of natural gas (49% of total proved reserves) for a total of 270.6 MMBOE, with a Present Value of Future Net Revenues of approximately $1.3 billion and a Standardized Measure of Discounted Future Net Cash Flows of approximately $1.2 billion. The Company holds a diversified portfolio of properties with both domestic and international exposure organized into three primary operating units: (i) the Gulf of Mexico Region; (ii) the International Region; and (iii) the North American Onshore Region.

     Gulf of Mexico Region. In the Gulf of Mexico Region, the Company held interests in 0.9 million gross (0.5 million net to the Company) acres as of December 31, 1997, and currently holds 184 shelf and 45 deepwater blocks. On the continental shelf, the Company's operations are in three primary areas: (i) the Mississippi River Delta; (ii) the Central Gulf; and (iii) the Western Gulf. In the deepwater Gulf of Mexico, the Company's blocks are located offshore Louisiana in water depths ranging from 2,500 to 7,500 feet, where the Company expects to commence drilling operations in 1999. As of December 31, 1997, the Company had approximately 115.6 MMBOE of proved reserves attributable to the Gulf of Mexico Region (approximately 43% of the Company's total proved reserves) with average daily production during the first six months of 1998 of 64.4 MBOE per day.

     International Region. In the International Region, the Company currently holds interests in 12 West African blocks (two of which are currently under production), totaling approximately 6.7 million gross (2.6 million net to the Company) acres, in Cote d'Ivoire, Equatorial Guinea and Angola. In addition, the Company has interests in the Asian Basin countries of Pakistan, covering 7.7 million gross (5.8 million net to the Company) acres in five blocks, and Bangladesh, covering 3.3 million gross (1.3 million net to the Company) acres in one block, where seismic and geophysical evaluations are ongoing. The Company's acreage in the International Region is generally held pursuant to PSCs with host governments. Under the Company's 18 PSCs (15 of which the Company operates), the Company holds contract interests ranging from 15% to 100%. As of December 31, 1997, the Company had approximately 68.0 MMBOE of proved reserves attributable to the International Region (approximately 25% of the Company's total proved reserves) with average daily production during the first six months of 1998 of
21.4 MBOE per day.

     North American Onshore Region. At December 31, 1997 in the North American Onshore Region, the Company had interests in 2.9 million gross (1.0 million net to the Company) acres in 15 states and Western Canada. Domestically, the Company conducts activities in two primary areas: (i) certain Midcontinent areas, including the Anadarko Basin and onshore Texas; and (ii) certain Rocky Mountain areas, including operations in Montana and Wyoming. The Company's Canadian assets are located in Western Alberta, Canada. As of December 31, 1997, the Company had approximately 87.0 MMBOE of proved reserves attributable to the North American Onshore Region (approximately 32% of the Company's total proved reserves) with average daily production during the first six months of 1998 of
29.3 MBOE per day.

     The Company has a successful record of production growth with an average annual growth rate in excess of 30% for the three-year period ended December 31, 1997. The Company continued to increase production during the six months ended June 30, 1998, reporting daily average production exceeding 115 MBOE for such period compared to 92 MBOE for all of 1997. In 1997, the Company's capital expenditures (excluding acquisitions) totaled approximately $600 million, $250 million of which was directed to exploration. During 1997, 398 total gross wells were drilled, of which 86 gross were exploratory wells with a 55% success rate and 312 were development wells with a 93% success rate. In 1998, the Company has budgeted approximately

$650 million for capital expenditures, of which approximately 60% will be used for development and approximately 40% will be directed to exploration drilling, seismic and leasehold acquisitions. Of this total, approximately $355 million will be spent in the Gulf of Mexico Region, $217 million will be spent in the International Region and $78 million will be spent in the North American Onshore Region. Management anticipates that this budget will permit the Company to drill approximately 420 total wells in 1998, approximately 100 of which are expected to be exploratory wells and 320 of which are expected to be development wells.

COMPANY STRENGTHS

     Substantial portfolio of exploration opportunities. The Company has a substantial inventory of exploration projects for the next several years providing opportunities to significantly increase reserves, production and cash flow. The Company's domestic exploration inventory includes opportunities which provide near-term reserve, production and cash flow growth potential. In addition, the Company has high-impact exploration prospects in the deepwater areas of the Gulf of Mexico Region and certain West African and Asian Basin countries in the International Region providing long-term growth potential. As part of its efforts in each of these regions, the Company has entered into a number of exploration alliances (some of which it also operates) both domestically and internationally with several major oil and gas companies and/or their respective affiliates and subsidiaries, including Shell, Mobil, Exxon, Petrofina and Conoco. The Company owns a large inventory of 3-D and 2-D seismic data in and around its core properties and uses state-of-the-art seismic evaluation technology in its exploration activities in order to reduce risks and lower costs. Year to date through June 30, 1998, the Company has drilled 37 exploratory wells, approximately 62% of which have been successful. The Company anticipates drilling approximately 80 additional exploratory wells in 1998.

     Extensive inventory of lower-risk development projects. The Company currently has an extensive inventory of lower-risk development projects, which should allow the Company to replace a significant percentage of its production irrespective of exploration success. As a result of the Company's successful execution of its business plan, production in 1997 averaged approximately 92 MBOE per day compared to approximately 65 MBOE per day in 1996. Year to date through June 30, 1998, the Company has drilled 62 development wells, 90% of which have been successful, and anticipates drilling approximately 250 additional development wells in 1998. Management expects the Company to grow annual production in 1998 by approximately 30%.

     Balanced composition and geographic diversity of reserves. As of December 31, 1997, the Company's proved reserves were balanced evenly between oil and gas. Additionally, the Company's reserves are diversified geographically, with approximately 43% located in the Gulf of Mexico, 25% located in the Rocky Mountain/ Midcontinent regions, 7% located in Canada, 15% located in Equatorial Guinea and 10% located in Cote d'Ivoire. Approximately 68% of the Company's total proved reserves are considered proved developed. Management believes that the balance provided between the properties located in the Company's operating regions and between commodities lowers the overall risk profile of production as well as the risk profile of the exploration and development opportunities of the Company.

     Efficient operator. The Company operates a substantial portion of its wells, allowing it to control expenses, capital allocation and the timing of development and exploitation of its operated fields. Since 1993, the Company has decreased per unit production and operating expenses (excluding ad valorem and production taxes) by 23% from $3.95 per BOE for the year ended December 31, 1993 to $3.04 per BOE for the six months ended June 30, 1998.

     Technical expertise and management depth. The Company believes it has one of the most technically advanced and successful exploration and development groups in the industry. Management believes the Company's technical personnel, including its geoscientists and engineers, have extensive expertise and experience specific to the regions in which the Company operates and provide the Company with a distinct competitive advantage. This technical expertise is further enhanced by a seasoned senior management team with significant experience both specific to the Company's operations and the oil and gas industry in general.

BUSINESS STRATEGY

     Emphasizing exploration in the Gulf of Mexico and International
Regions. The Company will focus its exploration program on the Gulf of Mexico and International Regions where it believes the future prospects for reserve additions and associated long-term production growth are greatest. In particular, the Company's exploration program is designed to provide exposure to selected higher risk, higher potential rate of return prospects, including the deepwater prospects in the Company's inventory. Within these two regions, the Company has over 18.6 million gross (10.2 million net to the Company) acres. The Company has a large inventory of 3-D and 2-D seismic data and other geophysical technology which, along with the application of the Company's technical expertise in its core areas of operations, will be used to evaluate this acreage. The Company expects that approximately $283 million will be dedicated to exploration expenditures, primarily in the Gulf of Mexico and International Regions in 1998.

     Continuing development of existing producing properties. While the Company currently enjoys substantial production from properties in each of its three operating regions, it is actively pursuing the further development of these properties in order to fully exploit its reserves through horizontal and development drilling, 3-D seismic enhanced exploitation drilling, recompletions and waterfloods. This development activity will be focused primarily in Equatorial Guinea, the continental shelf area of the Gulf of Mexico and the North American Onshore Region and will provide a majority of the near-term growth in the Company's production. The Company expects that approximately $367 million will be dedicated to development expenditures in 1998.

     Pursuing strategic acquisitions and international opportunities. The Company is continually evaluating opportunities to acquire producing and exploratory properties which may possess, among others, one or more of the following characteristics: (i) close proximity to the Company's existing operations, (ii) potential opportunities to increase reserves through exploratory drilling and additional recovery or enhancement techniques or (iii) potential opportunities to reduce expenses through more efficient operations. While the Company focuses primarily on acquisitions involving producing properties with large acreage positions, it evaluates a broad range of potential transactions. The Company believes that significant opportunities remain in its core international areas of operations. The Company continuously evaluates opportunities to acquire additional PSCs in order to enhance the Company's long-term growth. Company personnel have substantial training, experience and an in-depth knowledge of the Company's operating regions, as well as established relationships with a number of major and large independent energy companies operating in these regions.

OIL AND GAS PROPERTIES

     The Company's operating activities are focused primarily in three operating units: (i) the continental shelf and deepwater areas (water depth of over 1,500 feet) of the Gulf of Mexico ("Deepwater Gulf"), (ii) the West African countries of Cote d'Ivoire, Equatorial Guinea and Angola, and the Asian Basin countries of Pakistan and Bangladesh, and (iii) certain onshore areas of North America, including Western Canada and the Midcontinent and Rocky Mountain regions of the U.S. The following table summarizes the Company's proved reserves by operational area:

                                                           PROVED RESERVES AT DECEMBER 31, 1997
                                                  -------------------------------------------------------
                                                                                 DISCOUNTED
                                                                                  PRESENT         % OF
                                                                                VALUE BEFORE     TOTAL
                                                            NATURAL              INCOME TAX    DISCOUNTED
                                                    OIL       GAS      TOTAL    (DOLLARS IN     PRESENT
                    REGION                        (MBBLS)   (MMCF)    (MBOE)     THOUSANDS)      VALUE
                    ------                        -------   -------   -------   ------------   ----------
Gulf of Mexico Region..........................   69,445    277,106   115,629    $  675,408        50%
International Region...........................   45,271    136,290   67,986        242,955        18%
North American Onshore Region..................   22,886    384,539   86,976        424,921        32%
                                                  -------   -------   -------    ----------       ----
         Total.................................   137,602   797,935   270,591    $1,343,284       100%
                                                  =======   =======   =======    ==========       ====

GULF OF MEXICO REGION

     The following is a description of each of the Company's major operating areas in the Gulf of Mexico Region:

     Continental Shelf. The Company's operations in the continental shelf area of the Gulf of Mexico are located in three distinct areas: the Mississippi River Delta, the Central Gulf and the Western Gulf. These areas have extensive production histories and contain significant reserve and production enhancement opportunities.

     The Company's current production operations in the continental shelf area are comprised of 26 Company operated fields, as well as 13 non-operated fields. These production operations encompass approximately 316,000 gross (161,000 net to the Company) acres, representing approximately 115.6 MMBOE, or 43% of the Company's total proved reserves. For the six months ended June 30, 1998, the Company's average daily production was 35.3 MBbls of oil and 174.5 MMcf of gas. Some of the Company's premier properties in this area include the South Pass 24 field and the South Pass 27 field located in the highly prolific area of the East Bay Complex. The Company owns an average 99% working interest in these fields.

     On March 3, 1998, the Company announced that it was expanding its exploration program through an exclusive Gulf of Mexico Exploration Alliance (the "Alliance") with Shell Offshore, Inc. ("SOI"). Pursuant to the terms of the Alliance, the Company and SOI will initially drill 25 exploration prospects, all delineated by 3-D seismic, on over 141,000 gross acres across the continental shelf in the Gulf of Mexico. Under the Alliance, the Company will participate for 25% of SOI's working interest in the Alliance's 25 exploration prospects.

     Deepwater Gulf. As a result of the Company's increased emphasis on reserve additions through exploratory drilling, the Company has begun to focus on the Deepwater Gulf. In March 1997, the Company entered the Deepwater Gulf exploration venture with Conoco encompassing 155,220 gross (57,658 net to the Company) acres located off the coast of Louisiana in water depths ranging from 2,500 to 7,500 feet. In addition, at a federal lease sale conducted in August 1997, the Company was awarded six blocks located in Keathley Canyon, encompassing 34,560 gross and net acres, and in 1998, the Company entered into two separate joint venture arrangements encompassing 57,600 gross (28,800 net to the Company) acres in water depths ranging from 7,000 to 9,000 feet. The Company believes that the Deepwater Gulf provides substantial reserve and production growth opportunities in the Gulf of Mexico Region.

INTERNATIONAL REGION

     The following is a description of each of the Company's major operating areas in the International Region:

     Cote d'Ivoire. In Cote d'Ivoire, the Company has five PSCs through which it holds contract interests ranging from 25% to 65% in five blocks totaling approximately 2.2 million gross (0.9 million net to the Company) acres. As of December 31, 1997, the Company operated all of the five PSCs in Cote d'Ivoire. As a result of the successful discoveries and subsequent production history, the Company recognized net proved reserves of 5.3 MMBbls of oil and 136.3 Bcf of natural gas on the five blocks at December 31, 1997. In addition, the Company's net production from the blocks totaled 1,027 MBbls and 4,939 MMcf for the year ended December 31, 1997. Year to date through June 30, 1998 in Cote d'Ivoire, the Company participated in two exploratory wells, both of which were successful. The Company anticipates drilling three additional exploratory wells in 1998. No development wells have been drilled or are planned in 1998.

     In 1997, the Company constructed a liquid propane gas ("LPG") plant to extract liquids (propane, butane and natural gasoline) from the current natural gas production in the country. The plant is capable of handling 75 to 95 MMcf per day of natural gas flow producing up to 45,000 metric tons of LPG per year and commenced operations during the third quarter of 1998. Total costs incurred on such plant through December 31, 1997 were approximately $17.2 million.

     Equatorial Guinea. In Equatorial Guinea, the Company has four PSCs through which the Company holds contract interests ranging from 25% to 100% totaling approximately 1.8 million gross (1.2 million net to the Company) acres. As of December 31, 1997, the Company operated three of the four PSCs in Equatorial Guinea.

     At December 31, 1997, the Company recognized net proved reserves of 40.0 MMBbls of oil on one of its Equatorial Guinea blocks. In 1997, the Company participated in seven exploratory wells, three of which were successful, and nine development wells, all of which were successful. Year to date in Equatorial Guinea, the Company participated in one exploratory well and one development well, each of which was successful. In 1998, the Company anticipates drilling eight additional exploratory wells in Equatorial Guinea.

     Work on a new development project on one of the blocks in Equatorial Guinea is expected to begin in 1998 to provide additional production capacity to develop the existing field discoveries in such block. Extensive 3-D seismic shoots are currently underway to further evaluate opportunities on these blocks.

     Angola. In February and May 1998, the government of the Republic of Angola awarded the Company participations in two exploration blocks with 20% and 15% contract interests, respectively. In addition, in May 1998, the government of the Republic of Angola consented to the Company's participation in an additional exploration block with a 30% interest. In the aggregate, the three blocks cover
2.7 million gross (0.5 million net to the Company) acres, two of which are located in the high potential deepwater basins offshore Angola where several major discoveries were announced in 1996 and 1997. The Company will operate one of the blocks.

     Pakistan. During 1996 and 1997, the Company signed five PSCs with the government of Pakistan, covering 7.7 million gross (5.8 million net to the Company) acres, with contract interests of 76% each. The Company operates all five of these PSCs. Geological and geophysical studies have begun and will be conducted during the next two years of the exploration license on the five blocks, with possible drilling by the end of 1999.

     Bangladesh. In February 1997, the Company signed a PSC covering a block in the Chittagong Hills Tracts onshore Bangladesh, which PSC the Company currently operates. The Company has geological and geophysical work currently underway toward possible drilling in 1998. The block covers 3.3 million gross (1.3 million net to the Company) acres. The Company currently holds a 40% contract interest in this PSC.

NORTH AMERICAN ONSHORE REGION

     On May 23, 1998, the Company announced a corporate restructuring with the objective of streamlining its organizational structure by transferring certain assets to a wholly-owned subsidiary of the Company that will hold and operate the Company's onshore North American assets and operations. The subsidiary will be headquartered in Denver, Colorado and will hold an acreage position in excess of 2.9 million gross (1.0 million net to the Company) acres in 15 states and Western Canada. In addition, the subsidiary will have an interest in approximately 5,800 gross wells. The effective date for the reorganization was June 30, 1998.

     The following is a description of each of the Company's major producing areas in the North America Onshore Region:

     Midcontinent. The Company's Midcontinent area comprises approximately 189,000 net acres and represents approximately 32.6 MMBOE, or 12% of the Company's total proved reserves. Projects in this area include continued low-risk development drilling in the Anadarko Basin and West Texas and several waterflood oil projects. Some of the Company's most important properties in the Midcontinent area lie in the Young Mendota Field in Texas, which field is the Company's largest field in this area, and the Buffalo and Longhorn areas of West Texas.

     Rocky Mountains. The Rocky Mountain area comprises approximately 491,000 net acres and represents approximately 34.7 MMBOE, or almost 13% of the Company's proved reserves. The Company's largest property in the Rocky Mountain area is the Bearpaw field in the northcentral portion of Montana where shallow, low-cost development drilling has made the Company the largest producer of natural gas in the state.

The Company holds interests in nearly 500 wells, currently producing in excess of 55 MMcf of natural gas gross (36 MMcf net to the Company) per day, in the Bearpaw field. Other properties of importance in the area include projects that are underway in the Powder River Basin and the East Triangle Field in Wyoming.

     Canada. The Western Canada area comprises approximately 276,000 net acres and represents approximately 19.7 MMBOE, or nearly 7% of the Company's total proved reserves. One of the most important properties in this region is the Bindloss area of Alberta, Canada.

OIL AND NATURAL GAS RESERVES

     Presented below are the estimated quantities of proved developed and proved undeveloped reserves of oil and natural gas and the Present Value of Future Net Revenues (before income taxes) owned by the Company as of December 31, 1997. Information set forth in the following table is based upon reserve reports of the Company, prepared in accordance with the rules and regulations of the Commission. During 1998, commodity prices have decreased substantially from the prices upon which the reserve reports as of December 31, 1997 were based.

                                                       PROVED RESERVES AT DECEMBER 31, 1997(1)
                                                      -----------------------------------------
                                                      DEVELOPED     UNDEVELOPED       TOTAL
                                                      ----------   -------------   ------------
                                                               (DOLLARS IN THOUSANDS)
Net Proved Reserves:
  Oil (MBbls).......................................     87,358        50,244          137,602
  Gas (MMcf)........................................    584,647       213,288          797,935
  MBOE (6 Mcf per Bbl)..............................    184,799        85,792          270,591
Estimated Future Net Revenues (Before Income
  Taxes)............................................                                $1,933,000
Present Value of Future Net Revenues (Before Income
  Taxes; Discounted at 10%).........................                                 1,343,000
Standardized Measure of Discounted Future Net Cash
  Flows(2)..........................................                                 1,220,000

---------------

(1) In accordance with such rules and regulations, the pre-tax Estimated Future Net Revenues and the pre-tax Present Value of Future Net Revenues as prepared by the Company was increased by approximately $6.4 million and $6.1 million, respectively, representing the effect of hedging transactions entered into as of December 31, 1997.

(2) The Standardized Measure of Discounted Future Net Cash Flows prepared by the Company represents the Present Value of Future Net Revenues after income taxes discounted at 10%.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the Company. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. The quantities of oil and natural gas that are ultimately recovered, production and operating costs, the amount and timing of future development expenditures and future oil and natural gas sales prices may all differ from those assumed in these estimates. Therefore, the Present Value of Future Net Revenues figures shown above should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. The information set forth in the foregoing tables includes revisions of certain volumetric reserve estimates attributable to proved properties included in the preceding year's estimates. Such revisions are the result of additional information from subsequent completions and production history from the properties involved or the result of a decrease (or increase) in the projected economic life of such properties resulting from changes in product prices.

     In accordance with the Commission's guidelines, the engineers' estimates of future net revenues from the Company's properties and the Present Value of Future Net Revenues thereof are made using oil and natural gas sales prices in effect as of the dates of such estimates and are held constant throughout the life of the properties except where such guidelines permit alternate treatment, including the use of fixed and determinable contractual price escalations. Prices for natural gas and, to a lesser extent, oil are subject to substantial seasonal fluctuations and prices for each are subject to substantial fluctuations as a result of numerous other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "-- Oil and Gas Marketing and Major Customers."

PRODUCTIVE WELLS AND ACREAGE

     Productive Wells. The following table sets forth the Company's existing productive wells as of December 31, 1997:

                                                               GROSS    NET
                                                               -----   -----
Oil.........................................................   4,617   1,014
Gas.........................................................   2,052     910
                                                               -----   -----
          Total Productive Wells............................   6,669   1,924
                                                               =====   =====

     Productive wells consist of producing wells and wells capable of production, including gas wells awaiting pipeline connections. Wells that are completed in more than one producing horizon are counted as one well. Of the gross wells reported above, 59 had multiple completions.

     Acreage Data. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof. The following table sets forth the approximate developed and undeveloped acreage in which the Company held a leasehold mineral or other interest at December 31, 1997.

                                                         DEVELOPED
                                                           ACRES      UNDEVELOPED ACRES
                                                        -----------   -----------------
REGION                                                  GROSS   NET    GROSS      NET
------                                                  -----   ---   -------   -------
                                                                (IN THOUSANDS)
Gulf of Mexico Region.................................    332   172      581       341
International Region..................................     49    13   14,932     9,219
North American Onshore Region.........................  1,195   458    1,707       498
                                                        -----   ---   ------    ------
          Total.......................................  1,576   643   17,220    10,058
                                                        =====   ===   ======    ======

DRILLING ACTIVITIES

     Drilling activities are subject to many risks, including the risk that no commercially productive reservoirs will be encountered. There can be no assurance that new wells drilled by the Company will be productive or that the Company will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating, and other costs. The cost of drilling, completing and operating wells is often uncertain. The Company's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which are beyond the Company's control, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services. Many of the Company's prospects are located in deepwater areas, and exploration and development of these prospects requires use of deepwater drilling rigs. Availability of such deepwater rigs is currently limited. The Company may, from time to time, seek to obtain long term commitments for such rigs, which commitments may have terms for three or more years.

     The following table sets forth the drilling activity of the Company on its properties for the period ended December 31, 1995, 1996 and 1997.

                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                          1995           1996           1997
                                                      ------------   ------------   -------------
                                                      GROSS   NET    GROSS   NET    GROSS    NET
                                                      -----   ----   -----   ----   -----   -----
Exploratory Wells:
  Productive........................................    19     6.2      29   13.3      47    28.7
  Nonproductive.....................................    18     5.2      31   13.2      39    20.3
Development Wells:
  Productive........................................   131    36.4     137   50.5     289   102.3
  Nonproductive.....................................    22     3.3      10    5.4      23    12.9
                                                       ---    ----   -----   ----   -----   -----
          Total.....................................   190    51.1     207   82.4     398   164.2
                                                       ===    ====   =====   ====   =====   =====

OIL AND GAS MARKETING AND MAJOR CUSTOMERS

     The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control, including seasonality, the condition of the U.S. economy, particularly the manufacturing sector, foreign imports, political conditions in other oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic government regulation, legislation and policies. Decreases in the prices of oil and natural gas could have an adverse effect on the carrying value of the Company's proved reserves and the Company's revenues, profitability and cash flow. Although the Company is not currently experiencing any significant involuntary curtailment of its oil or natural gas production, market, economic and regulatory factors may in the future materially affect the Company's ability to sell its oil or natural gas production. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company markets its oil and gas production to numerous purchasers under a combination of short and long-term contracts. During 1997, Mobil Sales and Supply Corporation accounted for 15% of the Company's oil and gas revenues as the purchaser of the Company's production in Equatorial Guinea. In addition, sales to Shell accounted for 21% of the Company's oil and gas revenues for the year ended December 31, 1997. The Company had no other purchasers that accounted for greater than 10% of its oil and gas revenues for the year ended December 31, 1997. See Note 9 to the Company's consolidated financial statements incorporated by reference herein.

     Due to the availability of other markets and pipeline connections, the Company does not believe that the loss of any single oil or natural gas customer would adversely affect the Company's results of operations.

COMPETITION

     The oil and gas industry is highly competitive in all of its phases. The Company encounters competition from other oil and gas companies in all areas of its operations, including the acquisition of producing properties. The Company's competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of its competitors are large, well established companies with substantially larger operating staffs and greater capital resources than the Company's and which, in many instances, have been engaged in the energy business for a much longer time than the Company. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to define, evaluate, bid for and purchase a greater number of properties and prospects than the Company's financial or human resources permit. The Company's ability to acquire additional properties and to discover reserves in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

     Capital available for investment in the oil and natural gas industry may decline significantly as a result of decreases in product prices, future changes in federal income tax laws and adverse economic conditions generally affecting the industry and the country as a whole.

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to hazards and risks inherent in drilling for and production and transportation of oil and natural gas, such as uncontrollable flows of oil, gas or well fluids, fires, natural disasters, explosions, encountering formations with abnormal pressures, blowouts, cratering, pipeline ruptures, spills, pollution, releases of toxic gas and other environmental hazards and risks, any of which can result in loss of hydrocarbons, environmental pollution, personal injury claims, and other damage to properties of the Company and others. In addition, the Company may be liable for environmental damages caused by previous owners of property purchased by the Company or its predecessors. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could reduce or eliminate the funds available for exploration, development or acquisitions, or result in loss of the Company's properties. Additionally, the Company's oil and gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production. As protection against operating hazards and in accordance with customary industry practices, the Company maintains insurance coverage against some, but not all, potential losses. The Company's coverages include, but are not limited to, operator's extra expense, physical damage on certain assets, employer's liability, comprehensive general liability, automobile, workers' compensation and loss of production income insurance. The Company believes that its insurance is adequate and customary for companies of a similar size engaged in operations similar to those of the Company, but losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on the Company's financial condition and results of operations.

EMPLOYEES

     As of June 1, 1998, the Company had over 800 full-time employees, none of whom is represented by any labor union. Included in the total were approximately 500 corporate employees located in the Company's Houston, Texas; Baton Rouge, Louisiana; Lafayette, Louisiana; Denver, Colorado; Calgary, Alberta; Abidjan, Cote d'Ivoire; and Malabo, Equatorial Guinea offices and in various field locations whose functions are associated with management, engineering, geology, geophysics, operations, land, legal, accounting, financial planning and administration. Of this amount, approximately 300 full-time employees are responsible for the supervision and operation of its field activities. The Company considers its relations with its employees to be good.

OTHER FACILITIES

     The Company leases its Houston, Texas headquarters under a lease covering approximately 112,000 square feet, expiring in December 2006. In addition, the Company leases approximately 33,000 square feet of office space in Denver, Colorado, approximately 8,600 square feet of office space in Baton Rouge, Louisiana, approximately 71,000 square feet of office space in Lafayette, Louisiana and approximately 1,150 square feet of office space in New Orleans, Louisiana, where some of the Company's technical personnel are collectively located. The Company also leases additional space in its Calgary, Alberta office and for its division and field operating offices.

     The Company also leases dock and warehouse space in Venice, Louisiana; Morgan City, Louisiana; and Abidjan, Cote d'Ivoire.

TITLE TO PROPERTIES

     The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens which the Company believes do not materially interfere with the use of or affect the value of such properties. The MMS and Louisiana State Mineral Board must approve all transfers of record title or operating rights on its respective leases. The MMS and Louisiana State Mineral Board approval process can in some cases delay the requested transfer for a significant period of time.

GOVERNMENTAL REGULATION

     The Company's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by Federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or reinterpreted, the Company is unable to predict the future cost or impact of complying with such laws.

     The State of Louisiana and many other states require permits for drilling operations, drilling bonds, and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from wells, and the regulation of spacing, plugging, and abandonment of such wells.

     Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 (the "NGPA"), and the regulations promulgated thereunder by the Federal Energy Regulatory Commission (the "FERC"). In the past, the federal government has regulated the wellhead price of natural gas. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA. In 1989, the Natural Gas Wellhead Decontrol Act was enacted, which amended the NGPA to remove wellhead price controls on all domestic natural gas as of January 1, 1993. While sales by producers of natural gas, and all sales of oil, condensate and natural gas liquids, can currently be made at uncontrolled market prices, Congress could re-enact price controls in the future.

     Several major regulatory changes have been implemented by the FERC from 1985 to the present that have had a major impact on natural gas pipeline operations, services and rates and thus have significantly altered the marketing and price of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A and 636-B (collectively, "Order No. 636"), which, among other things, require each interstate pipeline company to "restructure" to provide transportation separate or "unbundled" from the sale of gas and to make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and stand-by sales and gas balancing services) and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate makes gas sales as a merchant in the future, it does so in direct competition with all other sellers pursuant to private contracts; however, pipeline companies and their affiliates were not required to remain "merchants" of gas and several of the interstate pipeline companies have become "transporters" only. Following the conclusion of individual restructuring proceedings for each interstate pipeline pursuant to Order No. 636, the FERC has approved, with modifications, all of the restructuring plans implementing Order No. 636 on every interstate pipeline.

     On July 16, 1996, the Court of Appeals for the District of Columbia Circuit ("D.C. Circuit") issued its opinion on review of Order No. 636. The opinion upheld most elements of Order No. 636 including the unbundling of sales and transportation services, curtailment of pipeline capacity, implementation of the capacity release program and the mandatory imposition of straight-fixed-variable ("SFV") rate design for interstate pipeline companies. The D.C. Circuit did remand certain aspects of Order No. 636 to the FERC for further explanation including, inter alia, the FERC's decision to exempt pipelines from sharing in gas supply realignment ("GSR") costs caused by restructuring; FERC's selection of a twenty-year term matching cap for the right-of-first-refusal mechanism; the FERC's restriction on the entitlement of no-notice transportation service to only those customers receiving bundled sales service at the time of restructuring; and FERC's determination that pipelines should focus on individual customers, rather than customer classes, in mitigating the effects of SFV rate design. On May 12, 1997, the United States Supreme Court denied certiorari of the D.C. Circuit's decision.

     On February 27, 1997, the FERC issued its order on remand (i.e. Order No. 636-C). The order reaffirmed the holding of Order No. 636 that pipelines should be entitled to recover 100 percent of their prudently incurred GSR costs. Moreover, since Order No. 636, few, if any, pipeline customers have been willing, or required, to commit to twenty-year contracts for existing capacity. Thus, FERC reduced the contract matching cap for the right-of-first-refusal mechanism to five years. In light of the varied post-restructuring experience with no-notice service, the FERC also decided to no longer limit a pipeline's no-notice service to its bundled sales customers at the time of restructuring. Finally, the FERC reaffirmed that pipelines should focus on individual customers, rather that customer classes, in mitigating the effects of SFV rate design. On May 28, 1998, FERC denied requests for rehearing of Order No. 636-C. Appeals of individual pipeline restructuring orders are still pending before the D.C. Circuit.

     On May 31, 1995, the FERC issued a policy statement on how interstate natural gas pipelines can recover the costs of new pipeline facilities. The policy statement focused on whether projects would be priced on a rolled-in basis (rolling in the expansion costs with the existing facilities) or on an incremental basis (establishing separate cost-of services and separate rates for the existing and expansion facilities). The policy statement established a presumption in favor of rolled-in rates when the rate increase to existing customers from rolling in the new facilities is 5% or less. While this policy statement affects the Company only indirectly, the new policy should enhance competition in natural gas markets and facilitate construction of gas supply laterals. In the policy statement, the FERC contemplated that the resolution of pricing methodology would take place in individual proceedings based on the facts and circumstances of the project. The Company cannot predict what action the FERC will take in the individual proceedings.

     In October of 1992 Congress passed the Energy Policy of 1992 ("Energy Policy Act"). The Energy Policy Act deemed petroleum pipeline rates in effect for the 365-day period ending on the date of enactment of the Energy Policy Act or that were in effect on the 365th day preceding enactment and had not been subject to complaint, protest or investigation during the 365-day period to be just and reasonable under the Interstate Commerce Act. The Energy Policy Act also provides that complaints against such rates may only be filed under the following limited circumstances: (i) a substantial change has occurred since enactment in either the economic circumstances or the nature of the services which were a basis for the rate; (ii) the complainant was contractually barred from challenging the rate prior to enactment; or (iii) the rate is unduly discriminatory or preferential. The Energy Policy Act further required FERC to issue rules establishing a simplified and generally applicable ratemaking methodology for petroleum pipelines, and to streamline procedures in petroleum pipeline proceedings. On October 22, 1993, the FERC responded to the Energy Policy Act directive by issuing Order No. 561, which adopts a new indexing rate methodology for petroleum pipelines. Under the new regulations, which were effective January 1, 1995, petroleum pipelines are able to change their rates within prescribed ceiling levels that are tied to the Producer Price Index for Finished Goods, minus one percent. Rate increases made pursuant to the index will be subject to protest, but such protests must show that the portion of the rate increase resulting from application of the index is substantially in excess of the pipeline's increase in costs. The new indexing methodology can be applied to any existing rate, even if the rate is under investigation. If such rate is subsequently adjusted, the ceiling level established under the index must be likewise adjusted.

     In Order No. 561, FERC said that as a general rule pipeliners must utilize the indexing methodology to change their rates. FERC indicated, however, that it was retaining cost-of-service ratemaking, market-based rates, and settlements as alternatives to the indexing approach. A cost-of-service proceeding will be instituted to determine just and reasonable initial rates for new services. A pipeline can also follow a cost-of-service approach when seeking to increase its rates above index levels for uncontrollable circumstances. A pipeline can seek to charge market-based rates if it can establish that it lacks market power. Finally, a pipeline can establish rates pursuant to settlement if agreed upon by all current shippers.

     On May 10, 1996, the D.C. Circuit affirmed Order No. 561. The Court held that by establishing a general indexing methodology along with limited exceptions to indexed rates, FERC had reasonably balanced its dual responsibilities of ensuring just and reasonable rates and streamlining ratemaking through generally applicable procedures. Because of the novelty and uncertainty surrounding the indexing methodology, as well as the possibility of the use of cost-of-service ratemaking and market-based rates, the Company is not able at this time to predict the effects of Order No. 561, if any, on the transportation costs associated with oil production from the Company's oil producing operations.

     Under the OCSLA, the FERC also regulates certain activities on the OCS. Under OCSLA, all gathering and transporting of oil and natural gas on the OCS must be performed on an "open and non-discriminatory" basis. Consequently, the Company's gathering and transportation facilities located on the OCS must be made available to third parties. In addition, the MMS imposes regulations relating to development and production of oil and gas properties in federal waters. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could materially and adversely affect the Company's financial condition and operations.

     Certain of the Company's businesses are subject to regulation by the Federal Natural Gas Pipeline Safety Act of 1968 and other state and Federal environmental statutes and regulations.

     The OPA imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in U.S. waters. A "responsible party" includes the owner or operator of an onshore facility, vessel or pipeline, or the lessee or permittee of an area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in its cleanup, liability limits likewise do not apply. Few defenses exist to the liability imposed by the OPA.

     The OPA also imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. For tank vessels, including mobile offshore drilling rigs, the OPA imposes on owners, operators and charterers of the vessels, an obligation to maintain evidence of financial responsibility of up to $10 million depending on gross tonnage. With respect to offshore facilities, proof of greater levels of financial responsibility may be applicable. For offshore facilities that have a worst case oil spill potential of more than 1,000 barrels (which includes many of the Company's offshore producing facilities), certain amendments to the OPA that were enacted in 1996 provide that the amount of financial responsibility that must be demonstrated by most facilities range from $10 million in specified state waters to $35 million in federal OCS waters, with higher amounts, up to $150 million in certain limited circumstances where the MMS believes such a level is justified by the risks posed by the quantity or quality of oil that is handled by the facility. On March 25, 1997, the MMS promulgated a proposed rule implementing these OPA financial responsibility requirements. Under the proposed rule, the amount of financial responsibility required for a facility would depend on the "worst case" oil spill discharge volume calculated for the facility. For oil and gas producers such as the Company operating offshore facilities in OCS waters, worst case discharge volumes of up to 35,000 barrels will require a financial responsibility demonstration of $35.0 million, while worst case discharge volumes in excess of 35,000 barrels will require demonstrations ranging from $70.0 million to $150.0 million.

     The Company believes that it currently has established adequate proof of financial responsibility for its offshore facilities at no significant increase in expense over recent prior years. However, the Company cannot predict whether these financial responsibility requirements under the OPA amendments or proposed rule will result in the imposition of substantial additional annual costs to the Company in the future or otherwise materially adversely effect the Company. The impact, however, should not be any more adverse to the Company than it will be to other similarly situated or less capitalized owners or operators in the Gulf of Mexico Region. OPA also imposes other requirements on facility operators, such as the preparation of an oil spill contingency plan. The Company has such plans in place. The failure to comply with ongoing requirements or inadequate cooperation in a spill event may subject a responsible party to civil or even criminal liability.

U.S. ENVIRONMENTAL MATTERS

     The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness or wetlands and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and renewal by issuing authorities. The Company believes that its operations currently are in substantial compliance with applicable environmental regulations.

     Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunction, or both. The Company does not expect environmental compliance matters to have a material adverse effect on its financial position. It is also not anticipated that the Company will be required in the near future to expend amounts that are material to the financial condition or operations of the Company by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, and may impose increasingly stricter requirements, the Company is unable to predict the ultimate cost of complying with such laws and regulations.

     The following are examples of environmental, safety and health laws that relate to the Company's operations:

     Solid Waste. The Company's operations may generate and result in the transportation, treatment, and disposal of both hazardous and nonhazardous solid wastes that are subject to the requirements of the federal Resource Conservation and Recovery Act and comparable state and local requirements. As recently as August 8, 1998, EPA added four petroleum refining wastes to the list of RCRA hazardous wastes. While the full impact of this new rule has yet to be determined, the rule may, as of February 1999, impose increased expenditures and operating expenses on the Company, which may take on additional obligations relating to the treatment, storage, disposal, and transportation of certain petroleum refining wastes that were previously not regulated as hazardous wastes. The EPA is currently considering the adoption of stricter disposal standards for nonhazardous waste. Further, it is possible that some wastes that are currently classified as nonhazardous, perhaps including wastes generated during pipeline, drilling and production operations, may in the future be designated as "hazardous wastes," which are subject to more rigorous and costly disposal requirements. Such changes in the regulations may result in additional expenditures or operating expenses by the Company.

     Hazardous Substances. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes, also known as "Superfund" laws, impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a site, and companies that transport, dispose of or arrange for the disposal of the hazardous substances found at the site. CERCLA also authorizes the EPA, and in some cases, third parties to take actions in response to releases or threats of releases of hazardous substances and to seek to recover from the classes of responsible persons the costs they incur. Although "petroleum" is generally excluded from CERCLA's definition of a "hazardous substance," EPA recently deemed four petroleum refining wastes CERCLA "hazardous substances." Additionally, in the course of its ordinary operations the Company may generate other materials which may fall within the definition of a "hazardous substance." The Company may be responsible under CERCLA for all or part of the costs required to clean up sites at which such wastes have been disposed and for natural resource damages. The Company has not received any notification that it may be potentially responsible for cleanup costs under CERCLA or any comparable state law.

     Air. The Company's operations are subject to the Clean Air Act ("CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. The EPA has been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues. However, the Company does not believe its operations will be materially adversely affected by any such requirements.

     Water. The Federal Water Pollution Control Act ("FWPCA") imposes restrictions and strict controls regarding the discharge of produced waters and other oil and gas wastes into navigable waters. Such discharges are typically authorized by National Pollutant Discharge Elimination System ("NPDES") permits. The FWPCA provides for civil, criminal and administrative penalties for any unauthorized discharges of oil and other hazardous substances in reportable quantities and, along with the Oil Pollution Act of 1990, imposes substantial potential liability for the costs of removal, remediation and damages. State laws for the control of water pollution also provide varying civil, criminal and administrative penalties and liabilities in the case of a discharge of petroleum or its derivatives into state waters. In addition, the Coastal Zone Management Act authorizes state implementation and development of programs of management measures for non-point source pollution to restore and protect coastal waters. As of January 1, 1997, the Company's federal NPDES permits prohibit the discharge of produced water, and other substances generated by the oil and gas industry, from wells located in the coastal waters of Louisiana. The Louisiana Department of Environmental Quality ("LDEQ"), as administrator of the NPDES permits in Louisiana, issued on December 30, 1996, and reissued on February 28, 1997, an emergency rule to allow continued discharge of produced waters in the coastal area, subject to a zero discharge requirement by no later than December 31, 1999 for produced water being currently discharged into major deltaic passes of the Mississippi River. On February 24, 1997, LDEQ issued to the Company a compliance order allowing it to temporarily discharge produced water into Southwest Pass, a major deltaic pass of the Mississippi River. The Company has submitted to LDEQ a compliance plan for achievement of zero discharge of produced water at its East Bay Central Facilities by no later than July 1, 1999, and has commenced operations to drill injection wells and install miscellaneous equipment. The Company is also in the process of reformatting a portion of its East Bay facilities to allow for discharge of produced water in the offshore areas, to the extent allowed by its NPDES permits. Although the costs to reformat Company operations to comply with these zero discharge mandates under federal or state law may be significant, the Company believes that these costs will not have a material adverse impact on the Company's financial conditions and operations.

     In February 1998, the Tulane Environmental Law Clinic (the "Clinic"), claiming to represent several southeastern Louisiana environmental groups, gave notice that it intended to file a Clean Water Act citizens' suit against the Company after a sixty-day waiting period expired in connection with the discharge of produced water in East Bay. As of June 1, 1998, this sixty day waiting period had expired and no such suit had been filed by the Clinic. The Clinic claimed that the Company was violating the Clean Water Act by discharging produced water from its East Bay Central Facilities into Southwest Pass, and stated that it would seek an injunction to require the Company to cease its discharge of produced water, and would seek civil penalties and attorney's fees. If the Clinic were to successfully obtain an injunction, certain production operations at the Company's East Bay Facilities could be interrupted until favorable resolution of the issue in court or accelerated completion of the Company's plan to reformat operations to provide for alternative produced water disposal. The Company believes that its zero discharge compliance plan, which permits the temporary continued discharge of produced water into Southwest Pass through July 1, 1999, is completely lawful as authorized by a Compliance Order issued by the LDEQ, and intends to vigorously defend any such citizens' suit, if filed. The Clinic has delivered similar notices to other Louisiana coastal producers.

     Protected Species. The Endangered Species Act ("ESA") seeks to ensure that activities do not jeopardize endangered or threatened animal, fish and plant species, nor destroy or modify the critical habitat of such species. Under the ESA, exploration and production operations, as well as actions by federal agencies, may not significantly impair or jeopardize the species or its habitat. The ESA provides for criminal penalties for willful violations of the ESA. Other statutes which provide protection to animal and plant species and which may apply to the Company's operations include, but are not necessarily limited to, the Marine Mammal Protection Act, the Marine Protection, Research and Sanctuaries Act, the Fish and Wildlife Coordination

Act, the Fishery Conservation and Management Act, the Migratory Bird Treaty Act and the National Historic Preservation Act.

     Wetlands. Pursuant to the FWPCA, the United States Corps of Engineers, with oversight by the EPA, administers a complex program that regulates activities in wetland areas. Some of the Company's operations are in areas that have been designated as wetlands and, as such, are subject to permitting requirements. Failure to properly obtain a permit or violation of permit terms could result in the issuance of compliance orders, restorative injunctions and a host of civil, criminal and administrative penalties. The Company believes that it is currently in substantial compliance with these permitting requirements.

     Wildlife Refuges/Bird Sanctuaries. Portions of the Company's properties are located in or adjacent to federal and state wildlife refuges and bird sanctuaries. The Company's operations in such areas must comply with regulations governing air and water discharge which are more stringent than its other areas of operations. The Company has not been, and does not anticipate that it will be, materially affected by any such requirements.

     Safety and Health. The Company's operations are subject to the requirements of the federal Occupational Safety and Health Act ("OSHA") and comparable state statutes. The OSHA hazard communication standard, the EPA community-right-to-know regulations under Title III of the Federal Superfund Amendment and Reauthorization Act, and similar state statutes require that certain information be organized and maintained about hazardous materials used or produced in operations. Certain of this information must be provided to employees, state and local government authorities and citizens.

CANADIAN ENVIRONMENTAL MATTERS

     The oil and natural gas industry is subject to environmental regulation pursuant to local, provincial and federal legislation in Canada. Environmental legislation provides for restrictions and prohibitions on releases or emissions of various substances produced in association with certain oil and gas industry operations. In addition, legislation requires that well and facility sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines and penalties. Environmental legislation in Alberta was substantially revised in 1993 to update and consolidate the various acts applicable to environmental protection. The various acts were consolidated into the Environmental Protection and Enhancement Act, proclaimed April 22, 1993 and became effective September 1, 1993. Under the new Act, environmental standards and compliance for releases, clean-up and reporting are stricter. Also, the range of enforcement actions available and severity of penalties are significantly increased. The changes had an incremental but not material effect on the cost of conducting operations in Alberta. The full extent of the impact will not be known until the Government of Alberta releases its enforcement policy. Federal environmental regulations are generally restricted to the use and transport of certain restricted and prohibited substances and the environmental assessment of projects which require an approval from a federal authority. The Company anticipates making necessary expenditures of both a capital and expense nature as a result of the increasingly stringent laws relating to the protection of the environment. The Company believes that it is in material compliance with applicable environmental laws and regulations in Canada.

ABANDONMENT COSTS

     The Company is responsible for payment of abandonment costs on the oil and gas properties it operates. As of December 31, 1997, total abandonment costs on the Company's oil and gas properties estimated to be incurred through the year 2007 were approximately $152.8 million. Estimates of abandonment costs and their timing may change due to many factors including actual production results, inflation rates, and changes in environmental laws and regulations.

     In connection with its acquisition of certain properties in the Mississippi River Delta, the Company entered into two escrow agreements to provide for the future plugging and abandonment costs of these properties. One agreement requires the Company to make monthly deposits of $100,000 through June 30, 1998, and $350,000 thereafter until the balance in the escrow account equals $40 million unless the Company commits to the plugging and abandonment of a certain number of wells, in which case the increase will be deferred. The other agreement requires monthly deposits of $50,000 until the balance in the escrow account equals $7.5 million. Such funds are restricted as to withdrawal by the agreement. With respect to any specifically planned plugging and abandonment operation, funds are partially released to the Company when it presents to the escrow agent the planned plugging and abandonment operations approved by the applicable governmental agency, with the balance to be released upon the presentation by the Company to the trustee of evidence from the governmental agency that the operation was conducted in compliance with applicable laws and regulations. As of June 30, 1998, the escrow balances totaled $9.6 million.

     In addition, the MMS requires lessees of OCS properties to post bonds to cover the costs of the plugging and abandonment of wells located offshore and the removal of all production facilities. Operators in the OCS waters of the Gulf of Mexico are currently required to post area wide bonds of $3 million or $500,000 per producing lease and supplemental bonds at the discretion of the MMS. The Company has posted with the MMS an area wide bond of $3.0 million and supplemental bonds totaling $39.8 million. The Company does not anticipate that the cost of any such bonding requirements will materially affect the Company's financial position. Under certain circumstances, the MMS may require any Company operations on federal leases to be suspended or terminated. Any such suspensions or terminations could have a material adverse effect on the Company's financial condition and operations.

LEGAL PROCEEDINGS

     UMC, its directors, and OEI are parties to two lawsuits brought on behalf of stockholders of UMC. Newman v. Carson, et al. (Civil Action No. 16109-NC) is pending in the Court of Chancery of the State of Delaware and Ross v. Brock, et al. (Cause No. 98-00845) is pending in the 164th Judicial District Court of Harris County, Texas. These lawsuits challenge the Merger Agreement and the actions taken by the directors of UMC in connection therewith. The lawsuits also allege that UMC failed to disclose certain material information in its Joint Proxy Statement/Prospectus dated February 27, 1998. Preliminary settlements have been reached in each of these complaints, the effects of which are not material to the Company.

     The U.S. Environmental Protection Agency has indicated that the Company may be potentially responsible for costs and liabilities associated with alleged releases of hazardous substances at two sites in Louisiana under the Comprehensive Environmental Response, Compensation and Liability Act. Given the extremely large number of companies that have been identified as potentially responsible for releases of hazardous substances at the sites and the small volume of hazardous substances allegedly disposed of by the companies whose properties the Company acquired, management believes that the Company's potential liability arising from these sites, if any, will not have a material adverse impact on the Company.

     In February 1998, the Clinic, claiming to represent several southeastern Louisiana environmental groups, gave notice that it intended to file a Clean Water Act citizens' suit against the Company after a sixty-day waiting period expired in connection with the discharge of produced water in East Bay. As of June 1, 1998, this sixty-day waiting period has expired and no such suit has been filed by the Clinic. The Clinic claimed that the Company was violating the Clean Water Act by discharging produced water from its East Bay Central Facilities into Southwest Pass, and stated that it would seek an injunction to require the Company to cease its discharge of produced water, and would seek civil penalties and attorney's fees. If the Clinic were to successfully obtain an injunction, certain production operations at the Company's East Bay Facilities could be interrupted until favorable resolution of the issue in court or accelerated completion of the Company's plan to reformat operations to provide for alternative produced water disposal. The Company believes that its zero discharge compliance plan, which permits the temporary continued discharge of produced water into Southwest Pass through July 1, 1999, is completely lawful as authorized by a Compliance Order issued by the LDEQ, and intends to vigorously defend any such citizens' suit, if filed. The Clinic has delivered similar notices to other Louisiana coastal producers.

     The Company is a named defendant in lawsuits and is a party in governmental proceedings from time to time arising in the ordinary course of business. While the outcome of such lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company as of August 1, 1998:

NAME                        AGE                              POSITION
----                        ----                             --------
John B. Brock.............    66    Chairman of the Board
James C. Flores...........    38    President, Chief Executive Officer and Director
James L. Dunlap...........    61    Vice Chairman and Director
Jonathan M. Clarkson......    48    Executive Vice President -- Chief Financial Officer
Robert K. Reeves..........    40    Executive Vice President, General Counsel and Secretary
James E. Smitherman,
  III.....................    52    Executive Vice President -- International
Richard G. Zepernick,
  Jr......................    37    Executive Vice President -- North America
Christopher E. Cragg......    37    Vice President and Controller
Robert L. Belk............    49    Director
Thomas D. Clark, Jr.......    57    Director
Lodwrick M. Cook..........    70    Director
Robert L. Howard..........    62    Director
Elvis L. Mason............    64    Director
Charles F. Mitchell,
  M.D.....................    49    Director
James L. Murdy............    60    Director
David K. Newbigging.......    64    Director
William W. Rucks, IV......    41    Director
Matthew R. Simmons........    55    Director
Milton J. Womack..........    72    Director

     The following biographies describe the business experience of the directors and executive officers of the Company.

     JOHN B. BROCK has served as Chairman of the Board of the Company since the Merger on March 27, 1998. Prior to that time he served as the Chairman of the Board of UMC from May 1995 and a director of UMC from November 1989. Mr. Brock served as Chief Executive Officer of UMC from May 1995 to March 27, 1998. Mr. Brock served as the President of UMC from May 1996 to October 1996, served as the President and Chief Executive Officer of UMC from February 1992 to May 1995 and served as the President and Chief Operating Officer of UMC from November 1989 to February 1992. Prior to assuming his responsibilities with UMC, Mr. Brock was President and Chief Executive Officer of Ensource Inc. Mr. Brock served as the Chairman, President and Chief Executive Officer of Brock Energy Corporation and its predecessor from 1980 until January 1986. From 1959 until 1980, he served in various capacities with Quintana Petroleum Corporation, including Executive Vice President -- Oil and Gas, and President of a number of Quintana subsidiaries. Mr. Brock is a Director of Southwest Bank of Texas and a Director of Southwest Bankcorporation of Texas Inc. and an Advisory Director of Kanaly Trust Company. He is also a Director and member of the Executive Committee of the Texas Oil and Gas Association, a Director of the U.S. Oil and Gas Association, a Director of the American Petroleum Institute, and Vice Chairman and Director of St. Luke's Episcopal Hospital and St. Luke's Episcopal Health System.

     JAMES C. FLORES has served as President and Chief Executive Officer of the Company since July 1995. Mr. Flores became President of the Company in 1997. From the Company's inception in 1992, Mr. Flores has been a Director of the Company and, prior to March 27, 1998, served as Chairman of the Board. From 1985 to 1992, Mr. Flores served as Vice President of FloRuxco, Inc., an oil and gas exploration company.

     JAMES L. DUNLAP has served as Vice Chairman and Director of the Company since March 27, 1998. Mr. Dunlap served as UMC's President, Chief Operating Officer, and Director from October 1996 to

March 27, 1998. Prior to assuming his current responsibilities with the Company, Mr. Dunlap spent 33 years with Texaco Inc., most recently as a Senior Vice President. During his career with Texaco, he served as President of Texaco U.S.A., President and Chief Executive Officer of Texaco-Canada, Vice Chairman of Texaco Limited, U.K., and General Manager of Latin America/West Africa. Mr. Dunlap is a Director of Massachusetts Mutual Life Insurance Company. He is also a member of the Council of Overseers of the Jones Graduate School of Administration of Rice University, a trustee of the Culver Educational Foundation and a member of the Baker Institute Roundtable of Rice University.

     JONATHAN M. CLARKSON has served as Executive Vice President -- Chief Financial Officer of the Company since March 27, 1998. Mr. Clarkson had previously served as Executive Vice President of UMC from November 1994 until the Merger on March 27, 1998 and served as the Chief Financial Officer of UMC since October 1989. Mr. Clarkson served as Senior Vice President of UMC from October 1989 until November 1994. From May 1987 to September 1989, Mr. Clarkson served as Vice President and Treasurer of UMC. Prior to joining UMC, Mr. Clarkson served as Senior Vice President of InterFirst Bank, Dallas, managing commercial lending functions in the Energy and U.S. Corporate Divisions.

     ROBERT K. REEVES presently serves as Executive Vice President, General Counsel and Secretary of the Company. From May 1994 until June 1997, Mr. Reeves served as the Company's Senior Vice President, General Counsel & Secretary. From November 1993 to May 1994, Mr. Reeves served as the Company's Vice President & General Counsel. Prior to joining the Company in 1993, he was a partner in the law firm of Onebane, Bernard, Torian, Diaz, McNamara & Abell in Lafayette, Louisiana.

     JAMES E. SMITHERMAN, III presently serves at Executive Vice
President -- International. Prior to the Merger, Mr. Smitherman had served as Executive Vice President, Exploration and Production of UMC since October 1989, with sole responsibility for international operations of UMC since May 1995. Prior to assuming his responsibilities with UMC, Mr. Smitherman was Senior Vice President -- Exploration and Production of Ensource Inc. Before joining Ensource in May 1988, Mr. Smitherman was Vice President of Eastern Region Exploration and Development at CSX Oil and Gas.

     RICHARD G. ZEPERNICK, JR. has been with the Company since its inception, presently serving as Executive Vice President -- North America. Mr. Zepernick was a Director of the Company from September 1994 through the Merger. From May 1993 until June 1997, Mr. Zepernick served as Executive Vice President and Chief Operating Officer. From June 1992 until May 1993, Mr. Zepernick served as Senior Vice President and Secretary of Flores & Rucks, Inc. From 1985 to 1992, Mr. Zepernick served as General Manager of FloRuxco, Inc.

     CHRISTOPHER E. CRAGG has served as Vice President, Controller and Chief Accounting Officer of the Company since March 27, 1998. Prior to the Merger, Mr. Cragg served in the same position for UMC since June 1996. Mr. Cragg served as Assistant Controller of UMC from July 1995 until June 1996, and as Director of Internal Audit from April 1994 until July 1995. Prior to joining UMC, Mr. Cragg was with Cooper Industries from April 1993 to April 1994 and Price Waterhouse from August 1983 to April 1993, where he served in the firm's Worldwide Petroleum Industry Practice. Mr. Cragg is a Certified Public Accountant in the State of Texas.

     ROBERT L. BELK has served as a Director of the Company since September 1994. From March 27, 1998 until his resignation on June 23, 1998, Mr. Belk served as Executive Vice President -- Administration of the Company. From June 1997 until March 27, 1998, Mr. Belk served as Executive Vice President, Chief Financial Officer & Treasurer of the Company. From May 1993 until June 1997, Mr. Belk served as Senior Vice President, Chief Financial Officer and Treasurer of the Company. Prior to joining the Company, Mr. Belk accumulated over 12 years of experience in public accounting working for Ernst & Young LLP from 1981 to 1988 and H.J. Lowe & Company from 1988 to 1993. Mr. Belk is a Certified Public Accountant and a Certified Financial Planner.

     THOMAS D. CLARK, JR. has served as a Director of the Company since 1997. Mr. Clark is the Ourso Distinguished Professor of Business and Dean of the College of Business Administration at Louisiana State University in Baton Rouge, Louisiana. Prior to his current position at Louisiana State University, Mr. Clark was employed with the Florida State University in Tallahassee where he held a variety of positions including Professor and Chairman of the Department of Information and Management Sciences and Director of the Center for Information Systems Research.

     LODWRICK M. COOK has served as a Director of the Company since December 1997. Mr. Cook is Co-Chairman of Global Crossing Ltd. Mr. Cook retired as Atlantic Richfield Company's ("ARCO") Chief Executive Officer and Chairman of the Board in 1994 and 1995 respectively. Prior to his retirement, Mr. Cook held various management and executive positions with ARCO, where he began his career in 1956.

     ROBERT L. HOWARD has served as a Director of the Company since March 27, 1998. Prior to the Merger Mr. Howard had served as a Director of UMC since September 1996. Mr. Howard retired from Shell in 1995, where he had served in various capacities since 1959, most recently as Vice President Domestic Operations, Exploration and Production, a position he assumed in 1992. From 1985 until his retirement in 1995, Mr. Howard also served as President of Shell Offshore Inc., a subsidiary of Shell with operations in the Gulf of Mexico. Mr. Howard is also a Director of Camco International, Inc., a Director of Southwestern Energy Company, a Director of McDermott International Inc. and a Director of J. Ray McDermott, S.A.

     ELVIS L. MASON has served as a Director of the Company since March 27, 1998. Prior to the Merger Mr. Mason had served as a Director of UMC since November 1988. He has also served as the Managing Partner of Mason Best Company, L.P., a merchant banking firm, since August 1984. Since December 1991, Mr. Mason has served as Chairman of the Board of Directors and Chief Executive Officer of San Jacinto Holdings, Inc. Since February 1992, Mr. Mason has served as Chairman of the Board of Safeguard Business Systems, Inc., a wholly-owned subsidiary of San Jacinto Holdings, Inc. Mr. Mason served as Chief Executive Officer of Safeguard Business Systems Inc. from December 1992 to October 1996 and from August 1997 through present.

     CHARLES F. MITCHELL, M.D. has served as a Director of the Company since January 1995. Dr. Mitchell is an otolaryngologist and facial plastic surgeon who has operated a private practice in Baton Rouge, Louisiana since 1978. He is also a Clinical Assistant Professor at the Louisiana State University Medical School in New Orleans and Clinical Instructor at the University Medical Center in Lafayette, Louisiana.

     JAMES L. MURDY has served as a Director of the Company since March 27, 1998. Prior to the Merger Mr. Murdy had served as a Director of UMC since May 1987. Since August 1996, Mr. Murdy has served as Executive Vice President of Finance and Administration and Chief Financial Officer of Allegheny Teledyne Incorporated, a diversified manufacturing company with a concentration in specialty metals. From 1988 to 1996, Mr. Murdy served as Senior Vice President of Finance, Chief Financial Officer and Director of Allegheny Ludlum Corporation, a specialty metals corporation. From 1985 to 1988, Mr. Murdy served as Executive Vice President of Finance and Administration for Schneider Enterprises, Inc. Prior to 1985, Mr. Murdy was Executive Vice President of Gulf Oil Corporation, Inc.

     DAVID K. NEWBIGGING has served as a Director of the Company since March 27, 1998. Prior to the Merger Mr. Newbigging had served as a Director of UMC since August 1987. Mr. Newbigging presently serves as Chairman of Faupel Trading Group P.L.C., Equitas Holdings Limited, Equitas Reinsurance Limited, Equitas Limited, and Friends' Provident Life Office. Mr. Newbigging is Deputy Chairman of Benchmark Group P.L.C. Mr. Newbigging is also a Director of Merrill Lynch & Co., Inc. Mr. Newbigging is a member of the Supervisory Board of DAF Trucks NV of Eindhoven, The Netherlands, a wholly-owned subsidiary of Paccar Inc. Mr. Newbigging retired from Jardine Matheson & Co. Limited in 1983 after 30 years with that company, having served as its Chairman and Chief Executive Officer since 1975. Subsequent appointments have included Chairman of Rentokil Group P.L.C. and of Ivory & Sime P.L.C., both based in the United Kingdom.

     WILLIAM W. RUCKS, IV has served as a Director of the Company since its inception. Mr. Rucks is a private venture capital investor. He served as President and Vice Chairman of the Board of Directors from July 1995 until September 1996 and as President, Chief Executive Officer and a Director of the Company from its inception in 1992 until July 1995. From 1985 to 1992, Mr. Rucks served as President of FloRuxco, Inc. Prior thereto, Mr. Rucks worked as a petroleum landman with Union Oil Company of California in its Southwest Louisiana District, serving as Area Land Manager from 1981 to 1984.

     MATTHEW R. SIMMONS has served as a Director of the Company since March 27, 1998. Prior to the Merger, Mr. Simmons had served as a Director of UMC since November 1994. Mr. Simmons is the Chairman and President of Simmons & Company International, a specialized investment bank that concentrates on providing corporate finance expertise to companies in the worldwide oil service and equipment industry and also researches and trades oil service and equipment securities for institutional investors. Prior to founding Simmons & Company shortly after the 1973 Oil Embargo, Mr. Simmons had a small consulting/ investment banking firm in Boston which provided advice to a variety of clients. Previously, he served on the faculty of Harvard Business School as a Research Associate.

     MILTON J. WOMACK has served as a Director of the Company since January 1993. Mr. Womack has owned and operated a general contracting firm in Baton Rouge, Louisiana since 1955. Mr. Womack is Chairman of the Board of Union Planters Bank of Louisiana, serves as a member of the Louisiana State University Board of Supervisors and is a director of Union Planters Corporation.

                       DESCRIPTION OF NEW CREDIT FACILITY

     At the closing of the Initial Offering, the Company entered into the New Credit Facility, which amended and restated the Existing Credit Facility and substituted OEI for OEI Louisiana as the borrower thereunder.

GENERAL

     The New Credit Facility consists of two parts: (i) a credit facility among OEI, as borrower, OEI Louisiana, as guarantor, and certain U.S. lenders (the "U.S. Lender Group") pursuant to which the U.S. Lender Group agreed to make revolving credit loans and bid rate loans (subject to the limitations of the Borrowing Base (as defined herein)) (the "U.S. Loans") to OEI (the "U.S. Credit Facility"), and (ii) a credit facility among OEI's Canadian subsidiary, Ocean Energy Resources Canada, Ltd. ("Ocean Canada") and certain Canadian lenders (the "Canadian Lender Group") pursuant to which the Canadian Lender Group agreed to make revolving credit loans (subject to Borrowing Base limitations) (the "Canadian Loans") to Ocean Canada (the "Canadian Credit Facility"). The aggregate amount of U.S. Loans and Canadian Loans that may be outstanding under the New Credit Facility (the "Borrowing Base"), will be determined from time to time jointly by the U.S. Lender Group and the Canadian Lender Group. OEI may allocate the Borrowing Base between the U.S. Credit Facility and the Canadian Credit Facility from time to time, subject to certain specified sub-limits and further subject to the consent of the U.S. Lender Group or Canadian Lender Group, as appropriate, whose portions of the available commitments are increased by such reallocation. The Borrowing Base is initially $300 million.

TERM

     Loans under the New Credit Facility will mature on March 31, 2003.

INTEREST RATES

     Portions of the loans under both the U.S. Credit Facility and the Canadian Credit Facility bear interest, at the Company's option, either at (i) a market-based index rate for floating rate loans (the "Base Rate") plus a margin of 0.0% or (ii) a LIBOR-based index rate for fixed rate loans of a specified period, generally six months or less (the "Fixed Rate"), plus a margin of 0.70% to 1.275% (the "Fixed Rate Applicable Margin"). The Fixed Rate Applicable Margin varies from time to time depending upon the outstanding balance of the loans and amount of the Borrowing Base. The U.S. Credit Facility also contains a provision that allows OEI, at its option, to request that the U.S. Lenders competitively bid for loans (the "Bid Loan Facility"). U.S. Loans made under the Bid Loan Facility bear interest at fixed rates agreed upon by OEI and such U.S. Lender for specified periods, generally six months or less. In addition, the Company will pay a quarterly facility fee of 0.20% to 0.375% per annum on the average Borrowing Base for such period.

GUARANTEES

     The New Credit Facility is guaranteed by OEI Louisiana. The Canadian Credit Facility is also guaranteed by OEI and OEI Louisiana. The New Credit Facility is not secured by mortgages on the Company's oil and gas properties.

OTHER PROVISIONS

     The New Credit Facility includes customary covenants and events of default. The breach of any of such covenants or the occurrence of any of such events of default could result in acceleration of OEI's obligations under the New Credit Facility and Events of Default under the Notes, which could have a material adverse effect on holders of the Notes.

                          DESCRIPTION OF SENIOR NOTES

     The 2005 Senior Exchange Notes offered hereby will be issued, and the Old 2005 Senior Notes were issued, pursuant to the Indenture dated as of July 8, 1998 (as amended and/or supplemented from time to time, the "2005 Senior Indenture") among the Company, as issuer, the Subsidiary Guarantors parties thereto and Norwest Bank Minnesota, National Association, as trustee (for purposes of this section, the "Trustee"). The 2018 Senior Exchange Notes offered hereby will be issued, and the Old 2018 Senior Notes were issued, pursuant to the Indenture dated as of July 8, 1998 (as amended and/or supplemented from time to time, the "2018 Senior Indenture" and, together with the 2005 Senior Indenture, the "Senior Indentures") among the Company, as issuer, the Subsidiary Guarantors parties thereto and the Trustee, as trustee. The following summaries of certain provisions of the Senior Notes and the Senior Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Senior Notes and the Senior Indentures, including the definitions of certain terms contained in the Senior Indentures and those terms that are made a part thereof by reference to the Trust Indenture Act of 1939, as amended. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Senior Notes Definitions."

GENERAL

     The 2005 Senior Exchange Notes and the 2018 Senior Exchange Notes will be issued solely in exchange for an equal principal amount of Old 2005 Senior Notes and Old 2018 Senior Notes, respectively, pursuant to the Exchange Offer. The form and terms of the 2005 Senior Exchange Notes and 2018 Senior Exchange Notes will be identical in all material respects to the form and terms of the Old 2005 Senior Notes and Old 2018 Senior Notes, respectively, except that the offering of the 2005 Senior Exchange Notes and 2018 Senior Exchange Notes has been registered under the Securities Act, and the 2005 Senior Exchange Notes and 2018 Senior Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to an increase in the stated interest rate on the Old 2005 Senior Notes and Old 2018 Senior Notes, respectively, under certain circumstances. See "Exchange Offer; Registration Rights."

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Senior Notes will be senior unsecured obligations of the Company. The 2005 Senior Exchange Notes will mature on July 1, 2005 and will be limited to $125,000,000 aggregate principal amount. The 2018 Senior Exchange Notes will mature on July 1, 2018 and will be limited to $125,000,000 aggregate principal amount. The 2005 Senior Exchange Notes will bear interest at the rate of 7 5/8% per annum from the date of issuance of the Old Notes. The 2018 Senior Exchange Notes will bear interest at the rate of 8 1/4% per annum from the date of issuance of the Old Notes. The Senior Notes will be payable semiannually on January 1 and July 1 of each year, commencing January 1, 1999, to the Person in whose name the Senior Note is registered at the close of business on the December 15 or June 15 next preceding such interest payment date or, in the case of interest payable at maturity, to the Person to whom principal is paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, premium, if any, and interest on the Senior Notes will be payable at the offices of the Trustee, provided that, at the option of the Company, payment of principal, premium, if any, and interest will be made by wire transfer (in the case of Senior Notes held in book-entry form) or check mailed to the address of the person entitled thereto as it appears in the register of the Senior Notes (the "Register") maintained by the Registrar. The Senior Notes will be transferable and exchangeable at the office of the Registrar and any coregistrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges. The obligations of the Company under the Senior Notes will initially be guaranteed on an unsecured senior basis by the Initial Subsidiary Guarantor.

RANKING

     The Senior Notes of each series will be unsecured senior obligations of the Company and will rank pari passu with all other unsecured unsubordinated indebtedness of the Company.

     The Company is a holding company, conducting substantially all of its business through subsidiaries. As of June 30, 1998, as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility, the Company would have had (i) an aggregate of approximately $1.0 billion of consolidated indebtedness (including the Notes), of which approximately $0.2 million would have been pari passu with the Senior Notes, approximately $759 million (comprised of the Senior Subordinated Notes and the Existing Notes) would have been subordinated to the Senior Notes, and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Notes, and (ii) approximately $29.6 million of cash. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Senior Indentures do not contain any limitations on the amount of additional Indebtedness that the Company and its Subsidiaries may incur (including Indebtedness of Subsidiaries that are not Subsidiary Guarantors, to which the Senior Notes will be structurally subordinated).

REDEMPTION

     Optional Redemption. The Senior Notes of each series will be redeemable at the option of the Company, in whole but not in part, at any time at a redemption price equal to the sum of (a) an amount equal to 100% of the principal amount thereof and (b) the Senior Make-Whole Premium, together with accrued and unpaid interest to the date fixed for redemption. In no event will such redemption price ever be less than 100% of the principal amount of the Senior Notes being redeemed plus accrued interest to the date of redemption.

     Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 30 nor more than 60 days before the redemption date, to each holder of Senior Notes to be redeemed, at its address as shown in the Register. On and after the redemption date, interest will cease to accrue on Senior Notes of a series called for redemption unless the Company defaults in the payment of the redemption price.

     Offers to Purchase. As described below, upon the occurrence of a Senior Change of Control, the Company is obligated to make an offer to purchase all outstanding Senior Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Certain Covenants -- Senior Change of Control."

SENIOR GUARANTEES

     The Initial Subsidiary Guarantor has fully and unconditionally guaranteed the Company's obligations to pay principal of, premium, if any, and interest on the Senior Notes. The Senior Indentures provide that if any Restricted Subsidiary guarantees the payment of any Indebtedness of the Company at any date subsequent to the Issue Date, then the Company will cause the Senior Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a pari passu or senior basis. The Senior Guarantees are subject to release in certain circumstances, as described below.

     Each of the Senior Guarantees is a senior obligation of the Subsidiary Guarantor providing such Guarantee, and ranks pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Subsidiary Guarantor, except to the extent of collateral securing such Pari Passu Indebtedness, and ranks senior to all existing and future Subordinated Indebtedness of such Subsidiary Guarantor. The Senior Indentures provide that if, following the Issue Date, any Restricted Subsidiary guarantees Subordinated Indebtedness of the Company, such guarantee must be expressly subordinated in right of payment to the Senior Guarantees. The guarantees of the Senior Subordinated Notes and of the Existing Notes by the Initial Subsidiary Guarantor are subordinated in right of payment to its Senior Guarantees.

     The obligations of each Subsidiary Guarantor are limited to the amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Senior Guarantee or pursuant to its contribution obligations under the Senior Indentures, result in the obligations of such Subsidiary Guarantor under its Senior Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary

Guarantor that makes a payment or distribution under a Senior Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Senior Indenture provides that, subject to the next succeeding paragraph, no Subsidiary Guarantor may consolidate or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Senior Notes and such Senior Indenture, and (ii) immediately after such transaction, no Default or Event of Default exists. The foregoing will not prohibit a merger between Subsidiary Guarantors or a merger between the Company and a Subsidiary Guarantor.

     Each Senior Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, or a sale or other disposition of all of the Capital Stock or other ownership interests of any Subsidiary Guarantor, in each case by way of merger, consolidation or otherwise, then such Subsidiary (in the event of such a sale or other disposition of all the Capital Stock or other ownership interests of such Subsidiary) or such Subsidiary and the Person acquiring the property (in the event of such a sale or other disposition of all or substantially all of the assets of such Subsidiary) will be released and relieved of any obligations under its Senior Guarantee. In addition, each Senior Indenture provides that if, at any time while any of the Senior Notes remain outstanding, none of the Company's then outstanding Indebtedness (other than Senior Notes) is guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor shall be automatically and unconditionally released, discharged and relieved of any obligations under its Senior Guarantee (which shall be terminated and cease to have any force and effect).

CERTAIN COVENANTS

     Each Senior Indenture provides that the following restrictive covenants will be applicable to the Company:

     Limitation on Liens. (a) Each Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any Principal Property now owned or hereafter acquired by the Company or such Restricted Subsidiary without making effective provision whereby any and all Senior Notes issued under such Senior Indenture then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured. The foregoing restriction will not, however, apply to the Company and its Restricted Subsidiaries with respect to:

          (i) Liens existing on the Issue Date or provided for pursuant to agreements (and terms thereof) existing on the Issue Date securing Indebtedness (A) existing on the Issue Date or (B) to be incurred under agreements existing on the Issue Date;

          (ii) Liens on property (and all improvements, additions and accessions thereto and all proceeds thereof) securing (A) all or any portion of the cost of exploration, drilling, development, operation or maintenance of such property or the cost of acquiring, constructing, altering, improving or repairing such property or improvements used or to be used in connection with such property (including the cost of financing such actions) or (B) Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in clause (A) above;

          (iii) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary or by the Company to any Restricted Subsidiary that is a Subsidiary Guarantor;

          (iv) Liens on the property of any Person existing at the time such Person becomes a Restricted Subsidiary and not incurred as a result of (or in connection with or in anticipation of) such Person becoming a Restricted Subsidiary, provided that such Liens do not extend to or cover any property of the Company or any of its Restricted Subsidiaries other than the property encumbered at the time such

     Person becomes a Restricted Subsidiary, all improvements, additions and accessions thereto and all proceeds thereof;

          (v) Liens affecting property existing at the time it becomes property of the Company or a Restricted Subsidiary, all improvements, additions and accessions thereto and all proceeds thereof;

          (vi) Liens on any property securing (A) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (B) Indebtedness issued or guaranteed by the United States or any State thereof or any department, agency or instrumentality of either;

          (vii) any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under clauses (i) through (vi) above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced and that the principal amount of Indebtedness secured thereby shall not exceed the sum of (A) the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, (B) any additional Indebtedness incurred to pay the cost of altering, improving or repairing such property and (C) any expenses of the Company and its Restricted Subsidiaries (including any premium) incurred in connection with any such extension, renewal or replacement; and

          (viii) other Liens (exclusive of any Lien of any type otherwise permitted under clauses (i) through (vii) above or paragraph (b) below) securing Indebtedness for borrowed money of the Company or any of its Restricted Subsidiaries in an aggregate principal amount that, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/Leaseback Transactions otherwise permitted under clauses (i) through (vii) above or paragraph (b) below), does not at the time such Indebtedness is incurred exceed 15% of Consolidated Net Tangible Assets (as shown in the most recent audited consolidated balance sheet of the Company and its Restricted Subsidiaries).

     (b) The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant: (i) the sale, granting of Liens with respect to, or other transfer of, oil, gas or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such oil, gas or other minerals; (ii) the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest; (iii) the entering into of Currency Hedge Obligations, Interest Rate Hedging Agreements or Oil and Gas Hedging Contracts (but Liens securing any Indebtedness for borrowed money that is related to any Interest Rate Hedging Agreement shall not be permitted hereby unless otherwise permitted under this covenant); and (iv) the granting of Liens in favor of the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing to secure partial, progress, advance or other payments or other obligations pursuant to the provisions of any contract or statute, or in favor of any other Person to secure obligations in connection with any letters of credit, bank guarantees, bonds or surety obligations required or requested by any such governmental authority in connection with any contract or statute.

     Limitation on Sale/Leaseback Transactions. Each Senior Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any Person (other than the Company or a Restricted Subsidiary) unless either:

          (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the Senior Notes issued under such Senior Indenture pursuant to such covenant; or

          (b) such Sale/Leaseback Transaction occurs within 180 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations of such Principal Property, whichever is later; or

          (c) after the Issue Date and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or a Restricted Subsidiary shall have expended for property used or to be used in the business of the Company and its Restricted Subsidiaries an amount equal to all or a portion of the net proceeds from such Sale/Leaseback Transaction and the Company shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so expended and so designated to be applied as set forth in clause (d) below); or

          (d) the Company or a Restricted Subsidiary, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary repayment, repurchase, redemption, defeasance or other acquisition or retirement ("retirement") of Senior Notes of any series, any Pari Passu Indebtedness, any Pari Passu Indebtedness of a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor ("Retired Indebtedness") an amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and (ii) the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case reduced to reflect the remaining term of the lease and any amount expended by the Company or a Restricted Subsidiary as set forth in clause (c) above), less an amount equal to the principal amount of such Retired Indebtedness voluntarily retired within such 12-month period and not designated as a credit against any other Sale/ Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

     Senior Change Of Control. Each Senior Indenture provides that upon the occurrence of a Senior Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Senior Notes issued under such Senior Indenture (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Senior Change of Control, all of the then outstanding Senior Notes issued under such Senior Indenture validly tendered pursuant to such Change of Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Senior Change of Control, mail to each holder of such Senior Notes a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that such holders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Senior Notes that might be delivered by holders of Senior Notes seeking to accept the Change of Control Offer. The indentures governing the Existing Senior Notes, the Existing Notes and the Senior Subordinated Notes all obligate the Company to make offers to purchase such Indebtedness upon a Senior Change of Control. In addition, the New Credit Facility prohibits the purchase of the Senior Notes by the Company prior to payment in full of the Indebtedness under the New Credit Facility, and a Senior Change of Control is an event of default under the New Credit Facility. There can be no assurance that in the event of a Senior Change of Control the Company will be able to obtain the necessary consents from the lenders under the New Credit Facility in order to consummate a Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Senior Notes of a series, an Event of Default would occur under the Senior Indenture governing such series of Senior Notes.

     The Company will not be required to make a Change of Control Offer under a Senior Indenture upon a Senior Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Senior Notes issued under such Senior Indenture validly tendered and not withdrawn under such Change of Control Offer.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Senior Change of Control occurs and the Company is required to purchase Senior Notes as described above. The existence of a holder's right to require, subject to certain conditions, the Company to repurchase its Senior Notes upon a Senior Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Senior Change of Control.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Each Senior Indenture provides that the Company will not (A) consolidate with or merge with any Person, or (B) sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets (each an "asset disposition") to any Person, unless: (i) either (a) in the case of any such consolidation or merger, the Company is the continuing Person or (b) the Person formed by or surviving such consolidation or merger (if other than the Company), or to which such asset disposition shall be made (collectively, the "Successor"), is organized and existing under the laws of the United States, any political subdivision thereof or any State thereof or the District of Columbia, and assumes by supplemental indenture all the obligations of the Company under such Senior Indenture and the Senior Notes issued thereunder; and (ii) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing. Upon any such consolidation, merger or asset disposition, the Successor will be substituted for the Company and, in the case of an asset disposition, the Company will thereafter be relieved of all obligations and covenants under such Senior Indenture and the Senior Notes issued thereunder.

EVENTS OF DEFAULT

     The following are "Events of Default" under each Senior Indenture:

          (a) default in the payment of the principal of or premium, if any, on any of the Senior Notes of such series, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer, upon acceleration or otherwise; or

          (b) default in the payment of any installment of interest on any of the Senior Notes of such series, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

          (c) the failure to make or consummate a Change of Control Offer with respect to such series of Senior Notes in accordance with the provisions of the "Change of Control" covenant; or

          (d) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Senior Notes of such series, any applicable Senior Guarantee or the respective Senior Indenture (other than a default specified in (a), (b) or (c) above) for a period of 60 days after written notice of such failure requiring the Company to remedy the same shall have been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Senior Notes of such series then outstanding; or

          (e) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company or any Restricted Subsidiary for money borrowed (other than the Senior Notes of such series and the Senior Guarantees related thereto) when due, or any other default causing acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed the greater of (i) $20 million and (ii) 5% of Consolidated Net Tangible Assets (as shown in the most recent audited balance sheet of the Company and its Subsidiaries); provided further that any such default is not cured or waived or any such acceleration is not rescinded, or such debt is not repaid, within a period of 20 days after a written notice thereof as provided in the applicable Senior Indenture; or

          (f) any Senior Guarantee related to such series of Senior Notes shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Senior Guarantee in accordance with the applicable Senior Indenture); or

          (g) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that exceed the coverage under applicable insurance policies by the greater of (i) $20 million and (ii) 5% of Consolidated Net Tangible Assets (as shown in the most recent audited balance sheet of the Company and its Subsidiaries), and either (x) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (y) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

          (h) the entry of a decree or order by a court having jurisdiction in the premises (i) for relief in respect of the Company, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) adjudging the Company, any Subsidiary Guarantor or any Significant Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company, any Subsidiary Guarantor or any Significant Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Subsidiary Guarantor or any Significant Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (i) the commencement by the Company, any Subsidiary Guarantor or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by the Company, any Subsidiary Guarantor or any Significant Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company, any Subsidiary Guarantor or any Significant Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company, any Subsidiary Guarantor or any Significant Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company, any Subsidiary Guarantor or any Significant Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (h) or (i) above) with respect to any outstanding series of Senior Notes shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Senior Notes of such series then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of such series of Senior Notes then outstanding due and payable immediately, upon which declaration all amounts payable in respect of such series of Senior Notes shall be immediately due and payable. If an Event of Default specified in clause (h) or (i) above, with respect to any outstanding series of Senior Notes, occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Senior Notes of such series shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder of such Senior Notes.

     After a declaration of acceleration under a Senior Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of such series, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company or any Restricted Subsidiary has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under such Senior Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Senior Notes of such series, (iii) the principal of and premium, if any, on any Senior Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by such series of Senior Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Senior Notes of such series which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (c) all Events of Default with respect to such series, other than the nonpayment of principal of, premium, if any, and interest on the Senior Notes of such series that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of any series may on behalf of the holders of all the Senior Notes of such series waive any past defaults under the applicable Senior Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Senior Note of such series, or in respect of a covenant or provision which under such Senior Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series.

     No holder of any series of the Senior Notes has any right to institute any proceeding with respect to the Senior Indentures or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Senior Notes of such series have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under such series of Senior Notes and the applicable Senior Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Senior Notes of such series. Such limitations do not apply, however, to a suit instituted by a holder of a Senior Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Senior Note on or after the respective due dates expressed in such Senior Note.

     During the existence of an Event of Default with respect to any outstanding series of Senior Notes, the Trustee is required to exercise such rights and powers vested in it under the applicable Senior Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Senior Indentures relating to the duties of the Trustee, in case an Event of Default with respect to any outstanding series of Senior Notes shall occur and be continuing, the Trustee under the Senior Indenture related to such series of Senior Notes is not under any obligation to exercise any of its rights or powers under such Senior Indenture at the request or direction of any of the holders of the Senior Notes of such series unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Senior Indenture related to such series of Senior Notes.

     If a Default or an Event of Default with respect to the 2005 Senior Notes or the 2018 Senior Notes, as the case may be, occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Senior Notes of such series notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on the Senior Notes of any series, the Trustee may withhold the notice to the holders of such series of Senior Notes if a committee of its trust officers in good faith determines that withholding the notice is in the best interests of the holders of such series of Senior Notes.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Restricted Subsidiaries of their respective obligations under the Senior Indentures and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default with respect to any outstanding series of Senior Notes.

MODIFICATION AND WAIVER

     The Company, the Subsidiary Guarantors and the Trustee may amend or supplement either Senior Indenture with the consent of the holders of a majority in principal amount of the outstanding Senior Notes affected thereby; provided, however, that no such amendment or supplement may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) reduce the amount of Senior Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Senior Note; (iii) reduce the principal of or premium on or change the stated maturity of, any Senior Note; (iv) reduce the premium, if any, payable upon redemption of any Senior Note; (v) change the currency or currency unit of payment of principal of, premium (if any) or any interest on any Senior Note; (vi) impair the right to institute suit for the enforcement of any payment of principal of, premium (if any) or any interest on, any Senior Note; (vii) waive a continuing Default or Event of Default in payment of principal of, premium (if any) or any interest on, any Senior Note; or (viii) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Senior Change of Control or modify any provisions or definitions with respect thereto.

     Each Senior Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement such Senior Indenture or the applicable Senior Notes without the consent of any holders of such Senior Notes in certain circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company or any Subsidiary Guarantor under such Senior Indenture by a Successor upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Subsidiary Guarantor, (c) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, (d) to provide any security for such Senior Notes,
(e) to reflect the release of any Subsidiary Guarantor from its Senior Guarantee, or the addition of any Subsidiary of the Company as a Subsidiary Guarantor, in the manner provided in such Senior Indenture, (f) to comply with any requirement to effect or maintain the qualification of such Senior Indenture under the Trust Indenture Act, (g) to add covenants or Events of Default with respect to such Senior Notes, (h) to establish the form or terms of such Senior Notes or (i) to make any change that does not adversely affect the interests of any holder of such Senior Notes in any material respect.

     Each Senior Indenture provides that the holders of a majority in principal amount of the outstanding Senior Notes of such series may waive compliance by the Company with any provision of the applicable Senior Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium (if any) or interest on, any Senior Note of such series or in respect of a provision that under such Senior Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series. The holders of a majority in principal amount of the outstanding Senior Notes of any series may also waive compliance by the Company with certain restrictive provisions of the applicable Senior Indenture.

DEFEASANCE AND DISCHARGE

     Each Senior Indenture provides that, unless otherwise specified, the Company and the Subsidiary Guarantors (a) will be discharged from any and all of their respective obligations with respect to the Senior Notes of such series (except for certain obligations of the Company to register the transfer or exchange of Senior Notes of such series, replace stolen, lost or mutilated Senior Notes of such series or maintain paying agencies and hold moneys for payment in trust) ("legal defeasance") or (b) will have certain of their obligations (including the Senior Guarantees) terminated under the applicable Senior Indenture ("covenant defeasance") with respect to Senior Notes of such series, upon the deposit with the Trustee, in trust, of cash or U.S. Government Obligations (as defined in such Senior Indenture), maturing as to principal and interest at such times and in such amounts (without consideration of the reinvestment of any such amounts) as will ensure the availability of cash, or a combination thereof sufficient to pay the principal of, premium (if any) and any interest on all Senior Notes of such series on the dates such payments are due and payable in accordance with the terms of the Senior Notes of such series on their Stated Maturity or any Redemption Date. The Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Senior Notes of such series to recognize income, gain or loss for federal income tax purposes.

     Each Senior Indenture also provides that, unless otherwise specified, the applicable Senior Indenture will cease to be of further effect with respect to the Senior Notes of such series (subject to certain exceptions relating to compensation and indemnity of the Trustee and repayment to the Company of excess money or securities) when (i) either (A) all outstanding Senior Notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen Senior Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or (B) all outstanding Senior Notes of such series not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee as funds (immediately available to the holders in the case of clause (x)) in trust for such purpose cash or U.S. Government Obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash, or a combination thereof that will be sufficient to pay and discharge the entire indebtedness on the Senior Notes of such series for principal and any interest to the date of such deposit (in the case of Senior Notes which have become due and payable), or for principal, premium, if any, and interest to the Stated Maturity or the Redemption Date, as the case may be; or (C) the Company has fulfilled such other means of discharge applicable to Senior Notes of such series; (ii) the Company has paid all other sums payable by it with respect to Senior Notes of such series; and (iii) the Company has delivered to the Trustee certain other documents required by the applicable Senior Indenture, including an officers' certificate and an opinion of counsel.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange the Senior Notes of any series in accordance with the procedures set forth in the applicable Senior Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Senior Indentures. No service charge will be made, however, for any registration of transfer or exchange of the Senior Notes. The Registrar is not required to transfer or exchange (i) any Senior Note selected for redemption or (ii) any Senior Note during the period beginning 15 business days before the mailing of notice of any offer to repurchase such Senior Note or of redemption of such Senior Note and ending at the close of business on the date of mailing. The Company will initially appoint the Trustee as Registrar of the Senior Notes.

PAYMENT AND PAYING AGENTS

     Payment of principal of and any premium and interest on the Senior Notes will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of such amounts may be made (a) by wire transfer with respect to Senior Notes issued in global form or (b) by check mailed to the registered address of the Person entitled thereto. Payment of any installment of interest on the Senior Notes will be made to the Person in whose name such Senior Note is registered at the close of business on the record date for such interest.

     The Corporate Trust Office of the Trustee in New York, New York will initially be designated as a Paying Agent for the Company for payments with respect to Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each place of payment for the Senior Notes.

     All moneys paid by the Company to the Trustee or a Paying Agent for the payment of principal of and any premium or interest on, any Senior Note that remain unclaimed for two years after the date on which such payment becomes due will (subject to applicable abandoned property laws) be repaid to the Company and the holder of such Senior Note or any coupon will thereafter look only to the Company for payment thereof.

GOVERNING LAW

     The Senior Indentures and the Senior Notes are governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

THE TRUSTEE

     Norwest Bank Minnesota, National Association, is the Trustee under each Senior Indenture. The Company has initially appointed the Trustee as the Registrar and Paying Agent under each Senior Indenture.

     The Senior Indentures contain certain limitations on the right of the Trustee, in the event that it becomes a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee will be permitted to engage in other transactions; if it acquires any conflicting interest (as defined in the Trust Indenture Act), however, it must eliminate such conflict or resign.

     The Senior Indentures provide that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its powers under the Senior Indentures at the request of any of the holders of the Senior Notes, unless such holders have offered the Trustee indemnity reasonably satisfactory to it.

CERTAIN SENIOR NOTES DEFINITIONS

     The following is a summary of certain defined terms to be used in the Senior Indentures. Reference is made to the Senior Indentures for the full definition of all such terms and for the definitions of other capitalized terms used herein but not defined below.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Senior Guarantee, of such Subsidiary Guarantor at such date.

     "Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Capital Stock" of any Person means and includes any and all shares, interests, rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests (however designated) in the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for such equity).

     "Capitalized Lease Obligation" of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Common Equity" of any Person means and includes all Capital Stock of such Person that is generally entitled to (i) if such Person is a corporation, vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

     "Consolidated Net Tangible Assets" means, as of the date of determination, Consolidated Total Assets after deducting therefrom, to the extent included therein (with respect to clauses (i) and (ii), in each case determined on a consolidated basis in accordance with GAAP (without duplication)): (i) unamortized debt discount and expenses; and (ii) goodwill, patents, trademarks, service marks, trade names, copyrights and other items properly classified as intangible assets in accordance with GAAP; and (iii) all liabilities properly classified as current liabilities in accordance with GAAP (except liabilities that, by their terms, are extendible or renewable at the option of the obligor to a date that is 12 months or more after the date on which such current liabilities are determined).

     "Consolidated Total Assets" means, as of any date, the total assets of the Company and its Restricted Subsidiaries that would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such date prepared in accordance with GAAP (without giving effect to any ceiling limitation writedowns after the Issue Date).

     "Currency Hedge Obligations" means, at any time as to any Person, the obligations of such Person at such time that were incurred pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage such Person's or any of its Subsidiaries' exposure to fluctuations in foreign currency exchange rates.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Indebtedness" of any Person at any date means, without duplication (a) all indebtedness or obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit and bid or performance bonds issued by such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than thirty business days following demand for reimbursement, (d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (e) all Capitalized Lease Obligations of such Person, (f) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (g) all Indebtedness of others guaranteed by such Person to the extent of such guarantee and (h) all obligations of such Person in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements and Oil and Gas Hedging Contracts. Notwithstanding anything in this definition to the contrary, production payment liabilities (whether recorded as liabilities or as deferred revenue) shall not constitute Indebtedness.

     "Interest Rate Hedging Agreements" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates.

     "Issue Date" means the date on which Senior Notes are first issued under the applicable Senior Indenture.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, whether or not filed, recorded or otherwise perfected under applicable law, but excluding agreements to refrain from granting Liens. For the purposes of the Senior Indentures, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset; provided, however, that "Lien" shall not include a trust or similar arrangement established for the purpose of defeasing any Indebtedness pursuant to the terms of the instrument evidencing or providing for the issuance of such Indebtedness.

     "Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement, and other agreement or arrangement, in each case, that is designed to provide protection against oil and gas price fluctuations.

     "Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Senior Notes.

     "Pari Passu Indebtedness of a Subsidiary Guarantor" means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred, or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Senior Guarantees.

     "Person" means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof or other entity of any kind.

     "Principal Property" means (i) any property owned or leased by the Company or any Restricted Subsidiary and located within the United States of America, any State thereof (including property located off the coast of the United States of America held pursuant to lease from any United States Federal, State or other governmental body) or Canada that is considered by the Company to be capable of producing oil, gas or other minerals in commercial quantities, (ii) any refinery, smelter or processing or manufacturing plant owned or leased by the Company or any Restricted Subsidiary and located within the United States of America, any State thereof, or Canada, except (A) facilities related thereto employed in transportation, distribution or marketing, and (B) any refinery, smelter or processing or manufacturing plant, or portion thereof, that the Board of Directors determines is not material to the business of the Company and its Restricted Subsidiaries taken as a whole, and (iii) any Capital Stock or Indebtedness issued by a Restricted Subsidiary that owns or leases property of the types described in clauses (i) and (ii) of this definition.

     "Project Finance Debt" means Indebtedness of an Unrestricted Subsidiary (i) as to which neither the Company nor any Restricted Subsidiary of the Company is directly or indirectly liable (by virtue of the Company's or such Restricted Subsidiary's being the primary obligor, or guarantor of (by way of guarantee, statute, common law or otherwise), or otherwise contractually liable in any respect on, such Indebtedness) and (ii) that is not secured by any assets of the Company or of any of its Restricted Subsidiaries.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the Issue Date, other than an Unrestricted Subsidiary.

     "Sale/Leaseback Transaction" means any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries for a period of more than three years of any Principal Property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

     "Senior Change of Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the liquidation or dissolution of the Company.

     "Senior Guarantee" means any Guarantee of the Senior Notes by any Subsidiary Guarantor in accordance with the provisions set forth in "-- Senior Guarantees."

     "Senior Make-Whole Premium" means, in connection with any optional redemption of any Senior Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal of such Senior Note being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semiannual basis, such principal and interest at a rate equal to the sum of the Treasury Yield (determined on the business day immediately preceding the date of such redemption) plus 0.20% per annum, from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of such Senior Note being redeemed.

     "Significant Subsidiary" means any Restricted Subsidiary the consolidated assets of which comprise in excess of 5% of Consolidated Net Tangible Assets (as shown in the most recent audited consolidated balance sheet of the Company and its Subsidiaries).

     "Subordinated Indebtedness of a Subsidiary Guarantor" means any Indebtedness of such Subsidiary Guarantor, whether outstanding on the Issue Date or thereafter created, incurred, or assumed, if the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the Senior Guarantees.

     "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries own more than 50% of the total combined voting power of all Common Equity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Restricted Subsidiaries).

     "Subsidiary Guarantor" means (i) Ocean Energy, Inc., a Louisiana corporation, and (ii) each of the Company's Restricted Subsidiaries that becomes a guarantor of any series of the Senior Notes in compliance with the provisions described under "-- Senior Guarantees," in each case until such time as the Senior Guarantee of such Person is released in accordance with the provisions described under "-- Senior Guarantees."

     "Treasury Yield" means, in connection with the calculation of any Senior Make-Whole Premium on any Senior Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release
H.15 (519) that has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) equal to the then remaining maturity of such Senior Note; provided that if no United States Treasury security is available with such a constant maturity and for which a closing yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the closing yields of United States

Treasury securities for which such yields are given, except that if the remaining maturity of such Senior Note is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means (i) Havre Pipeline Company, LLC and Lion GPL, S.A., (ii) any Subsidiary acquired or organized after the Issue Date that is designated as an Unrestricted Subsidiary for purposes of the applicable Senior Indenture by a resolution of the Board of Directors of the Company in accordance with the requirements of this paragraph, and (iii) any Subsidiary of an Unrestricted Subsidiary, in each case until such time as such Subsidiary is designated as a Restricted Subsidiary for purposes of such Senior Indenture by a resolution of the Board of Directors of the Company in accordance with the requirements of this paragraph. The Company may designate any Subsidiary that satisfies the requirements of this paragraph to be an Unrestricted Subsidiary by a resolution of the Board of Directors of the Company if after giving effect to such designation (a) such Subsidiary does not own or hold any Capital Stock of, or any Lien on any property of, the Company or any Restricted Subsidiary and (b) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Project Finance Debt. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary by a resolution of the Board of Directors of the Company if immediately after giving effect to such designation, no Default or Event of Default has occurred and is continuing.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

                    DESCRIPTION OF SENIOR SUBORDINATED NOTES

     The Senior Subordinated Exchange Notes offered hereby will be issued, and the Old Senior Subordinated Notes were issued, pursuant to the Indenture dated as of July 8, 1998 (as amended and/or supplemented from time to time, the "Senior Subordinated Indenture" and, collectively with the Senior Indentures, the "Indentures") among the Company, as issuer, the Subsidiary Guarantors parties thereto and U.S. Bank Trust National Association, as trustee (for purposes of this section, the "Trustee"). The following summaries of certain provisions of the Senior Subordinated Notes and the Senior Subordinated Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Senior Subordinated Notes and the Senior Subordinated Indenture, including the definitions of certain terms contained in the Senior Subordinated Indenture and those terms that are made a part thereof by reference to the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth below under "-- Certain Senior Subordinated Notes Definitions."

GENERAL

     The Senior Subordinated Exchange Notes will be issued solely in exchange for an equal principal amount of Old Senior Subordinated Notes pursuant to the Exchange Offer. The form and terms of the Senior Subordinated Exchange Notes will be identical in all material respects to the form and terms of the Old Senior Subordinated Notes, except that the offering of the Senior Subordinated Exchange Notes has been registered under the Securities Act, and the Senior Subordinated Exchange Notes will therefore not be subject to transfer restrictions, registration rights and certain provisions relating to an increase in the stated interest rate on the Old Senior Subordinated Notes, under certain circumstances. See "Exchange Offer; Registration Rights."

MATURITY, INTEREST AND PRINCIPAL PAYMENTS

     The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company, will mature on July 1, 2008 and will be limited to $250,000,000 aggregate principal amount. The Senior Subordinated Notes will bear interest at 8 3/8% per annum from the date of issuance of the Old Notes, payable semiannually on January 1 and July 1 of each year, commencing January 1, 1999, to the Person in whose name the Senior Subordinated Note is registered at the close of business on the December 15 or June 15 next preceding such interest payment date or, in the case of interest payable at maturity, to the Person to whom principal is paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal of, premium, if any, and interest on the Senior Subordinated Notes will be payable at the offices of the Trustee, provided that, at the option of the Company, payment of principal, premium, if any, and interest will be made by wire transfer (in the case of Senior Subordinated Notes held in book-entry form) or check mailed to the address of the person entitled thereto as it appears in the register of the Senior Subordinated Notes (the "Register") maintained by the Registrar. The Senior Subordinated Notes will be transferable and exchangeable at the office of the Registrar and any coregistrar and will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple thereof. The Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with certain transfers and exchanges. The Company's obligations under the Senior Subordinated Notes will be initially guaranteed on an unsecured subordinated basis by the Initial Subsidiary Guarantor.

RANKING

     The Senior Subordinated Notes will be unsecured senior subordinated obligations of the Company and will rank pari passu with all other unsecured senior subordinated indebtedness of the Company.

     The Company is a holding company, conducting substantially all of its business through subsidiaries. As of June 30, 1998, as adjusted to give effect to the Initial Offering, the application of the net proceeds therefrom and the establishment of the New Credit Facility, the Company would have had (i) an aggregate of approximately $1.0 billion of consolidated indebtedness (including the Notes), of which approximately $250.2 million (comprised of the New Credit Facility, the Senior Notes and the Existing Senior Notes) would have been senior to the Senior Subordinated Notes, approximately $509 million (comprised of the Existing Notes) would have been pari passu with the Senior Subordinated Notes, none would have been subordinated to the Senior Subordinated Notes and approximately $6 million would have been secured or owed by subsidiaries of the Company (other than the Initial Subsidiary Guarantor) and, therefore, effectively senior to the Senior Subordinated Notes and (ii) approximately $29.6 million of cash. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." Although the Senior Subordinated Indenture contains limitations on the amount of additional Indebtedness that the Company and the Restricted Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Indebtedness of Subsidiaries (to which the Senior Subordinated Notes will be structurally subordinated except for Indebtedness of a Subsidiary Guarantor). The Senior Subordinated Indenture prohibits the incurrence by the Company of Indebtedness which is contractually subordinated in right of payment to any Senior Indebtedness of the Company and senior in right of payment to the Senior Subordinated Notes.

REDEMPTION

     Optional Redemption. Prior to July 1, 2003 (the "Five-Year Date"), the Senior Subordinated Notes will be redeemable, in whole but not in part, at a redemption price equal to the sum of (a) an amount equal to 100% of the principal amount thereof and (b) the Senior Subordinated Make-Whole Premium, together with accrued and unpaid interest to the date fixed for redemption. In no event will such redemption price ever be less than 100% of the principal amount of the Senior Subordinated Notes plus accrued interest to the date of redemption. On or after July 1, 2003, the Senior Subordinated Notes will be redeemable, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on July 1 of the years indicated below:

YEAR                                                           PRICE
----                                                          --------
2003........................................................   104.188%
2004........................................................   102.792%
2005........................................................   101.396%
2006 and thereafter.........................................   100.000%

     In addition, at any time and from time to time prior to July 1, 2001, the Company may, at its option, redeem in the aggregate up to 33 1/3% of the aggregate principal amount of the Senior Subordinated Notes originally issued under the Senior Subordinated Indenture with the proceeds of one or more Public Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount) of 108.375%, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 66 2/3% aggregate principal amount of the Senior Subordinated Notes must remain outstanding after each such redemption. In order to effect the foregoing redemption, the Company must mail notice of redemption no later than 60 days after the related Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     Selection and Notice. In the event that less than all of the Senior Subordinated Notes are to be redeemed at any time, selection of such Senior Subordinated Notes (or any portion thereof that is an integral multiple of $1,000) for redemption will be made by the Trustee from the outstanding Senior Subordinated Notes not previously called for redemption (or otherwise purchased by the Company) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Senior Subordinated Note with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Subordinated Notes to be redeemed at its registered address. If any Senior Subordinated Note is to be redeemed in part only, the notice of redemption that relates to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption and accepted for payment.

     Offers to Purchase. As described below, (a) upon the occurrence of a Change of Control, the Company is obligated to make an offer to purchase all outstanding Senior Subordinated Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase and (b) upon certain sales or other dispositions of assets, the Company may be obligated to make offers to purchase Senior Subordinated Notes with a portion of the Net Cash Proceeds of such sales or other dispositions at a purchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "-- Certain Covenants -- Change of Control" and "-- Limitation on Disposition of Proceeds of Asset Sales."

SUBORDINATION

     Payments of and distributions on or with respect to the Senior Subordinated Note Obligations will be subordinated, to the extent set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness, which includes, without limitation, all Credit Agreement Obligations and Senior Note Obligations of the Company. The Senior Subordinated Notes will rank prior in right of payment only to other indebtedness of the Company which is, by its terms, expressly subordinated in right of payment to the Senior Subordinated Notes. There is currently no indebtedness of the Company which would constitute such subordinated indebtedness. In addition, the Senior Subordinated Note Obligations will be effectively subordinated to all of the creditors of the Company's subsidiaries, including trade creditors, except by virtue of a Senior Subordinated Guarantee to the extent such Subsidiary is a Subsidiary Guarantor. See "Risk Factors -- Subordination of Senior Subordinated Notes; Holding Company with No Independent Operations."

     The Senior Subordinated Indenture provides that in the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company (or its creditors, as such) or its assets, or (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or (c) any assignment for the benefit of creditors or other marshaling of assets or liabilities of the Company, all Senior Indebtedness of the Company must be paid in full in cash or cash equivalents before any direct or indirect payment or distribution, whether in cash, property or securities (excluding certain permitted equity and subordinated debt securities referred to in the Senior Subordinated Indenture as "Permitted Junior Securities"), is made on account of the Senior Subordinated Note Obligations. In the event that, notwithstanding the foregoing, the Trustee or the holder of any Senior Subordinated Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of Senior Subordinated Note Obligations before all Senior Indebtedness is paid or provided for in full, then the Trustee or the holders of Senior Subordinated Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

     During the continuance of any default in the payment when due (whether at Stated Maturity, upon scheduled repayment, upon acceleration or otherwise) of principal of or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting, any Designated Senior Indebtedness (a "Payment Default"), no direct or indirect payment or distribution by or on behalf of the Company of any kind or character shall be made on account of the Senior Subordinated Note Obligations or any obligation under any Senior Subordinated Guarantee unless and until such default has been cured or waived or has ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents.

     In addition, during the continuance of any default other than a Payment Default with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may then be accelerated (a "Non-payment Default"), after receipt by the Trustee from the holders (or their representative) of such Designated Senior Indebtedness of a written notice of such Non-payment Default, no payment or distribution of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations for the period specified below (the "Payment Blockage Period").

     The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee from the holders (or their representative) of Designated Senior Indebtedness stating that such notice is a payment blockage notice pursuant to the Senior Subordinated Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt by the Trustee of such notice; (ii) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Indebtedness is discharged or paid in full in cash or cash equivalents; or (iv) the date, as set forth in a written notice to the Company or the Trustee from the holders (or their representative) of the Designated Senior Indebtedness initiating such Payment Blockage Period, on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from the holders (or their representative) of Designated Senior Indebtedness initiating such Payment Blockage Period, after which the Company, subject to the subordination provisions set forth above and the existence of another Payment Default, shall promptly resume making any and all required payments in respect of the Senior Subordinated Notes, including any missed payments. Only one Payment Blockage Period with respect to the Senior Subordinated Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Indebtedness that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; provided that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period commencing after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360-day period during which no Payment Blockage Period is in effect. In the event that, notwithstanding the foregoing, the Company makes any payment or distribution to the Trustee or the holder of any Senior Subordinated Note prohibited by the subordination provision of the Senior Subordinated Indenture, then such payment or distribution will be required to be paid over and delivered forthwith to the holders (or their representative) of Designated Senior Indebtedness.

     If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the holders of the Senior Subordinated Notes to accelerate the maturity thereof. See "-- Events of Default."

     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes, and funds which would be otherwise payable to the holders of the Senior Subordinated Notes will be paid to the holders of the Senior Indebtedness to the extent necessary to pay the Senior Indebtedness in full, and the Company may be unable to meet its obligations in full with respect to the Senior Subordinated Notes.

SENIOR SUBORDINATED GUARANTEES

     The Initial Subsidiary Guarantor has fully and unconditionally guaranteed the Company's obligations to pay principal of, premium, if any, and interest on the Senior Subordinated Notes. The Senior Subordinated Guarantees are subordinated to Guarantor Senior Indebtedness of a Subsidiary Guarantor to the same extent and in the same manner as the Senior Subordinated Notes are subordinated to Senior Indebtedness. Each of the Senior Subordinated Guarantees is an unsecured senior subordinated obligation of the Subsidiary Guarantor providing such Guarantee, and ranks pari passu in right of payment with all existing and future senior subordinated obligations of such Subsidiary Guarantor (including the guarantees of the Existing Notes). The Senior Subordinated Indenture provides that if any Restricted Subsidiary guarantees the payment of any Indebtedness of the Company at any date subsequent to the Issue Date, then the Company will cause the Senior Subordinated Notes to be equally and ratably guaranteed by such Restricted Subsidiary on a senior subordinated basis. In addition, the Senior Subordinated Indenture requires certain Restricted Subsidiaries to execute and deliver a Senior Subordinated Guarantee prior to the incurrence of certain indebtedness. See "-- Certain Covenants--Limitation on Indebtedness" and " -- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries." The Subsidiary Guarantees are subject to release in certain circumstances, as described below.

     The obligations of each Subsidiary Guarantor are limited to the amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Senior Subordinated Guarantee or pursuant to its contribution obligations under the Senior Subordinated Indenture, result in the obligations of such Subsidiary Guarantor under its Senior Subordinated Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. Each Subsidiary Guarantor that makes a payment or distribution under a Senior Subordinated Guarantee shall be entitled to a contribution from each other Senior Subordinated Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

     Each Subsidiary Guarantor may consolidate with or merge into or sell all, substantially all or any portion of its assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation and Sale of Assets" covenant of the Senior Subordinated Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its assets to a Person other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided that (a) if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume such Subsidiary Guarantor's Senior Subordinated Guarantee and all its obligations pursuant to the Senior Subordinated Indenture (except to the extent the following paragraph would result in the release of such Senior Subordinated Guarantee) and (b) such transaction does not (i) violate any of the covenants described below under "-- Certain Covenants" or in the Senior Subordinated Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing.

     Any Senior Subordinated Guarantee incurred by a Restricted Subsidiary may, at the election of the Company, provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Senior Subordinated Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Senior Subordinated Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Senior Subordinated Indenture), or
(iii) if applicable, the release or discharge of the guarantee which resulted in the creation of such Senior Subordinated Guarantee, except a discharge or release by or as a result of payment under such guarantee. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Senior Subordinated Indenture shall be released from its Senior Subordinated Guarantee and related obligations set forth in the Senior Subordinated Indenture for so long as it remains an Unrestricted Subsidiary.

     In addition, the Senior Subordinated Indenture provides that if, at any time while any of the Senior Subordinated Notes remain outstanding, none of the Company's then outstanding Indebtedness (other than the Senior Subordinated Notes) is guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor shall be automatically and unconditionally released, discharged and relieved of any obligations under its Senior Subordinated Guarantee (which shall be terminated and cease to have any force and effect).

CERTAIN COVENANTS

     The Senior Subordinated Indenture provides that the covenants set forth herein will be applicable to the Company, except that during any period of time that (i) the ratings assigned to the Senior Subordinated Notes by both Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc. ("Moody's" and, together with S&P, the "Rating Agencies") are equal to or higher than BBB-and Baa3, or the equivalents thereof, respectively (the "Investment Grade Ratings"), except subsequent to a Change of Control of the Company, and (ii) no Default or Event of Default shall have occurred and be continuing, the Company and its Subsidiaries will not be subject to the provisions of the Senior Subordinated Indenture described under "-- Limitation on Indebtedness,"
"-- Limitation on Restricted Payments," "-- Limitation on Issuances and Sales of Restricted Subsidiary Stock," "-- Limitation on Transactions with Affiliates," "-- Limitation on Disposition of Proceeds of Asset Sales," "-- Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,"
"-- Limitation on Other Senior Subordinated Indebtedness" and clauses (iii) and
(iv) of the first paragraph of the covenant entitled "Merger, Consolidation and Sale of Assets" (collectively, the "Suspended Covenants"). In the event that the Company is not subject to the Suspended Covenants for any period of time as a result of the preceding sentence (a "Suspension Period") and, subsequently, one or both Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Senior Subordinated Notes below the required Investment Grade Ratings, then, from and after the date of such withdrawal or downgrade, the Company and its Subsidiaries will again be subject to the Suspended Covenants and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the terms of the "Limitation on Restricted Payments" covenant as if such covenant had been in effect during the entire period of time from the Issue Date. Notwithstanding any other provision of the Senior Subordinated Indenture, the continued existence, after the date of such withdrawal or downgrade, of facts and circumstances that were incurred or otherwise came into being during a Suspension Period shall not constitute a breach of any covenant set forth in the Senior Subordinated Indenture or a Default or Event of Default thereunder.

     The Senior Subordinated Indenture contains, among others, the covenants described below.

     Limitation on Indebtedness. The Senior Subordinated Indenture provides that neither the Company nor any Restricted Subsidiary will create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness and Permitted Subsidiary Indebtedness, as the case may be; provided, however, that the Company and its Restricted Subsidiaries that are either Subsidiary Guarantors or Foreign Subsidiaries may incur Indebtedness (and Restricted Subsidiaries that are not Subsidiary Guarantors or Foreign Subsidiaries may incur Acquired Indebtedness) if (x) the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness (and for which financial statements are available), taken as one period (at the time of such incurrence, after giving pro forma effect to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness (including Permitted Indebtedness) by the Company or its Restricted Subsidiaries since the first day of such four-quarter period (including any other Indebtedness to be incurred concurrent with the incurrence of such Indebtedness) as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) notwithstanding clause (d) of the definition of Consolidated Net Income, the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any Person (or any properties outside of the ordinary course of business) acquired or disposed of by the Company or its Restricted

Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period), would have been equal to at least 2.5 to 1.0.

     Limitation on Restricted Payments. (a) The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

          (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than with respect to any such Capital Stock or other interests held by the Company or any Wholly Owned Restricted Subsidiary of the Company);

          (iii) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness, except in any case out of a Net Proceeds Deficiency pursuant to the terms of the Senior Subordinated Indenture and except upon the occurrence of a Change of Control to the extent (and only to the extent) required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued, provided that the Company is then in compliance with its obligations under "-- Change of Control";

          (iv) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary of the Company (other than to the Company or any of its Wholly Owned Restricted Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock or other interests held by the Company or any Wholly Owned Restricted Subsidiary of the Company); or

          (v) make any Investment (other than any Permitted Investment);

(such payments or other actions described in (but not excluded from) clauses (i) through (v) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution), (A) no Default or Event of Default shall have occurred and be continuing, (B) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Limitation on Indebtedness" covenant, and (C) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum (without duplication) of the following:

          (1) 50% of the aggregate cumulative Consolidated Net Income of the Company (including, without limitation, notwithstanding clause (d) of the definition of "Consolidated Net Income," the Consolidated Net Income of each of Ocean Energy, Inc. and United Meridian Corporation prior to their merger) accrued on a cumulative basis during the period beginning June 1, 1997 and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss), plus

          (2) the aggregate net cash proceeds received after June 1, 1997 by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

          (3) the aggregate net cash proceeds received after June 1, 1997, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

          (4) the aggregate net cash proceeds received after June 1, 1997 by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

          (5) the aggregate net cash proceeds received after June 1, 1997 by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company to the extent such debt securities were originally sold for cash, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

          (6) the aggregate net cash proceeds received after June 1, 1997 by the Company or its Restricted Subsidiaries, computed on a consolidated basis, constituting a return of capital on an Investment (other than a Permitted Investment) made by the Company or any Restricted Subsidiary after June 1, 1997, including, without limitation, from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of Investment), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after June 1, 1997, plus

          (7) $50,000,000.

          (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (ii), (iii) and (iv) below) no Default or Event of Default shall have occurred and be continuing:

             (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (a) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (a) above);

             (ii) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

             (iii) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for or out of the aggregate net cash proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company; and

             (iv) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Subordinated Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Senior Subordinated Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (C) such new Subordinated Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Senior Subordinated Notes and such new Subordinated Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Senior Subordinated Notes.

     The actions described in clauses (i), (ii) and (iii) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph (a) (provided that any dividend paid pursuant to clause (i) of this paragraph (b) shall reduce the amount that would otherwise be available under clause (C) of paragraph (a) when declared, but not also when subsequently paid pursuant to such clause (i)), and the actions described in clause (iv) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (C) of paragraph (a).

          (c) In computing Consolidated Net Income of the Company under paragraph (a) above, (1) the Company shall use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (2) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from the books and records of the Company that are available on the date of determination. If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the requirements of the Senior Subordinated Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Senior Subordinated Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.

     Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Senior Subordinated Indenture provides that the Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (b) will not permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary, except, in each case, for (i) directors' qualifying shares, (ii) Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be issued to, or owned by, the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, (iii) a sale of all or substantially all the Capital Stock of a Restricted Subsidiary effected in accordance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant, (iv) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary and (v) Capital Stock of Havre Pipeline Company, LLC and Capital Stock of Big Sky Gas Marketing L.L.C.; provided, however, that any Capital Stock retained by the Company or a Restricted Subsidiary shall be treated as an Investment for purposes of the covenant entitled "Limitation on Restricted Payments" described above, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary.

     Limitation on Transactions with Affiliates. The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company, unless
(i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm's length transaction with unrelated third parties who are not Affiliates, (ii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $10,000,000, the Company delivers an officer's certificate to the Trustee certifying that such transaction or series of transactions complies with clause
(i) above and such transaction or series of transactions have been approved by the Board of Directors of the Company, and (iii) with respect to any one transaction or series of transactions involving aggregate payments in excess of $20,000,000, the officer's certificate referred to in clause (ii) above also certifies that such transaction or series of transactions have been approved by a majority of the Disinterested Directors (or, in the event there are no such Disinterested Directors, that the Company has obtained a written opinion from an independent nationally recognized investment banking firm or appraisal firm, in either case specializing or having a specialty in the type and subject matter of the transaction or series of transactions at issue, which opinion shall be to the effect set forth in clause
(i) above or shall state that such transaction or series of transactions are fair from a financial point of view to the Company or such Restricted Subsidiary); provided, however, that this covenant shall not apply to (1) the payment of reasonable and customary regular compensation and fees to directors of the Company who are not employees of the Company or any Restricted Subsidiary, (2) the payment of dividends on, or making distributions with respect to, shares of Capital Stock of the Company on a pro rata basis to the extent permitted by the "Limitation on Restricted Payments" covenant, (3) transactions between or among the Company and/or any of its Wholly Owned Restricted Subsidiaries, (4) Restricted Payments permitted by the provisions of the Senior Subordinated Indenture described above under the covenant entitled "Limitation on Restricted Payments," (5) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $1,000,000 outstanding at any one time, (6) any transaction or series of related transactions entered into prior to the Issue Date or (7) the Company's employee compensation and other benefit arrangements.

     Limitation on Liens. The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume, affirm or suffer to exist or become effective any Lien of any kind except for Permitted Liens, on or with respect to any of its property or assets (including any intercompany notes), whether owned at the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Subordinated Indebtedness, the Senior Subordinated Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and (y) in the case of any other Lien, the Senior Subordinated Notes are directly secured equally and ratably with the obligation or liability secured by such Lien. The incurrence of additional secured Indebtedness by the Company or any Restricted Subsidiary is subject to further limitations on the incurrence of Indebtedness as described under the covenant entitled "Limitation on Indebtedness."

     Change Of Control. Upon the occurrence of a Change of Control, the Company shall be obligated to make an offer to purchase all of the then outstanding Senior Subordinated Notes (a "Change of Control Offer"), and shall purchase, on a business day (the "Change of Control Purchase Date") not more than 70 nor less than 30 days following the Change of Control, all of the then outstanding Senior Subordinated Notes validly tendered pursuant to such Change in Control Offer, at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. The Change of Control Offer is required to remain open for at least 20 Business Days and until the close of business on the Change of Control Purchase Date.

     In order to effect such Change of Control Offer, the Company shall, not later than the 30th day after the Change of Control, mail to each Holder a notice of the Change of Control Offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that Noteholders must follow to accept the Change of Control Offer.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Senior Subordinated Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The indentures governing the Existing Senior Notes, the Existing Notes and the Senior Notes all obligate the Company to make offers to purchase such Indebtedness upon the occurrence of certain events that constitute a Change of Control. In addition, the New Credit Facility prohibits the purchase of the Senior Subordinated Notes by the Company prior to payment in full of the indebtedness under the New Credit Facility, and a Change of Control is an event of default under the New Credit Facility. There can be no assurance that in the event of a Change of Control the Company will be able to obtain the necessary consents from the lenders under the New Credit

Facility in order to consummate a Change of Control Offer. If on a Change of Control Purchase Date the Company does not have available funds sufficient to pay the Change of Control Purchase Price or is prohibited from purchasing the Senior Subordinated Notes, an Event of Default would occur under the Senior Subordinated Indenture. The definition of Change of Control includes an event by which the Company sells, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.

     The Company intends to comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that a Change of Control occurs and the Company is required to purchase Senior Subordinated Notes as described above. The existence of a Holder's right to require, subject to certain conditions, the Company to repurchase its Senior Subordinated Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction that constitutes, or results in, a Change of Control.

     Limitation on Disposition of Proceeds of Asset Sales. (a) The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a board resolution) and (ii) at least 70% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Senior Subordinated Notes) or any Restricted Subsidiary as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable.

     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale the Company may either (x) apply the Net Cash Proceeds thereof to permanently reduce Senior Indebtedness or to permanently reduce Guarantor Senior Indebtedness or (y) invest all or any part of the Net Cash Proceeds thereof, within 365 days after such Asset Sale, in properties and assets which replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the business of the Company or its Restricted Subsidiaries, as the case may be ("Replacement Assets"). The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds equals or exceeds $20,000,000, the Company shall make an offer to purchase, from all holders of the Senior Subordinated Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Senior Subordinated Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

          (i) (A) the Company shall make an offer to purchase (a "Net Proceeds Offer") from all Holders of the Senior Subordinated Notes in accordance with the procedures set forth in the Senior Subordinated Indenture the maximum principal amount (expressed as a multiple of $1,000) of Senior Subordinated Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Senior Subordinated Notes and the denominator of which is the sum of the outstanding principal amount of the Senior Subordinated Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all Senior Subordinated Notes tendered), and (B) to the extent required by such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the

     Company shall make an offer to purchase Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

          (ii) The offer price for the Senior Subordinated Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Senior Subordinated Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Senior Subordinated Indenture. To the extent that the aggregate Offered Price of the Senior Subordinated Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii) If the aggregate Offered Price of Senior Subordinated Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Senior Subordinated Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

The Company will not permit any Subsidiary (except a Foreign Subsidiary) to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make a Net Proceeds Offer following any Asset Sale. The Company intends to comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Senior Subordinated Notes as described above.

     Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Senior Subordinated Indenture provides that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless (i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Senior Subordinated Indenture providing for a Senior Subordinated Guarantee of the Senior Subordinated Notes by such Restricted Subsidiary which Senior Subordinated Guarantee will be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Senior Subordinated Notes are subordinated to Senior Indebtedness and (B) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Senior Subordinated Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Senior Subordinated Notes; (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Senior Subordinated Guarantee until such time as the obligations guaranteed thereby are paid in full; and (iii) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel to the effect that such Senior Subordinated Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity; provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company.

     (b) The Company may from time to time, at its option, nominate any Restricted Subsidiary as an additional Subsidiary Guarantor. Any such Restricted Subsidiary shall execute and deliver a supplemental indenture to the Senior Subordinated Indenture agreeing to guarantee the Senior Subordinated Notes. At the election of the Company, such Senior Subordinated Guarantee may contain such release provisions as the

Company may deem appropriate (including, without limitation, release provisions of the type in paragraph (c) below).

     (c) Notwithstanding the foregoing paragraph (a) and the other provisions of the Senior Subordinated Indenture, any Senior Subordinated Guarantee incurred by a Restricted Subsidiary pursuant to this covenant may, at the election of the Company, provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Senior Subordinated Indenture), (ii) the merger of such Restricted Subsidiary into the Company or any other Restricted Subsidiary (provided the surviving Restricted Subsidiary assumes the Senior Subordinated Guarantee) or the liquidation and dissolution of such Restricted Subsidiary (in each case to the extent not prohibited by the Senior Subordinated Indenture), or (iii) the release or discharge of the guarantee which resulted in the creation of such Senior Subordinated Guarantee, except a discharge or release by or as a result of payment under such guarantee.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Senior Subordinated Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary (except a Foreign Subsidiary) to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make an Investment in the Company or any other Restricted Subsidiary or (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions (i) pursuant to the Senior Subordinated Indenture, the Existing Indentures, the Credit Agreement or any agreement in effect or entered into on the Issue Date, (ii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired, (iii) that constitute customary restrictions in leases and licenses relating to the Property covered thereby and entered into in the ordinary course of business, (iv) contained in agreements governing Indebtedness permitted to be incurred in accordance with the Senior Subordinated Indenture provided that the restrictions are not materially more restrictive in the aggregate than the restrictions contained in the Senior Subordinated Indenture, or (v) existing under any agreement that extends, renews, refinances or replaces (in whole or in part, and whether or not such prior agreements remain outstanding) the agreements containing the restrictions in the foregoing clauses (i), (ii), (iii) and (iv) provided that the terms and conditions of any such restrictions are not materially less favorable to the Holders of the Senior Subordinated Notes than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitation on Other Senior Subordinated Indebtedness. The Senior Subordinated Indenture provides that the Company will not incur, directly or indirectly, any Indebtedness which is expressly subordinate or junior in right of payment in any respect to Senior Indebtedness unless such Indebtedness (i) ranks pari passu in right of payment with the Senior Subordinated Notes pursuant to subordination provisions substantially similar to those contained in the Senior Subordinated Indenture, or (ii) is expressly subordinated in right of payment to the Senior Subordinated Notes.

     Reports. The Senior Subordinated Indenture requires that the Company (and the Subsidiary Guarantors, if applicable) file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company (and the Subsidiary Guarantors, if applicable) will also be required (a) to file with the Trustee, and provide (without exhibits) to each holder of Senior Subordinated Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company (and the Subsidiary Guarantors, if applicable) would be required to file such reports and documents if the Company (and the Subsidiary Guarantors, if applicable) were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any holder of Senior Subordinated Notes promptly upon written request.

     Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens), may be affected by the designation by the Company of any existing or future Subsidiary of the Company as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Senior Subordinated Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Senior Subordinated Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "-- Certain Senior Subordinated Notes Definitions" lists existing Unrestricted Subsidiaries and describes the circumstances under which other Subsidiaries of the Company may be designated as Unrestricted Subsidiaries by the Board of Directors of the Company.

     Limitation on Restrictive Covenants. The Senior Subordinated Indenture provides that, notwithstanding any other provision of the Senior Subordinated Indenture, the restrictive covenants set forth in the Senior Subordinated Indenture, including, without limitation, those described under "-- Limitation on Restricted Payments," "-- Limitation on Transactions with Affiliates" and
"-- Merger, Consolidation and Sale of Assets," shall be and shall be deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants shall not result in a breach of the covenant of any of the Existing Indentures entitled "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Company (A) will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Affiliated Persons, and
(B) will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions by Restricted Subsidiaries, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto (i) either (a) if the transaction or transactions is a merger or consolidation, the Company or a Restricted Subsidiary, as the case may be, shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company or a Restricted Subsidiary, as the case may be) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Senior Subordinated Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Senior Subordinated Notes and the Senior Subordinated Indenture, and, in each case, the Senior Subordinated Indenture shall remain in full force and effect; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction or transactions), no Default or Event of Default shall have occurred and be continuing; (iii) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Subordinated Indenture) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions; (iv) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four full fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Senior Subordinated Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant; (v) if the Company is not the Surviving Entity, each Subsidiary Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture to the Senior Subordinated Indenture confirmed that its Senior Subordinated Guarantee shall apply to such Person's obligations under the Senior Subordinated Indenture and the Senior Subordinated Notes; and (vi) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted Lien), the creation and imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     In connection with any consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition contemplated hereby, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition and the supplemental indenture in respect thereto comply with the requirements under the Senior Subordinated Indenture and an Opinion of Counsel stating that the requirements of clause (i) of the preceding paragraph have been complied with.

     Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the Surviving Entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Senior Subordinated Indenture with the same effect as if such Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under the Senior Subordinated Indenture and the Senior Subordinated Notes.

EVENTS OF DEFAULT

     The following are "Events of Default" under the Senior Subordinated
Indenture:

          (a) default in the payment of the principal of or premium, if any, on any of the Senior Subordinated Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

          (b) default in the payment of any installment of interest on any of the Senior Subordinated Notes, when it becomes due and payable, and the continuance of such default for a period of 30 days; or

          (c) default in the performance or breach of the provisions of the "Merger, Consolidation and Sale of Assets" section of the Senior Subordinated Indenture, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Limitation on Disposition of Proceeds of Asset Sales" covenant; or

          (d) the Company or any Subsidiary Guarantor shall fail to perform or observe any other term, covenant or agreement contained in the Senior Subordinated Notes, any Senior Subordinated Guarantee or the Senior Subordinated Indenture (other than a default specified in (a), (b) or (c) above) for a period of 30 days after written notice of such failure requiring the Company to remedy the same shall have been given (i) to the Company by the Trustee or (ii) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding; or

          (e) the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of (or premium, if any, on) or interest on any Indebtedness of the Company (other than the Senior Subordinated Notes) or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed when due, or any other default causing acceleration of any Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary for money borrowed, provided that the aggregate principal amount of such Indebtedness shall exceed the greater of (i) $20 million and (ii) 5% of Adjusted Consolidated Net Tangible Assets; provided further that if any such default is cured or waived or any such acceleration rescinded, or such debt is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Senior Subordinated Indenture and any consequential acceleration of the Senior Subordinated Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; or

          (f) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder of at least the greater of (i) $20 million and (ii) 5% of Adjusted Consolidated Net Tangible Assets in aggregate principal amount of Indebtedness of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary, after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or any Subsidiary Guarantor or any other Restricted Subsidiary having a fair market value (as determined by the Board of Directors of the Company and evidenced by a board resolution) in excess of the greater of (i) $20 million and (ii) 5% of Adjusted Consolidated Net Tangible Assets individually or in the aggregate, provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid, such Event of Default under the Senior Subordinated Indenture and any consequential acceleration of the Senior Subordinated Notes shall be automatically rescinded, so long as (x) such rescission does not conflict with any judgment or decree and (y) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

          (g) any Senior Subordinated Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release of any such Senior Subordinated Guarantee in accordance with the Senior Subordinated Indenture); or

          (h) final judgments or orders rendered against the Company or any Subsidiary Guarantor or any other Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than the greater of (i) $20 million and (ii) 5% of Adjusted Consolidated Net Tangible Assets over the coverage under applicable insurance policies and either (x) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (y) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect; or

          (i) the entry of a decree or order by a court having jurisdiction in the premises (i) for relief in respect of the Company, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) adjudging the Company, any Subsidiary Guarantor or any Significant Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company, any Subsidiary Guarantor or any Significant Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company, any Subsidiary Guarantor or any Significant Subsidiary or of a substantial part of their consolidated assets, or ordering the winding up or liquidation of their affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

          (j) the commencement by the Company, any Subsidiary Guarantor or any Significant Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankruptcy or insolvent, or the consent by the Company, any Subsidiary Guarantor or any Significant Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company, any Subsidiary Guarantor or any Significant Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company, any Subsidiary Guarantor or any Significant Subsidiary or of any substantial part of their consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or taking of corporate action by the Company, any Subsidiary Guarantor or any Significant Subsidiary in furtherance of any such action.

     If an Event of Default (other than as specified in clause (i) or (j) above) shall occur and be continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes then outstanding, by notice to the Trustee and the Company, may declare the principal of, premium, if any, and accrued interest on all of the outstanding Senior Subordinated Notes due and payable immediately, upon which declaration all amounts payable in respect of the Senior Subordinated Notes shall be immediately due and payable. If an Event of Default specified in clause (i) or (j) above occurs and is continuing. then the principal of, premium, if any, and accrued interest on all of the outstanding Senior Subordinated Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder of Senior Subordinated Notes.

     After a declaration of acceleration under the Senior Subordinated Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if
(a) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Senior Subordinated Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,
(ii) all overdue interest on all Senior Subordinated Notes, (iii) the principal of and premium. if any, on any Senior Subordinated Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate home by the Senior Subordinated Notes, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Senior Subordinated Notes which has become due otherwise than by such declaration of acceleration; (b) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and
(c) all Events of Default, other than the nonpayment of principal of, premium, if any, and interest on the Senior Subordinated Notes that has become due solely by such declaration of acceleration, have been cured or waived.

     The holders of not less than a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may on behalf of the holders of all the Senior Subordinated Notes waive any past defaults under the Senior Subordinated Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Senior Subordinated Note, or in respect of a covenant or provision which under the Senior Subordinated Indenture cannot be modified or amended without the consent of the holder of each Senior Subordinated Note outstanding.

     No holder of any of the Senior Subordinated Notes has any right to institute any proceeding with respect to the Senior Subordinated Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Senior Subordinated Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Senior Subordinated Notes and the Senior Subordinated Indenture, the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Senior Subordinated Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Senior Subordinated Note on or after the respective due dates expressed in such Senior Subordinated Note.

     During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Senior Subordinated Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Senior Subordinated Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee under the Senior Subordinated Indenture is not under any obligation to exercise any of its rights or powers under the Senior Subordinated Indenture at the request or direction of any of the holders of Senior Subordinated Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under the Senior Subordinated Indenture.

     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Senior Subordinated Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Senior Subordinated Notes, the Trustee may withhold the notice to the Holders of such Senior Subordinated Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders.

     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Subsidiary Guarantors of their respective obligations under the Senior Subordinated Indenture and as to any default in such performance. The Company is also required to notify the Trustee within ten days of any Default.

LEGAL DEFEASANCE OR COVENANT DEFEASANCE OF SENIOR SUBORDINATED INDENTURE

     The Company may, at its option and at any time, terminate the obligations of the Company and the Subsidiary Guarantors with respect to the outstanding Senior Subordinated Notes ("legal defeasance"). Such legal defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Senior Subordinated Notes, except for (i) the rights of holders of outstanding Senior Subordinated Notes to receive payment in respect of the principal of, premium, if any, on and interest on such Senior Subordinated Notes when such payments are due, (ii) the Company's obligations to issue temporary Senior Subordinated Notes, register the transfer or exchange of any Senior Subordinated Notes, replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and maintain an office or agency for payments in respect of the Senior Subordinated Notes, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and (iv) the defeasance provisions of the Senior Subordinated Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Subsidiary Guarantor with respect to certain covenants (including, without limitation, the Senior Subordinated Guarantees) that are set forth in the Senior Subordinated Indenture, some of which are described under "-- Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Senior Subordinated Notes ("covenant defeasance").

     In order to exercise either legal defeasance or covenant defeasance, (i) the Company or any Subsidiary Guarantor must irrevocably deposit, with the Trustee, in trust, for the benefit of the holders of the Senior Subordinated Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Senior Subordinated Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, on and interest on the outstanding Senior Subordinated Notes to redemption or maturity;
(ii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Senior Subordinated Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred (in the case of legal defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit; (iv) such legal defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest under the Senior Subordinated Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor, (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Senior Subordinated Indenture to either legal defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Senior Subordinated Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Senior Subordinated Notes, as expressly provided for in the Senior Subordinated Indenture) as to all outstanding Senior Subordinated Notes when (i) either (a) all the Senior Subordinated Notes theretofore authenticated and delivered (except lost, stolen or destroyed Senior Subordinated Notes which have been replaced or paid and Senior Subordinated Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Senior Subordinated Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Senior Subordinated Notes to the date of deposit (in the case of Senior Subordinated Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be, (ii) the Company has paid all other sums payable under the Senior Subordinated Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, which, taken together, state that all conditions precedent under the Senior Subordinated Indenture relating to the satisfaction and discharge of the Senior Subordinated Indenture have been complied with.

AMENDMENTS AND WAIVERS

     From time to time, the Company and the Trustee may, without the consent of the Holders, amend, waive or supplement the Senior Subordinated Indenture or the Senior Subordinated Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, qualifying, or maintaining the qualification of, the Senior Subordinated Indenture under the Trust Indenture Act, or making any change that does not adversely affect the rights of any Holder in any material respect. Other amendments and modifications of the Senior Subordinated Indenture or the Senior Subordinated Notes may be made by the Company, the Subsidiary Guarantors and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding Senior Subordinated Notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Senior Subordinated Note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on any Senior Subordinated Note, (b) reduce the principal amount of (or the premium, if any, on) or interest on any Senior Subordinated Note, (c) change the place, coin or currency of payment of principal of (or the premium, if any, on) or interest on, any Senior Subordinated Note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Senior Subordinated Note,
(e) reduce the above stated percentage of aggregate principal amount of outstanding Senior Subordinated Notes necessary to modify or amend the Senior Subordinated Indenture, (f) reduce the percentage of aggregate principal amount of outstanding Senior Subordinated Notes necessary for waiver of compliance with certain provisions of the Senior Subordinated Indenture or for waiver of certain defaults, (g) modify any provisions of the Senior Subordinated Indenture relating to the modification and amendment of the Senior Subordinated Indenture or the waiver of past defaults or covenants, except as otherwise specified, or (h) amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate the Net Proceeds Offer with respect to any Asset Sale or modify any of the provisions or definitions with respect thereto.

     The holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may waive compliance by the Company with certain restrictive provisions of the Senior Subordinated Indenture. The holders of a majority in aggregate principal amount of the outstanding Senior Subordinated Notes may waive any past default under the Senior Subordinated Indenture, except a default in the payment of principal (or premium, if any, on) or interest on the Senior Subordinated Notes.

THE TRUSTEE

     The Senior Subordinated Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Senior Subordinated Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Senior Subordinated Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.

     The Senior Subordinated Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Senior Subordinated Indenture and the Senior Subordinated Notes are governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

CERTAIN SENIOR SUBORDINATED NOTES DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an Asset Acquisition from such Person, (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming such a Subsidiary) or (c) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness described in clause (a) or (b) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, and (ii) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Senior Subordinated Notes at least to the same extent as the Indebtedness being refinanced and (iii) such new Indebtedness has an Average Life longer than the Average Life of the Senior Subordinated Notes and a final Stated Maturity later than the final Stated Maturity of the Senior Subordinated Notes.

     "Adjusted Consolidated Net Tangible Assets" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, with no less than 70% of such discounted future net revenues estimated or audited by one or more nationally recognized firms of independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the estimated discounted future net revenues from (A) estimated proved oil and gas reserves acquired since the date of such year-end reserve report, and (B) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development or exploitation activities, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (C) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report and (D) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (A) through (D), such increases and decreases shall be as estimated by the Company's petroleum engineers, unless in the event that there is a Material Change as a result of such acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause (a)(i) shall be confirmed in writing by estimate or audit of one or more nationally recognized firms of independent petroleum engineers as to at least 70% of such discounted future net revenues, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and
(iv) the greater of (A) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements or (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of (i) minority interests, (ii) any gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest audited financial statements, (iii) to the extent included in (a) (i) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto and (iv) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (a)(i) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto. If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, "Adjusted Consolidated Net Tangible Assets" will continue to be calculated as if the Company was still using the full cost method of accounting.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Senior Subordinated Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

     "Asset Acquisition" means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or any Restricted Subsidiary shall be merged with or into the Company or any other Restricted Subsidiary or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person or any division or line of business of such Person.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Sale/ Leaseback Transaction or by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary (or North American Unrestricted Subsidiary) held by the Company or any Restricted Subsidiary (or North American Unrestricted Subsidiary); (b) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries (or North American Unrestricted Subsidiaries); or (c) any other properties or assets of the Company or any of its Restricted Subsidiaries (or North American Unrestricted Subsidiaries) other than (A) a transfer of hydrocarbons or other mineral products, cash or Cash Equivalents in the ordinary course of business or (B) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include (i) any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "-- Merger, Consolidation and Sale of Assets;"(ii) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Limitation on Restricted Payments" covenant; (iii) any trade or exchange by the Company or any Restricted Subsidiary (or North American Unrestricted Subsidiary) of oil and gas properties for other oil and gas properties owned or held by another Person which the Board of Directors of the Company determines in good faith to be of approximately equivalent value; (iv) any transfer of Properties having a fair market value of less than $5,000,000; or (v) any transfer that is a Permitted Investment, a Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant or an investment specifically excluded from the definition of the term "Investment."

     "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date of determination at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the "net amount of rent" under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Senior Subordinated Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

     "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 365 days or less of any financial institution organized in the United States that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 or any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500,000,000; (iii) direct obligations issued by any state of the United States of America or Canada or any political subdivision of any such state or Canada or any public instrumentality of any such state or Canada maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other rating service as may be acceptable to the Trustee); (iv) commercial paper issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A- 1 by S&P or at least P- 1 by Moody's; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; (vi) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above; (vii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is organized under the laws of (a) any country that is a member of the OECD and has total assets in excess of $50,000,000 or (b) any other country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that, in either case
(A) all such deposits are required to be made in such accounts in the ordinary course of business, (B) such deposits do not at any one time exceed $5,000,000 in the aggregate and (C) no funds so deposited remain on deposit in such bank for more than 30 days; (viii) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (ii) above but which is a lending bank under any of the Company's or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; (ix) deposits at any one time not in excess of $200,000 in the aggregate, available for withdrawal on demand, with any commercial bank organized in the United States, and not meeting the qualifications specified in clause (ii) above; and (x) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) through (vi).

     "Change of Control " means the occurrence of any of the following events:
(a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company; (b) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, (A) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by (x) the stockholders of the Company immediately prior to such merger or consolidation, or (y) if a record date has been set to determine the stockholders of the Company entitled to vote with respect to such merger or consolidation, the stockholders of the Company as of such record date and (B) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act, has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person; (c) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, conveys, transfers or leases, or the Restricted Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary) (but in no event shall the sale, conveyance, transfer or lease of the assets of, or the Capital Stock of, a North American Restricted Subsidiary, in the absence of other factors, result in a Change of Control); (d) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (e) the liquidation or dissolution of the Company.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Exploration Expenses" means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (a) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Exploration Expenses, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (x) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and
(y) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (b) the sum of such Consolidated Interest Expense for such period; provided that (i) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with clause (x) of the "Limitation on Indebtedness" covenant shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iii) notwithstanding clauses (i) and (ii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements and (iv) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments.

     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount,
(b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (ii) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (iii) the aggregate amount of the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (iv) the aggregate amount of dividends paid or accrued on Redeemable Capital Stock or Preferred Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock or Preferred Stock is owned by Persons other than Restricted Subsidiaries, less (v) to the extent included in clauses (i), (ii) or (iii), writeoff of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

     "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding (a) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto), (b) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales, (c) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to the Company or its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period), (d) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, provided, however, that the net income of a Foreign Subsidiary subject to restrictions on the payment of dividends or similar distributions related to project financing Indebtedness incurred in compliance with the covenant entitled "Limitation on Indebtedness" shall not be excluded to the extent of the sum of, without duplication, (i) the aggregate amount of all principal and interest on such project financing Indebtedness, plus (ii) capital expenditures; provided further, however, that the net income of a Foreign Subsidiary subject to restrictions on the payment of dividends or similar distributions shall not be excluded to the extent that such restrictions relate to completion of the project being financed by such project financing Indebtedness and such restriction is in effect for a period of no more than 18 months from the time of incurrence of such project financing Indebtedness, (f) any writedowns of non-current assets, provided, however, that any ceiling limitation writedowns under SEC guidelines shall be treated as capitalized costs, as if such writedowns had not occurred, and (g) any expenses associated with the merger between the Company and United Meridian Corporation occurring prior to December 31, 1998 and not in excess of $40 million in the aggregate.

     "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

     "Credit Agreement" means the Amended and Restated Credit Agreement dated as of July 8, 1998 among the Company, as borrower, OEI Louisiana, as guarantor, and Chase Bank of Texas, N.A., as agent, the other agents parties thereto, and the lenders parties thereto, as such agreement may be amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time in one or more credit agreements, loan agreements, instruments or similar agreements, with the same or different agents or lenders, as such may be further amended, modified, supplemented, extended, restated, replaced (including replacement after the termination of such agreement), restructured, increased, renewed or refinanced from time to time, in each case in accordance with and as permitted by the Senior Subordinated Indenture.

     "Credit Agreement Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, from time to time owed to the lenders or any agent under or in respect of the Credit Agreement.

     "Default" means any event, act or condition that is, or after notice or passage of time or both would be, an Event of Default.

     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Credit Agreement Obligations (ii) all Senior Indebtedness under the Senior Note Obligations and (iii) any other Senior Indebtedness which (a) at the time of incurrence equals or exceeds $10,000,000 in aggregate principal amount and
(b) is specifically designated by the Company in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Senior Subordinated Indenture.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under the Senior Subordinated Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Event of Default" has the meaning set forth above under the caption "Events of Default."

     "Existing Notes" means (i) the 10 3/8% Senior Subordinated Notes due 2005 of the Company issued pursuant to the Indenture, dated as of October 30, 1995, between the Company, as successor by merger to United Meridian Corporation, as issuer, OEI Louisiana, as successor by merger to UMC Petroleum Corporation, as subsidiary guarantor, and U.S. Bank Trust National Association, as trustee, as amended and supplemented by the First and Second Supplemental Indentures thereto, (ii) the 9 3/4% Senior Subordinated Notes due 2006 of the Company issued pursuant to the Indenture, dated as of September 26, 1996, between the Company, as issuer, OEI Louisiana, as subsidiary guarantor, and State Street Bank and Trust Company, as trustee, as amended and supplemented by the First Supplemental Indenture thereto, and (iii) the 8 7/8% Senior Subordinated Notes due 2007 of the Company issued pursuant to the Indenture, dated as of July 2, 1997, between the Company, as issuer, OEI Louisiana, as subsidiary guarantor, and State Street Bank and Trust Company, as trustee, as amended and supplemented by the First Supplemental Indenture thereto, in each case as such notes and indentures may be further amended and supplemented from time to time.

     "Existing Senior Notes" means the 13 1/2% Senior Notes due 2004 of the Company issued pursuant to the Indenture, dated as of December 1, 1994, between the Company, as issuer, OEI Louisiana, as subsidiary guarantor, and State Street Bank and Trust Company, as trustee, as amended and supplemented by the First, Second and Third Supplemental Indentures thereto, and as further amended and supplemented from time to time.

     "Foreign Subsidiary" means (i) any Restricted Subsidiary engaged in the Oil and Gas Business exclusively outside the United States of America, irrespective of its jurisdiction of incorporation, and (ii) any other Restricted Subsidiary whose assets (excluding any cash and Cash Equivalents) consist exclusively of Capital Stock or Indebtedness of one or more Restricted Subsidiaries described in clause (i) of this definition.

     "GAAP" means generally accepted accounting principles in the United States as in effect on the Issue Date.

     "Guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means all Indebtedness of a Subsidiary Guarantor (present and future) created, incurred, assumed or guaranteed by such Subsidiary Guarantor (and all renewals, substitutions, refinancings or replacements thereof) (including the principal of, interest on and fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness) (and including, in the case of the Credit Agreement and any guarantees related to the Senior Notes and the Existing Senior Notes, interest accruing after the filing of a petition by or against such Subsidiary Guarantor under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to its Senior Subordinated Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include (i) Indebtedness of such Subsidiary Guarantor evidenced by its Senior Subordinated Guarantee, (ii) Indebtedness of such Subsidiary Guarantor that is expressly subordinate or junior in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Senior Subordinated Guarantee, (iii) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11 United States Code, is by its terms without recourse to such Subsidiary Guarantor, (iv) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of such Subsidiary Guarantor, (v) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (vi) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (vii) that portion of any Indebtedness of such Subsidiary Guarantor which at the time of issuance is issued in violation of the Senior Subordinated Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (vii) if the holder(s) of such Indebtedness or their representative or such Subsidiary Guarantor shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of such Subsidiary Guarantor) to the effect that the incurrence of such Indebtedness does not violate the provisions of such Senior Subordinated Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "-- Subordination."

     "Holder" means a Person in whose name a Senior Subordinated Note is registered in the Register.

     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers' acceptance or other similar credit transaction and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (c) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person, (f) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment),
(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,
(i) all obligations of such Person under or in respect of currency exchange contracts and Interest Rate Protection Obligations and (j) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of such Person of the types referred to in clauses (a) through (i) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Senior Subordinated Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock, provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (g) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time. "Investments" shall exclude (a) extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and (b) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness incurred in compliance with the "Limitation on Indebtedness" covenant, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed 105% of the principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (c) Capital Stock, bonds, notes, debentures or other securities received in compliance with the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Issue Date" means the closing date for the sale and original issuance of the Senior Subordinated Notes to the Initial Purchasers.

     "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than 50% during a fiscal quarter in the estimated discounted future net cash flows from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (a) (i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist and (ii) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in the "Limitation on Disposition of Proceeds of Asset Sales" covenant.

     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in financial statements of the Company prepared in accordance with GAAP.

     "Non-recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company incurred in connection with the acquisition by the Company of any property or assets and as to which (a) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

     "North American Restricted Subsidiary" means any Restricted Subsidiary at least 90% of the Adjusted Consolidated Net Tangible Assets of which are located onshore (or in water not deeper than 15 feet) in the United States or Canada (as evaluated immediately prior to the designation of such Subsidiary to be an Unrestricted Subsidiary); and "North American Unrestricted Subsidiary" means such Subsidiary after such designation.

     "OEI Louisiana" means Ocean Energy, Inc., a Louisiana corporation and wholly-owned subsidiary of the Company.

     "Oil and Gas Business" means (i) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (ii) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (iii) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (iv) any power generation and electrical transmission business in a jurisdiction outside of North America where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which the Company or its Restricted Subsidiaries participate and (v) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iv) of this definition.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

     "Permitted Indebtedness" means any of the following:

          (i) Indebtedness of the Company under one or more bank credit or revolving credit facilities in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $500 million and (B) an amount equal to the sum of (x) $350 million and (y) 25% of Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such Indebtedness (such greater amount being referred to as the "Adjusted Maximum Credit Amount") (plus interest and fees under such facilities), less any amounts derived from Asset Sales and applied to the required permanent reduction of Senior Indebtedness (and a permanent reduction of the related commitment to lend or amount available to be reborrowed in the case of a revolving credit facility) under such credit facilities as contemplated by the "Disposition of Proceeds of Asset Sales" covenant (the "Maximum Credit Amount") (with the Maximum Credit Amount to be an aggregate maximum amount for the Company and all Restricted Subsidiaries, pursuant to clause (i) of the definition of "Permitted Subsidiary Indebtedness"), and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings or replacements (each, for purposes of this clause, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company, so long as the aggregate principal amount of any such new Indebtedness, together with the aggregate principal amount of all other Indebtedness outstanding pursuant to this clause (i) (and clause (i) of the definition of "Permitted Subsidiary Indebtedness"), shall not at any one time exceed the Maximum Credit Amount;

          (ii) Indebtedness of the Company under the Senior Notes and the Senior Subordinated Notes;

          (iii) Indebtedness of the Company outstanding on the Issue Date;

          (iv) obligations of the Company pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting the production of the Company and its Restricted Subsidiaries against fluctuations in oil or natural gas prices;

          (v) Indebtedness of the Company to any Restricted Subsidiaries;

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business (including obligations of the type described in clause (g) of the definition of the term "Permitted Liens"), including guarantees and letters of credit supporting such bid, performance, surety or other obligations (in each case other than for an obligation for money borrowed);

          (viii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company of any Indebtedness of the Company other than Indebtedness incurred pursuant to clauses (iv), (v), (vi) and (vii) of this definition, including any successive refinancings by the Company, so long as (A) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing,
     (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

          (ix) Non-Recourse Indebtedness;

          (x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

          (xi) Indebtedness of the Company to an Unrestricted Subsidiary for money borrowed, provided that such Indebtedness is subordinated in right of payment to the Senior Subordinated Notes and the Stated Maturity of such Indebtedness is later than the final Stated Maturity of the Senior Subordinated Notes;

          (xii) any guarantee of Guarantor Senior Indebtedness or Indebtedness of a Foreign Subsidiary incurred in compliance with the covenant entitled "Limitation on Indebtedness"; and

          (xiii) other Indebtedness of the Company and the Restricted Subsidiaries that are Subsidiary Guarantors in an aggregate principal amount not in excess of $50,000,000 at any one time outstanding.

     "Permitted Investments" means any of the following: (i) Investments in Cash Equivalents; (ii) Investments in the Company or any of its Restricted Subsidiaries; (iii) Investments in an amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets at any one time outstanding; (iv) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (A) such other Person becomes a Restricted Subsidiary of the Company; or (B) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary, (v) entry into operating agreements, joint ventures, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements, stockholder agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements, production sharing agreements and other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business; (vi) shares of Capital Stock or other securities received in settlement of debts owed to the Company or any of its Restricted Subsidiaries as a result of foreclosure, perfection or enforcement of any Lien or indebtedness or in connection with any good faith settlement or a bankruptcy proceeding; or (vii) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices;
(viii) entry into any currency exchange contract in the ordinary course of business; (ix) Investments in any Person engaged in the power generation and electrical transmission business where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which the Company or its Restricted Subsidiaries participate, provided that the aggregate amount of Investments outstanding at any one time in such Person shall be no more than $15,000,000; (x) Investments in any Person that is the purchaser of a portion of the interests of a Foreign Subsidiary, provided that such Investments are in the nature of a note or other deferred payment obligation to the Company or such Foreign Subsidiary and are in an amount of no more than $35,000,000 at any one time outstanding; (xi) workers' compensation, utility, lease and similar deposits and prepaid expenses in the ordinary course of business; (xii) endorsements of negotiable instruments and documents in the ordinary course of business; or (xiii) designation of a North American Restricted Subsidiary to be an Unrestricted Subsidiary if the credit ratings assigned to the Senior Subordinated Notes by each of S&P and Moody's, respectively, immediately after giving effect to such designation (the "post-designation credit ratings") are or will be greater than or equal to the greater of (A) the credit rating assigned to the Senior Subordinated Notes by such Rating Agency immediately prior to giving effect to such designation and
(B) such credit rating as of the Issue Date. For purposes of determining compliance with clause (xiii) of the preceding sentence, (1) subsequent changes in such credit rating unrelated to such designation shall not cause such designation to fail to constitute a "Permitted Investment," and (2) without limitation of other forms of proof of the post-designation credit rating assigned to the Senior Subordinated Notes, any press release issued by such Rating Agency or any written notification from such Rating Agency to the Company addressing the impact of such designation on the credit rating assigned to the Senior Subordinated Notes (whether such press release or written notification is issued before, contemporaneously with or after such designation) shall constitute conclusive evidence of the post-designation credit rating.

     "Permitted Liens" means the following types of Liens:

          (a) Liens existing as of the Issue Date;

          (b) Liens securing the Senior Subordinated Notes;

          (c) Liens in favor of the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

          (d) Liens securing Senior Indebtedness, Guarantor Senior Indebtedness or Indebtedness of a Restricted Subsidiary incurred in compliance with the covenant entitled "Limitation on Indebtedness";

          (e) Liens for taxes, assessments and governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (f) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof,

          (g) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, leases, government contracts and leases, performance and return of money bonds and other similar obligations, including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

          (h) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

          (i) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

          (j) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

          (k) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of the Subsidiaries;

          (l) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting their production against fluctuations in oil or natural gas prices, and Liens securing obligations under any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement entered into in the ordinary course of business and designed to protect against or manage the Company's or any of its Restricted Subsidiaries' exposure to fluctuation in foreign currency rates;

          (m) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (n) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

          (o) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

          (p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

          (q) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Senior Subordinated Indenture;

          (r) Liens on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

          (s) Liens on pipeline or pipeline facilities which arise out of operation of law;

          (t) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

          (u) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

          (v) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of Property or services, and in the aggregate do not materially adversely affect the value of Property of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such Properties for the purposes for which such Properties are held by the Company or any Restricted Subsidiaries;

          (w) Liens securing Non-Recourse Indebtedness; provided, however, that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired by the Company with the proceeds of such Non-Recourse Indebtedness, all improvements, additions and accessions thereto and all proceeds thereof;

          (x) purchase money Liens; provided, however, that (i) the related purchase money Indebtedness shall not be secured by any Property of the Company or any Restricted Subsidiary other than the Property so acquired, all improvements, additions and accessions thereto and all proceeds thereof and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition; and

          (y) Liens securing Acquired Indebtedness, provided that any such Lien extends only to the Properties that were subject to such Lien prior to the related acquisition by the Company or such Restricted Subsidiary, all improvements, additions and accessions thereto and all proceeds thereof, and was not created, incurred or assumed in contemplation of such transaction;

Notwithstanding anything in clauses (a) through (y) of this definition, the term "Permitted Liens" does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

     "Permitted Subsidiary Indebtedness" means any of the following:

          (i) Indebtedness of any Restricted Subsidiary under one or more bank credit or revolving credit facilities (and "refinancings" thereof) in an amount at any one time outstanding not to exceed the Maximum Credit Amount (in the aggregate for all Restricted Subsidiaries and the Company, pursuant to clause (i) of the definition of "Permitted Indebtedness");

          (ii) Indebtedness of any Restricted Subsidiary outstanding on the Issue Date;

          (iii) obligations of any Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting the production of the Company and its Restricted Subsidiaries against fluctuations in oil or natural gas prices;

          (iv) the Senior Subordinated Guarantees, the Senior Guarantees and the Guarantees of the Existing Senior Notes and the Existing Notes (and any assumption of the obligations guaranteed thereby);

          (v) Indebtedness of any Restricted Subsidiary relating to guarantees by such Restricted Subsidiary of Permitted Indebtedness pursuant to clause
     (i) of the definition of "Permitted Indebtedness";

          (vi) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

          (vii) Indebtedness in respect of bid, performance or surety bonds issued for the account of any Restricted Subsidiary in the ordinary course of business (including obligations of the type described in clause (g) of the definition of the term "Permitted Liens"), including guarantees and letters of credit supporting such bid, performance, surety or other obligations (in each case other than for an obligation for money borrowed);

          (viii) Indebtedness of any Restricted Subsidiary to any other Restricted Subsidiary or to the Company;

          (ix) Indebtedness relating to guarantees by any Restricted Subsidiary permitted to be incurred pursuant to the "Limitation on Guarantees of Indebtedness by Subsidiaries" covenant;

          (x) any guarantee of Guarantor Senior Indebtedness or Indebtedness of a Foreign Subsidiary incurred in compliance with the "Limitation on Indebtedness" covenant;

          (xi) Indebtedness of any Restricted Subsidiary permitted under clauses
     (vi), (vii), (x) or (xiii) of the definition of "Permitted Indebtedness";
     and

          (xii) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by any Restricted Subsidiary of any Indebtedness of such Restricted Subsidiary, including any successive refinancings by such Restricted Subsidiary, so long as (x) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of such Subsidiary incurred in connection with such refinancing and (y) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether outstanding on or issued after the Issue Date, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Public Equity Offering" means an underwritten public offering for cash by the Company of its Qualified Capital Stock pursuant to a registration statement that has been declared effective by the Commission (other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

     "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the Senior Subordinated Indenture.

     "Sale/Leaseback Transaction" means, with respect to any Person, any direct or indirect arrangement pursuant to which properties or assets are sold or transferred by such Person or a Subsidiary of such Person and are thereafter leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

     "Senior Guarantees" means any guarantee of the Senior Notes by any Restricted Subsidiary.

     "Senior Indebtedness" means the principal of, premium, if any, and interest on any Indebtedness of the Company (including, in the case of the Credit Agreement, the Senior Notes and the Existing Senior Notes, interest accruing after the filing of a petition by or against the Company under any bankruptcy law, in accordance with and at the rate, including any default rate, specified with respect to such indebtedness, whether or not a claim for such interest is allowed as a claim after such filing in any proceeding under such bankruptcy law), whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Indebtedness" shall also include the Senior Note Obligations. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (a) Indebtedness evidenced by the Senior Subordinated Notes, (b) Indebtedness that is expressly subordinate or junior in right of payment to any Senior Indebtedness of the Company, (c) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11 United States Code, is by its terms without recourse to the Company,
(d) any repurchase, redemption or other obligation in respect of Redeemable Capital Stock of the Company, (e) to the extent it might constitute Indebtedness, any liability for federal, state, local or other taxes owed or owing by the Company, (f) Indebtedness of the Company to a Subsidiary of the Company or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, and (g) that portion of any Indebtedness of the Company which at the time of issuance is issued in violation of the Senior Subordinated Indenture (but, as to any such Indebtedness, no such violation shall be deemed to exist for purposes of this clause (g) if the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of counsel unqualified in all material respects of independent legal counsel, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon a certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of the Senior Subordinated Indenture); provided that the foregoing exclusions shall not affect the priorities of any Indebtedness arising solely by operation of law in any case or proceeding or similar event described in clause (a), (b) or (c) of the second paragraph of "-- Subordination."

     "Senior Note Obligations" means all monetary obligations of every nature of the Company or a Restricted Subsidiary, including without limitation, obligations to pay principal and interest, fees, expenses and indemnities, from time to time owed to the holders or the trustee in respect of the Senior Notes and the Existing Senior Notes.

     "Senior Notes" means (i) the 7 5/8% Senior Notes due 2005 of the Company issued pursuant to the Indenture, dated as of July 8, 1998, between the Company, as issuer, OEI Louisiana, as subsidiary guarantor, and Norwest Bank Minnesota, National Association, as trustee, as amended and supplemented from time to time, and (ii) the 8 1/4% Senior Notes due 2018 of the Company issued pursuant to the Indenture, dated as of July 8, 1998, between the Company, as issuer, OEI Louisiana, as subsidiary guarantor, and Norwest Bank Minnesota, National Association, as trustee, as amended and supplemented from time to time.

     "Senior Subordinated Guarantee" means any guarantee of the Senior Subordinated Notes by (i) any Subsidiary Guarantor in accordance with the provisions set forth in "-- Senior Subordinated Guarantees" and (ii) any Restricted Subsidiary in accordance with the provisions set forth in the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant.

     "Senior Subordinated Make-Whole Premium" means, in connection with any optional redemption of any Senior Subordinated Note prior to the Five-Year Date, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal of such Senior Subordinated Note being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) and premium that would have been payable in respect of such dollar if such redemption had been made on the Five-Year Date, determined by discounting, on a semiannual basis, such principal, interest and premium at a rate equal to the sum of the Treasury Yield (determined on the business day immediately preceding the date of such redemption) plus 0.45% per annum, from the respective dates on which such principal, interest and premium would have been payable if such redemption had been made on the Five-Year Date, over (ii) the aggregate principal amount of such Senior Subordinated Notes being redeemed.

     "Senior Subordinated Note Obligations" means any principal of, premium, if any, and interest on, and any other amounts (including, without limitation, any payment obligations with respect to the Senior Subordinated Notes as a result of any Asset Sale, Change of Control or redemption) owing in respect of, the Senior Subordinated Notes payable pursuant to the terms of the Senior Subordinated Notes or the Senior Subordinated Indenture or upon acceleration of the Senior Subordinated Notes.

     "Significant Subsidiary" means any Restricted Subsidiary the consolidated assets of which comprise in excess of 5% of Adjusted Consolidated Net Tangible Assets (as shown in the most recent audited consolidated balance sheet of the Company and its Subsidiaries).

     "Stated Maturity" means, when used with respect to any Senior Subordinated Note or any installment of interest thereon, the date specified in such Senior Subordinated Note as the fixed date on which the principal of such Senior Subordinated Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Senior Subordinated Notes.

     "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

     "Subsidiary Guarantor" means (i) OEI Louisiana, (ii) each of the Company's Restricted Subsidiaries that becomes a guarantor of the Senior Subordinated Notes in compliance with the provisions described under "-- Senior Subordinated Guarantees" or the provisions of the "Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" covenant and (iii) each of the Company's Subsidiaries executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the Senior Subordinated Indenture and to guarantee on an unsubordinated basis the payment of the Senior Subordinated Notes pursuant to the provisions described under "-- Senior Subordinated Guarantees."

     "Treasury Yield" means, in connection with the calculation of any Senior Subordinated Make-Whole Premium on any Senior Subordinated Note, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar data)) equal to the then remaining period of time until the Five-Year Date; provided that if no United States Treasury security is available with such a constant maturity and for which a closing yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the closing yields of United States Treasury securities for which such yields are given, except that if the remaining period of time until the Five-Year Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

     "Unrestricted Subsidiary" means (i) Havre Pipeline Company, LLC and Lion GPL, S.A., (ii) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below and (iii) any Subsidiary of an Unrestricted Subsidiary, in each case until such time as such Subsidiary is designated as a Restricted Subsidiary for purposes of the Senior Subordinated Indenture. The Board of Directors of the Company may designate any Subsidiary of the Company as an Unrestricted Subsidiary so long as (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary; (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Limitation on Restricted Payments" covenant (including as a Permitted Investment thereunder); and (d) such designation shall not result in the creation or imposition of any Lien on any of the Properties of the Company or any

Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Limitation on Liens" covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. Any such designation shall be deemed to be an Investment, as more particularly described in the definition of such term, above. The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company could incur $1.00 of additional Indebtedness (not including the incurrence of Permitted Indebtedness) under the first paragraph of the "Limitation on Indebtedness" covenant and (iii) if any of the Properties of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Limitation on Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (i) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (ii) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement, the Company has agreed, for the benefit of the holders of the Notes, at the Company's cost, to use its reasonable best efforts (i) to cause the Registration Statement to be declared effective under the Securities Act within 120 days of the Issue Date, (ii) to keep the Registration Statement effective until the closing of the Exchange Offer and (iii) to cause the Exchange Offer to be consummated within 180 days of the Issue Date. Promptly after the Registration Statement has been declared effective, the Company will offer the Exchange Notes in exchange for the surrender of the Old Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer has been mailed to the registered holders of the Old Notes. For each Old Note validly tendered to the Company pursuant to the Exchange Offer and not withdrawn by the holder thereof, the holder of such Old Note will receive an Exchange Note having a principal amount equal to the principal amount of such surrendered Old Note. Interest on each Exchange Note will accrue from the last date on which interest was paid on the Old Note surrendered in exchange therefor or, if no interest has been paid on such Old Note, from the Issue Date.

     Based on existing interpretations of the Securities Act by the staff of the Commission set forth in several no-action letters to third parties, and subject to the immediately following sentence, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and transferred by the holders thereof without further compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of Old Notes who is an affiliate of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the Commission set forth in the above-mentioned no-action letters; (ii) will not be able to tender its Old Notes in the Exchange Offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Old Notes unless such sale or transfer is made pursuant to an exemption from such requirements. The Company does not intend to seek its own no-action letter and there is no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Notes as it has in such no-action letters to third parties.

     Each holder of Old Notes (other than certain specified holders) who wishes to exchange Old Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company or a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any Exchange Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of the commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired the Notes for its own account as a result of market-making activities or other trading activities (a "Participating Broker-Dealer") must deliver a prospectus meeting the requirements of the Securities Act. The staff of the Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Registration Statement. Under the Registration Rights Agreement, the Company will be required to allow Participating Broker-Dealers to use the prospectus contained in the Registration Statement, for up to 180 days following the Exchange Offer, in connection with the resale of Exchange Notes received in exchange for Old Notes acquired by such Participating Broker-Dealers for their own account as a result of market-making or other trading activities.

     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, (ii) if for any reason the Registration Statement is not declared effective within 120 days following the Issue Date or the Exchange Offer is not consummated within 180 days after the Issue Date, (iii) upon the request of the Initial Purchasers in certain circumstances or (iv) if a holder of Old Notes is advised by counsel that it is not permitted by federal securities laws or Commission policy to participate in the Exchange Offer or does not receive fully tradeable Exchange Notes pursuant to the Exchange Offer, the Company will, in lieu of effecting (or, in the case of such a request by the

Initial Purchasers, in addition to effecting) the registration of the Exchange Notes pursuant to the Registration Statement, (i) as promptly as practicable, file with the Commission the Shelf Registration Statement covering resales of the Old Notes, (ii) use its reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act no later than 180 days after the Issue Date and (iii) use its reasonable best efforts to keep effective the Shelf Registration Statement until two years after its effective date or until all of the Old Notes covered by such Shelf Registration Statement have been sold. In the event of the filing of the Shelf Registration Statement, the Company will provide to each holder of Old Notes copies of the prospectus which is a part of the Shelf Registration Statement and notify each such holder when the Shelf Registration Statement has become effective. A holder of Old Notes that sells such Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each holder of Old Notes will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement in order to have its Old Notes included in the Shelf Registration Statement and to benefit from the provisions regarding the increase in the interest rate borne by the Old Notes described in the second succeeding paragraph.

     The Company may require, as a condition to including the Old Notes of any holder in the Shelf Registration Statement, that such holder furnish to the Company a written agreement to the effect that such holder agrees to comply with and be bound by the provisions of the Registration Rights Agreement. In that regard, each holder of Old Notes registered under the Shelf Registration Statement (and each Participating Broker-Dealer, in the case of the Registration Statement) will be deemed to have agreed that, upon receipt of notice from the Company of (i) the occurrence of any event or the discovery of any fact that makes any statement in the prospectus that is a part of the Shelf Registration Statement (or, in the case of Participating Broker-Dealers, the prospectus that is a part of the Registration Statement) untrue in any material respect or that requires the making of any changes in such prospectus in order to make the statements therein not misleading or (ii) the Company's determination, in its reasonable judgment, upon advice of counsel, as authorized by its Board of Directors, that the continued effectiveness and useability of the Shelf Registration Statement (or the Registration Statement, as the case may be) would
(x) require the disclosure of material information, which the Company has a bona fide business reason for preserving as confidential, or (y) interfere with any financing, acquisition, corporate reorganization or other material transaction involving the Company or any of its subsidiaries, such holder (or Participating Broker-Dealers, as the case may be) will suspend the disposition of Old Notes pursuant to such prospectus until (A) the Company has amended or supplemented such prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented prospectus to such holder (or Participating Broker-Dealer, as the case may be) or (B) the Company has given notice in writing to such holder (or Participating Broker-Dealer, as the case may be) that the use of such prospectus may be resumed. The Company shall extend the relevant period referred to above during which it is required to keep effective the Shelf Registration Statement (or the period during which Participating Broker-Dealers are entitled to use the prospectus included in the Registration Statement in connection with the resale of Exchange Notes, as the case may be) by the number of days during the period and including the date of the giving of such notice to and including the date when holders shall have received copies of the supplemented or amended prospectus necessary to permit dispositions of the Notes or the date on which the Company has given notice that the use of such prospectus may be resumed, as the case may be.

     In the event that (i) the Registration Statement is not declared effective on or prior to the 120(th) day following the Issue Date, (ii) the Exchange Offer is not consummated or a Shelf Registration Statement with respect to the Old Notes is not declared effective on or prior to the 180(th) day following the Issue Date or (iii) any required Registration Statement or Shelf Registration Statement is filed and declared effective but shall thereafter either be withdrawn by the Company or becomes subject to an effective stop order suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (i) through (iii) above, a "Registration Default"), the interest rate borne by the Old Notes shall be increased by .25% per annum upon the occurrence of each Registration Default, which rate will increase by an additional .25% per annum if such Registration Default has not been cured within 90 days after the occurrence thereof and continuing until all Registration Defaults have been cured, provided that the aggregate amount of any such increase in the interest rate on the Old Notes shall in no event exceed .50% per annum; and provided, further, that if the Registration Statement is not declared effective on or prior to the 120(th) day following the Issue Date and the Company shall request holders of Old Notes to provide the information called for by the Registration Rights Agreement for inclusion in the Shelf Registration Statement, then Old Notes owned by holders who do not deliver such information the Company or who do not provide comments on the Shelf Registration Statement when required pursuant to the Registration Rights Agreement will not be entitled to any such increase in the interest rate for any day after the 180(th) day following the Issue Date. Following the cure of all Registration Defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

     The Registration Rights Agreement is governed by, and construed in accordance with, the laws of the State of New York. The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a form of which is available upon request to the Company. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the Commission is not intended to constitute legal advice and prospective investors should consult their own legal advisors with respect to such matters.

                         BOOK ENTRY; DELIVERY AND FORM

     Each of the Old Notes were initially represented in the form of a single Global Old Note. The Global Old Notes were deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustees pursuant to the FAST Balance Certificate Agreement between DTC and the Trustees. Each of the Exchange Notes will be issued in the form of a single Global Exchange Note. The Global Exchange Notes will be deposited on the original date of issuance of the Exchange Notes with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC.

     DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. QIBs may elect to hold Notes through DTC. QIBs who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

     The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of beneficial ownership therein will be effected only through, records maintained by DTC (with respect to the interest of the Participants), the Participants and the Indirect Participants.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indentures and the Notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated securities, and will not be considered the owners or holders thereof under the Indentures for any purpose, including with respect to giving of any directions, instruction or approval to the applicable Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system or to otherwise take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Accordingly, each QIB owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such QIB is not a Participant or an Indirect Participant, on the procedures of the Participant through which such QIB owns its interest, to exercise any rights of a holder of Notes under the Indentures or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of holders of Notes or a QIB that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participant would authorize QIBs owning through such Participants to take such action or would otherwise act upon the instruction of such QIBs. Neither the Company nor the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes or for any other matter relating to the actions or procedures of DTC.

     Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustees to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the applicable Indenture. Under the terms of the Indentures, the Company and the Trustees may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustees have or will have any responsibility or liability for the payment of such amounts to beneficial owners of interest in the Global Note (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of DTC. The Company expects that payments by the Participants and the Indirect Participants to the beneficial owners of interests in the Global Note will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the applicable Trustee, exchange such beneficial interest for Notes in the form of certificated securities. Upon any such issuance, the applicable Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). If (i) DTC notifies the Company in writing that it is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustees in writing that it elects to cause the issuance of Notes in the form of certificated securities under the respective Indentures, then, upon surrender by the registered owner or holder of a Global Note (a "Global Note Holder") of its Global Note, Notes in such form will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of the related Notes.

     Neither the Company nor the Trustees will be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of the related Notes, and each such Person may conclusively rely on, and will be protected in relying on, instructions from such Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, has opined that the following discussion summarizes certain material United States federal income tax considerations generally applicable to purchasers of the Notes. The federal income tax considerations set forth below are based upon currently existing provisions of the Code (the "Code"), applicable final, temporary and proposed Treasury Regulations ("Treasury Regulations"), judicial authority, and current administrative rulings and pronouncements of the Internal Revenue Service (the "Service" or the "IRS"). There can be no assurance that the Service will not take a contrary view, and no ruling from the Service has been, or will be, sought on the issues discussed herein. Legislative, judicial, or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences discussed below. This discussion applies only to a person who is
(i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (x) the administration over which a U.S. court can exercise primary supervision and (y) all of the substantial decisions of which one or more U.S. persons have the authority to control (a "U.S. Holder").

     The summary is not a complete analysis or description of all potential federal tax considerations that may be relevant to, or of the actual tax effect that any of the matters described herein will have on, particular U.S. Holders, and does not address foreign, state, local or other tax consequences. This summary does not purport to address special classes of taxpayers (such as S corporations, mutual funds, insurance companies, financial institutions, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, broker-dealers and tax-exempt organizations) who are subject to special treatment under the federal income tax laws, or persons that hold Old Notes or Exchange Notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Furthermore, estate and gift tax consequences are not discussed herein.

     The discussion assumes that the Old Notes and Exchange Notes will be held as capital assets within the meaning of section 1221 of the Code.

     PERSONS CONSIDERING THE ACQUIRING, HOLDING, AND DISPOSING OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

THE REGISTERED EXCHANGE OFFER

     Pursuant to the Treasury Regulations, the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a significant modification of the terms of the Old Notes and, accordingly, such exchange will be treated as a "non-event" for federal income tax purposes. Therefore, such exchange will have no federal income tax consequences to U.S. Holders of Old Notes. The holding period of an Exchange Note will include the holding period of the Old Note for which it was exchanged; the basis of an Exchange Note will be the same as the basis of the Old Note for which it was exchanged; and each U.S. Holder of Notes will continue to be required to include interest on the Notes in its gross income in accordance with the rules described below or its method of accounting for federal income tax purposes, whichever is applicable.

PAYMENT OF INTEREST

     Interest on an Old Note or an Exchange Note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder's method of accounting for United States federal income tax purposes.

     With respect to the Old Notes, the Company is obligated under the Indentures to pay additional interest amounts upon the occurrence of a Registration Default ("Additional Interest"). Under the Treasury

Regulations, certain contingent payments on debt instruments (like the Additional Interest amounts payable upon the occurrence of a Registration Default) must be accrued into gross income by a holder (regardless of such holder's method of accounting). However, any payment subject to a remote or incidental contingency (i.e., there is a remote likelihood that the contingency will occur or the potential amount of the contingent payment is insignificant relative to the total expected amount of remaining payments) is not treated as a contingent payment and is ignored until payment, if any, is actually made. The determination of whether a contingency is remote or incidental is made as of the issue date. The Company intends to take the position that the Additional Interest payments resulting from a Registration Default are subject to a remote or incidental contingency. Accordingly, any Additional Interest payments resulting from a Registration Default should be includable in the income of a U.S. Holder in accordance with such holder's method of accounting for United States federal income tax purposes.

EFFECT OF CHANGE OF CONTROL OR OPTIONAL REDEMPTION

     Upon a Change of Control, the Company is required to offer to redeem all outstanding Notes for a price equal to 101% of the principal amount thereof plus accrued and unpaid interest. Under the Treasury Regulations, such change of control redemption requirements will not affect the yield or maturity date of the Notes unless, based on all the facts and circumstances of the Issue Date, it was more likely than not that such a change of control giving rise to the redemption would occur. The Company will not treat the respective change of control redemption provisions of the Notes as affecting the calculation of the yield to maturity of any Note.

     The Company, at its option, may redeem part or all of the Notes at the times and for the amounts described in "Description of Senior
Notes -- Redemption -- Optional Redemption" and "Description of Senior Subordinated Notes -- Redemption -- Optional Redemption," respectively. The Treasury Regulations provide that for purposes of calculating the yield to maturity of a debt instrument, an issuer will be treated as exercising any option if its exercise would lower the yield of the debt instrument. However, any redemption of the Notes at the optional redemption prices would increase the effective yield of such Notes as calculated from the date of issuance. The Company does not currently intend to exercise such redemption option on any of the Notes and in accordance with the Treasury Regulations, as of the date of issuance of the Notes, the optional redemption provisions will not be taken into account in calculating the yield to maturity of the Notes.

MARKET DISCOUNT

     If a U.S. Holder purchases a Note for less than the stated redemption price at maturity (the sum of all payments on the Note other than qualified stated interest), the difference is considered "market discount," unless such difference is de minimis. Qualified stated interest is defined in the Treasury Regulations generally as stated interest that is unconditionally payable in cash or in property at least annually at a single fixed rate. A discount will be considered de minimis if it is less than one-fourth ( 1/4) of one percent of the issue price of the debt instrument multiplied by the number of complete years to maturity. Under the market discount rules, any gain realized by the U.S. Holder on the sale, exchange, retirement or other disposition of a Note having "market discount," as well as on any partial principal payment made with respect to such Note, will be treated as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note on or prior to the time of such payment or disposition. An overview of the rules concerning the calculation of "accrued market discount" is set forth in the paragraph immediately below. In addition, a U.S. Holder of such Note may be required to defer the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a Note.

     Any market discount will accrue ratably from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects, irrevocably, to accrue market discount on a constant interest rate method. The constant interest rate method generally accrues interest at times and in amounts equivalent to the result which would have occurred had the market discount been original issue discount computed from the U.S. Holder's acquisition of the Note through the maturity date. The election to accrue market discount on a constant interest rate method may be made separately as to each Note held by the U.S. Holder. Accrual of market discount will not cause the accrued amounts to be included currently in a U.S. Holder's taxable income, in the absence of a disposition of, or principal payment on, the Note. However, a U.S. Holder of a Note may elect to include market discount in income currently as it accrues on either a ratable or constant interest rate method. In such event, interest expense relating to the acquisition of a Note which would otherwise be deferred would be currently deductible to the extent otherwise permitted by the Code. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service. Accrued market discount which is included in a U.S. Holder's gross income will increase the adjusted tax basis of the Note in the hands of the U.S. Holder.

AMORTIZABLE BOND PREMIUM

     If a U.S. Holder acquires a Note for an amount which is greater than the sum of all amounts payable at maturity (other than payments of qualified stated interest), such holder will be considered to have purchased such Note with "amortizable bond premium" equal to the amount of such excess. The U.S. Holder may elect to amortize the premium, using a constant yield method (employing six-month compounding), over the period from the acquisition date to the maturity date of the Note. The "amount payable at maturity" will be determined as of an earlier call date, using the call price payable on such earlier date, if the combination of such earlier date and call price will produce a smaller amortizable bond premium than would result from using the scheduled maturity date and its amount payable. If an earlier call date is used and the Note is not called, the Note will be treated as having matured on such earlier call date and then as having been reissued on such date for the amount so payable. Amortized amounts may be offset only against interest payments due under the Notes and will reduce the U.S. Holder's adjusted tax basis in the Notes to the extent so used.

     Once made, an election to amortize and offset interest on bonds, such as the Notes, will apply to all bonds in respect of which the election was made that were owned by the taxpayer on the first day of the taxable year to which the election relates and to all bonds of such class or classes subsequently acquired by such taxpayer. Such election may only be revoked with the consent of the Service. If a U.S. Holder of a Note does not elect to amortize the premium, the premium will decrease the gain or increase the loss which would otherwise be recognized upon disposition of the Note. Holders of Notes with amortizable bond premium should consult their tax advisors regarding recently finalized Treasury Regulations promulgated under Code Section 171 in connection with amortizable bond premium.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     Upon the sale, exchange or retirement (including redemption) of a Note, other than the exchange of an Old Note for an Exchange Note, a U.S. Holder of a Note generally will recognize gain or loss in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale, exchange or retirement of the Note (other than in respect of accrued and unpaid interest on the Note, which such amounts are treated as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal the amount paid for such Note, increased by the amount of original issue discount, if any, on the Note previously included in such Holder's income, and reduced by any payments (other than payments of qualified stated interest) previously made on such Note. Such gain or loss generally will be capital gain or loss, except to the extent of any accrued market discount (see "-- Market Discount" above), and will generally be long-term capital gain taxable at a rate of 20% if the Note is held for more than 12 months, and short-term capital gain taxable at ordinary income tax rates if the Note is held for 12 months or less. Subsequent to December 31, 2000, subject to certain limitations, the capital gain rate would be reduced to 18% if a Note has been held for more than five years. The deductibility of capital losses is subject to limitations.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to interest payments on the Notes made to U.S. Holders other than certain exempt recipients (such as corporations) and to proceeds realized by such U.S. Holders on dispositions of Notes. A 31% backup withholding tax will apply to such amounts only if the U.S. Holder: (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividend income, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a refund or as a credit against such U.S. Holder's federal income tax liability, provided that the required information is furnished to the Service. U.S. Holders of Notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until December 22, 1998, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letters of Transmittal state that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker-dealers, and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The financial statements as of December 31, 1996 and 1997 and each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report.

                        INDEPENDENT PETROLEUM ENGINEERS

     Information relating to the estimated proved reserves of oil and gas and the related estimates of future net cash flows and present values of future net revenues thereof at December 31, 1997 included or incorporated herein and in the notes to the financial statements of the Company have been prepared by Netherland, Sewell & Associates, Inc., Ryder Scott Company and McDaniel & Associates, Inc., independent petroleum engineers.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 or may be obtained on the Internet at http://www.sec.gov. Copies can be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is traded on the New York Stock Exchange and, as a result, the periodic reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        a. The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

        b. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

        c. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

        d. The Company's Joint Proxy Statement/Prospectus for February 27, 1998;

        e. The Company's Supplement to the Joint Proxy Statement/Prospectus, dated March 13, 1998;

        f. The Company's Current Report on Form 8-K, filed February 19, 1998;

        g. The Company's Current Report on Form 8-K, filed March 3, 1998;

        h. The Company's Current Report on Form 8-K, filed March 31, 1998;

        i. The Company's Current Report on Form 8-K, filed May 6, 1998; and

        j. The Company's Current Report on Form 8-K, filed May 29, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS, OCEAN ENERGY, INC., 1201 LOUISIANA, SUITE 1400, HOUSTON, TEXAS 77002, (713) 420-1000.

                     GLOSSARY OF CERTAIN OIL AND GAS TERMS

     The following are abbreviations and definitions of terms commonly used in the oil and gas industry and this Prospectus. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base of the state or area in which the reserves are located and at 60 degrees Fahrenheit. BOEs are determined using the ratio of six Mcf of natural gas to one Bbl of oil.

     "Bbl" means a barrel of 42 U.S. gallons of oil.

     "Bcf" means billion cubic feet of natural gas.

     "BOE" means barrels of oil equivalent.

     "Btu" or "British Thermal Unit" means the quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

     "BBtu" means one billion British Thermal Units.

     "Completion" means the installation of permanent equipment for the production of oil or gas.

     "Condensate" means a hydrocarbon mixture that becomes liquid and separates from natural gas when the gas is produced and is similar to oil.

     "Development drilling" involves evaluating deeper untested sands classified as exploratory while developing a shallower known reservoir.

     "Development well" means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

     "Exploration drilling" is undertaken to find and produce oil or gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir or to extend a known reservoir.

     "Exploration well" means a well drilled to find commercially productive hydrocarbons in an unproved area or to extend significantly a known oil or natural gas reservoir.

     "Gross," when used with respect to acres or wells, refers to the total acres or wells in which the Company has a working interest.

     "MBbls" means thousands of barrels of oil.

     "MBOE" means a thousand barrels of oil equivalent.

     "Mcf" means thousand cubic feet of natural gas.

     "Mcfe" means a thousand cubic feet equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas so that 1/6 of a barrel of oil, condensate or natural gas liquids is referred to as one thousand cubic feet of natural gas equivalent or one Mcfe.

     "MMBbls" means millions of barrels of oil.

     "MMBOE" means million barrels of oil equivalent.

     "MMBtu" means one million British Thermal Units.

     "MMcf" means million cubic feet of natural gas.

     "Net" when used with respect to acres or wells, refers to gross acres of wells multiplied, in each case, by the percentage working interest owned by the Company.

     "Net production" means production that is owned by the Company less royalties and production due others.

     "NYMEX" means New York Mercantile Exchange.

     "Oil" means crude oil or condensate.

     "Operator" means the individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     "Present Value of Future Net Revenues" or "Present Value of Proved Reserves" means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with Commission guidelines, net of estimated production and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, and discounted using an annual discount rate of 10%.

     "Project" means a proposal to add a producing completion of oil or gas. A proposal may vary in range from work authorized to be performed to proposals that are founded in geologic and engineering principles yet require further research before funds are authorized.

     "Proved developed reserves" means reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery will be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

     "Proved reserves" means the estimated quantities of oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (iii) Estimates of proved reserves do not include the following: (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (B) oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (D) oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

     "Proved undeveloped reserves" means reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     "Recompletion" means the completion for production of an existing well bore in another formation from that in which the well has been previously completed.

     "Reserves" means proved reserves.

     "Royalty" means an interest in an oil and gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     "Spud" means to start (or restart) drilling a new well.

     "3-D seismic" means seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

     "Waterflood" means the injection of water into a reservoir to fill pores vacated by produced fluids, thus maintaining reservoir pressure and assisting production.

     "Working interest" means an interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce oil and gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations. The share of production to which a working interest owner is entitled will always be smaller than the share of costs that the working interest owner is required to bear, with the balance of the production accruing to the owners of royalties. For example, the owner of a 100% working interest in a lease burdened only by a landowner's royalty of 12.5% would be required to pay 100% of the costs of a well but would be entitled to retain 87.5% of the production.

     "Workover" means operations on a producing well to restore or increase production.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE INITIAL PURCHASERS OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION TO BUY, THE NOTES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Disclosure Regarding Forward-Looking
  Statements..........................   iii
Prospectus Summary....................     1
Risk Factors..........................    15
The Exchange Offer....................    22
Use of Proceeds.......................    31
Capitalization........................    31
Selected Historical Financial and
  Operating Data......................    32
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    34
Business..............................    44
Management............................    60
Description of New Credit Facility....    64
Description of Senior Notes...........    65
Description of Senior Subordinated
  Notes...............................    80
Exchange Offer; Registration Rights...   118
Book Entry; Delivery and Form.........   120
Certain Federal Income Tax
  Considerations......................   122
Plan of Distribution..................   125
Legal Matters.........................   125
Independent Public Accountants........   125
Independent Petroleum Engineers.......   126
Available Information.................   126
Incorporation of Certain Documents By
  Reference...........................   126
Glossary of Certain Oil and Gas
  Terms...............................   G-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $500,000,000
                               OFFER TO EXCHANGE

                               OCEAN ENERGY LOGO
                              7 5/8% SENIOR NOTES
                               DUE 2005, SERIES B
                       FOR ALL OUTSTANDING 7 5/8% SENIOR
                            NOTES DUE 2005, SERIES A

                              8 1/4% SENIOR NOTES
                               DUE 2018, SERIES B
                       FOR ALL OUTSTANDING 8 1/4% SENIOR
                            NOTES DUE 2018, SERIES A

                        8 3/8% SENIOR SUBORDINATED NOTES
                               DUE 2008, SERIES B
                       FOR ALL OUTSTANDING 8 3/8% SENIOR
                     SUBORDINATED NOTES DUE 2008, SERIES A

                                ----------------

                                   PROSPECTUS
                                ----------------
                               SEPTEMBER 21, 1998
------------------------------------------------------
------------------------------------------------------